Form 10-K, Exhibit 13
MLX CORP /MI
filed 1994-03-29
CIK 64247

COVER

[DESCRIPTION]
GRAPHIC #1: Artwork - MLX Logo


1993 ANNUAL REPORT         MLX CORP.

CORPORATE PROFILE
Formed as a result of a reorganization in 1984, MLX Corp is today a publicly held company owned by an estimated 11,000 beneficial shareholders. MLX owns and manages the S.K. Wellman group of specialty friction materials businesses and seeks to diversify and grow by expanding internally and acquiring other businesses with a similar strategy. MLX has a federal net operating loss carryforward exceeding $300 million to offset federal taxable income from its investments.
    The S.K. Wellman subsidiaries are engaged in the global design and manufacture of specialty friction and related products intended for use in extremely demanding environments. Wellman produces friction components under very precise tolerances for use in brake, clutch and transmission applications in heavy equipment, farm machinery, military equipment, recreational vehicles, trains and over the road trucks as well as brake applications for commercial and military aircraft. Wellman participates in both the original equipment and replacement markets and relies on an extensive research and development and engineering staff to continually provide improved products and performance to its Fortune 500 and international customers.


Table of contents

Financial Highlights                         1
Letter to Shareholders                       2
About S.K. Wellman                           4
Five Year Financial Review                   6
Management's Discussion and Analysis         7
Consolidated Financial Statements and Notes 10
Report of Independent Auditors              23
Corporate Data                              24
The Year In Review                         IBC

                               FINANCIAL HIGHLIGHTS

                                            1993       1992       1991
                                        (in 000's except per share data)
Net Sales                                $ 57,036    $ 53,862   $ 50,714
Operating Earnings                          6,218       5,373      3,738
Interest Expense, net                      (2,100)     (2,612)   (3,399)
Earnings from Continuing Operations         2,039       1,385        57
Net Earnings                                5,666       5,509   (23,234)

Earnings per Share from Continuing Operations
  (Net of Dividends and Accretion on
     Preferred Stock)                    $   0.45    $   0.55  $   0.02

Long-Term Debt                             14,845      25,711    39,385
Shareholders' Equity (Deficit)              7,324      (1,844)  (14,252)

Earnings per share data have been restated to reflect the 1993 one for ten reverse stock split.

[DESCRIPTION]
GRAPHIC #2: (3) Bar Graphs: Revenues, in thousands; Net Tangible Shareholders' Equity, in thousands; Earnings from Continuing Operations, in thousands.


[FN]
*Includes intangible assets of the RACGroup
(discontinued as of December 31, 1991).

                             LETTER TO SHAREHOLDERS


     1993 was an outstanding year for your Company. We achieved a record annual sales level (excluding the discontinued operations), and in all areas of our business -- debt reduction, profits, asset management, new product development, quality, customer service levels and shareholder services -- we had a very active and productive year. Finally, and very importantly, we were able for the first time in over two years to turn our attention away from financial restructuring obligations and focus full time on operations and expansion opportunities.
     This focus, coupled with the performance of our S.K. Wellman operating team, has resulted in the numerous positive financial trends which you see displayed in graphs throughout this annual report.
     Our consolidated sales level in 1993 of $57.0 million is a record sales performance for the Company (excluding the discontinued operations). This represents an increase of $3.2 million or 5.9% over the 1992 performance. This was not a "one-quarter" phenomenon. Instead, it was a steady growth trend achieved through new product introductions, diversification and aggressive marketing. In fact, by year end we had exceeded comparable, prior-year quarterly sales for seven consecutive quarters. This revenue growth, combined with our on-going cost control and production efficiency efforts, enabled us to significantly improve our operating earnings performance in 1993. Our operating earnings level of $6.2 million in 1993 is an increase of 15.7% over that of 1992 and represents the fourth consecutive year of improvement in this measure. This achievement is an annualized growth rate of 31% in operating earnings since 1989.
     1993 also represented a significant turning point for MLX as we achieved an attractive, balanced capital structure after our numerous financial restructuring efforts which had gone on for years. As a result of the 1992 disposition of the unprofitable Refrigeration and Air Conditioning Group, the program to exchange Series A Preferred Stock for our Zero Coupon Bonds and on-going profitable operations, your Company was able to achieve positive net tangible shareholders' equity for the first time since MLX began active operations in 1986. At the same time, these efforts resulted in a consolidated debt level of only $14.8 million -- our lowest level since MLX began active operations.
     Also in 1993, we completed three transactions which were approved by our shareholders at our most recent annual meeting in June. First, effective June 25, 1993, we executed a one for ten reverse stock split coupled with a reincorporation of MLX as a Georgia corporation. This was designed to reduce our administrative costs for periodic reporting and to set the stage for relisting on the NASDAQ exchange. At this same time, we implemented certain shareholder-approved transfer restrictions on our common stock which are aimed at safeguarding our $339 million net operating loss carryforward which can be used to offset future taxes. Outside of our friction-related operating companies, this net operating loss carryforward is our most significant asset.

[DESCRIPTION]
GRAPHIC #3: (1) Bar Graph Chart: Long-Term Debt, in thousands, for years 1989 through 1993.

     We were pleased to report to you this year in our third quarter report to shareholders that we regained our listing on the NASDAQ Small Cap Market under the trading symbol "MLXR." This should provide you with a more active and efficient market for your share transactions. We hope to qualify for listing on the NASDAQ National Market System during 1994 which will further enhance our common stock listing.
     A large measure of our success in 1993, as in prior years, can be attributed to our operating team at S.K. Wellman headed up by Ron Grambo. Ron's 35 years of experience in the specialty friction business and the skill and motivation of his operating team represent a strong, strategic advantage enjoyed by S.K. Wellman.
     I am especially proud of the fact that we have achieved the attractive operating results of 1993 without relying on the nonrecurring effects of financial restructuring. Instead, I believe we have based these positive trends on a solid operating foundation -- including skilled operating personnel, a commitment to research and development, efficient production operations and a renewed focus on market responsiveness. This places us in a strong position to go forward. At the same time, we have strengthened our balance sheet and have addressed the financial exposures related to certain employee benefit plans.
     We expect to significantly increase our capital spending in 1994 with a goal of achieving additional production efficiencies and flexibilities as well as continuing expansion into new product areas at S.K. Wellman. We plan to continue to broaden our product lines and capabilities.
     In addition, we will continue to evaluate acquisition opportunities as they arise. We have developed specific criteria for this purpose and plan to critically evaluate target companies
- -- both within the specialty friction industry and in other areas.
     We are pleased to announce that in 1993 we added two new members to our board of directors. Both William Uhrig and Whitney Wagner are affiliated with Three Cities Research, Inc., a significant shareholder, and they bring a wealth of financial and strategic experience to our board.
     We hope that you are as pleased with the 1993 operating results as we are here at MLX, and we thank you for your continued support.


Sincerely,


[SIGNATURE]
Name and Title: Brian R. Esher
Chairman, President and Chief Executive Officer
March 11, 1994

[DESCRIPTION]
GRAPHIC #4: (1) Bar Graph Chart: Latest Twelve Months Results, in thousands, showing Operating Earnings and Income Before
Extraordinary Item.

[DESCRIPTION]
GRAPHIC #5: Photo and Caption: Thomas C. Waggoner (left), Brian R. Esher (center) and Ronald E. Grambo (right)

                             S. K. WELLMAN

     S.K. Wellman is a leading global designer and manufacturer of high-energy friction materials and related products. The Company operates manufacturing plants in Brook Park, Ohio; LaVergne, Tennessee; and Orzinuovi, Italy and a remanufacturing facility in Concord, Ontario. The Company is headquartered in Solon, Ohio where it has an extensive research and development and administrative facility.
    S.K. Wellman supplies its products to world-class manufacturers in the construction, aircraft, farming, transportation, logging and mining industries. It also sells its products under the "Velvetouch" brand to rebuilders and other users through an extensive distribution network which sells and supports the Company's products in over 30 countries around the world.
     In 1994 S.K. Wellman is celebrating its 70th year of providing high- performance friction materials to its customers. Throughout the years, the Company has built a solid reputation of providing quality and innovation in products used in brakes, clutches, transmissions and other friction-related areas.
     Wellman has been successful because it has developed strategic, competitive advantages in certain critical areas. These include research and development, quality assurance, customer relations and engineering and production expertise.

[DESCRIPTION]
GRAPHIC #6: Photo and Caption: Employees at the LaVergne, Tennessee plant celebrate receiving the John Deere Supplier Quality
Certification Award. (L-R) Edna Young, Brenda Patterson,
Clarence Williams and Jim Fields.

RESEARCH AND DEVELOPMENT

     Research and development is a critical component of providing ever improving friction materials and products to solve customer needs. Wellman annually spends more than $3 million on research and development applications and manufacturing engineering and boasts a trained staff of 40 highly experienced team members in these areas. These professionals develop new friction materials to meet specific application demands, develop cost-efficient manufacturing processes and work with our customers to plan for the evolution of their product technology and assist them in finding solutions to their needs.
     While all of the Wellman manufacturing locations include engineering and R&D support functions, the primary research and development effort takes place in the world headquarters facility in Solon, Ohio. Portions of this 50,000 square foot facility are specifically designed to house this research function --including testing bays where dynamometer equipment can simulate our product under application conditions and automatically capture and evaluate the test data. These dynamometers represent millions of dollars of capital investment dedicated to serving and supporting our customer application needs.

[DESCRIPTION]
GRAPHIC #7: (1) Bar Chart: R&D AND ENGINEERING EXPENDITURES, % of sales


QUALITY ASSURANCE

     Most of S.K. Wellman's major customers require periodic certifications of their principal suppliers to insure that both manufacturer and supplier are meeting a common quality objective. These certifications are conducted on-site and cover areas such as:
EDI Order Transfer                 Total Quality Management Employee
Training                           Continuous Improvement
Parts Traceability                 Production Planning
Just in Time Delivery Capability   Statistical Process Control
Engineering and Technical Support  Materials Control and Handling

     S.K. Wellman holds supplier quality certifications from world-class manufacturers such as Caterpillar Inc., Clark Hurth
Components Company, Deere & Company, B.F. Goodrich, and Ford New
Holland, Inc.

PARTNERSHIPS WITH CUSTOMERS

     The key to S.K. Wellman's success for 70 years is its dedication and focus on meeting customer needs and on providing our customers with continuous improvements in products and performance. Part of the Wellman strategy in this area includes being involved in active partnerships with its customers. To meet this objective, Wellman engineers are closely involved with customers at the concept stage and contribute ideas to the customer's product program. This cooperative role now extends to having our personnel involved on customer task forces to solve specific performance problems and develop test criteria. This can easily be a long-term commitment since many major product items require years in development and certification.

[DESCRIPTION]
GRAPHIC #8: Photo and Caption: Richard E. Dowell, Director of Organic R&D
(left) and Horst Becker, Director of Metallic R&D (right) examine dynamometer test results with Technician Ronald F. Fhay. (seated)


EXPERIENCED WELLMAN TEAM

     Our most valuable asset at S.K. Wellman is our team of skilled employees who year after year have dedicated themselves to our principles of customer satisfaction, continuous operational improvement and our relentless pursuit of technological breakthroughs in friction materials. This team includes an executive staff with a combined average experience of 18 years and a skilled hourly work force with an average tenure of over 9 years. This vast pool of expertise results in a continuous flow of new and innovative product solutions with the highest standards of quality and service excellence.

[DESCRIPTION]
GRAPHIC #9: Artwork: 70 Year Gold Banner


[DESCRIPTION]
GRAPHIC #10: Photo and Caption: The S.K. Wellman management team includes:
(seated L-R)  Ronald E. Grambo, Thomas W. Hites, James W. Feldhouse, Brian
R. Esher and Giovanni Cipolla. (standing L-R) Frederic A. Kowalcyk, Thomas C. Waggoner, Anthony M. Gambatese and Douglas O. Firman.

                                 FINANCIAL REVIEW
                          SELECTED FINANCIAL INFORMATION

Years ended December 31              1993    1992     1991     1990     1989
Operating Data
Net sales                        $57,036 $53,862  $50,714  $55,228   $55,981
Gross margin                      13,862  12,586   10,711   13,329    16,965
Operating expenses (excluding
  restructuring and other
  nonrecurring costs)              7,644   7,213    6,973    8,811     8,819
Operating earnings (loss)
  S.K. Wellman                     6,541   5,712    4,563    5,473     9,594
Corporate                           (323)   (339)    (825)    (955)   (1,448)
Restructuring and other
  nonrecurring costs                  --      --       --     (660)   (6,040)

  Total operating earnings         6,218   5,373    3,738    3,858     2,106
Interest expense, net             (2,100) (2,612)  (3,399)  (3,333)   (2,396)
Other income (expense)              (162)    367      (75)     331       (93)
Income taxes                      (1,917) (1,428)      (7)    (413)     (585)
Minority interests                    --    (315)    (200)    (310)     (680)
Earnings (loss) from
  continuing operatio              2,039   1,385       57      133    (1,648)
Discontinued operatio                 --      --  (23,291) (26,505)  (10,607)
Extraordinary gain on early
  retirement of debt               3,627   4,124       --       --        --
  Net earnings (loss)         $    5,666   5,509 $(23,234) (26,372) $(12,255)

Discontinued Operations
Net sales                     $      --  $    -- $333,279  $394,849  $405,988
Gross margin                         --       --   83,820    97,101   109,761
Operating expenses                   --       --  (81,090) (105,488)  (90,718)
Other expenses                       --       --  (17,086)  (18,118)  (29,650)
Loss on disposal                     --       --   (8,935)       --        --
Net loss from
  discontinued operations     $      --  $    -- $(23,291) $(26,505) $(10,607)
Financial Position

Working capital               $   8,990  $ 9,752 $ 10,331  $ 14,589  $ 13,856

Depreciation and amortization     2,671    3,421    3,622     3,396     3,158
Total assets                     33,761   33,128   41,718    47,945    46,562
Long-term liabilities            17,053   26,631   40,980    46,253    20,280
Minority interests                   --       --    2,045     1,845     1,724
Shareholders' equity (deficit)    7,324   (1,844) (14,252)    8,852    23,112
Per Share Data
Average common shares
  outstanding and dilutive
  options                         2,620    2,541    2,540     2,268     1,697
Earnings (loss) per share:
  Continuing operations        $   0.45  $  0.55 $   0.02  $   0.06  $  (0.97)
  Discontinued operations            --       --    (9.17)   (11.69)    (6.25)
Extraordinary gain on
    early retirement of debt       1.38     1.62       --        --        --
      Total                    $   1.83  $  2.17 $  (9.15) $ (11.63) $  (7.22)

Dollars in thousands (except earnings per share data)
Earnings per share data have been restated to reflect the 1993 one for ten reverse stock split.

              MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS
Basis of Presentation -- Effective June 25, 1993, MLX implemented a one for ten reverse stock split as approved by shareholders at the 1993 annual meeting of shareholders. Historical per share data in the consolidated financial statements and in the discussion below have been retroactively adjusted to reflect this reverse split.
 On March 19, 1992 MLX sold its investment in its Refrigeration and Air Conditioning Group (RAC Group). The RAC Group has been reported as a discontinued operation in accordance with APB Opinion No. 30. Accordingly, the results of continuing operations and balance sheet reported in the consolidated financial statements and discussed below are those of the consolidated group (MLX Corp. and the S.K. Wellman subsidiary) as it is now comprised.

1993 vs. 1992 -- Revenues for S.K. Wellman in 1993 were $57.0 million compared to a 1992 level of $53.9 million, an increase of 5.9%. This increase resulted principally from higher sales of transmission and clutch components for use in construction equipment, farm machinery and on-highway hauling vehicles. In addition, after-market sales increased by 15.4% compared to 1992 due to higher demand for sales for U.S. military applications and to export customers.
     1993 sales of aircraft brake components decreased by approximately 10.5% compared to 1992 due to lower mid-year demand from commercial airline customers.
      In addition, reported 1993 sales from the Italian plant, as expressed in U.S.dollars, decreased by $700,000, or 7.3%, compared to 1992. However, if the weighted average currency exchange rate for 1992 had remained constant in 1993, reported 1993 sales from this plant would have increased by $1.7 million, or 18%.
      The gross margin achieved in 1993 increased to 24.3% compared to 23.4% in 1992. This favorable result was due principally to improved efficiencies in production operations which offset the unfavorable shift in product mix away from higher margin commercial aircraft products.
     Consolidated selling, general and administrative expenses for 1993 rose by 6% to $7.6 million compared to $7.2 million in 1992. At S.K. Wellman, such expenses rose by a nominal amount to $6.3 million. At MLX Corp. charges in this area increased to $1.3 million (from $1.1 million in 1992) since 1992 had a nonrecurring credit of $675,000 resulting from a change in estimate in medical claim reserves which was partially offset by a charge of $450,000 for potential litigation and professional obligations.
     Consolidated interest expense dropped from $2.6 million in 1992 to $2.1 million in 1993. The interest incurred at S.K. Wellman rose to $1.7 million in 1993 (compared to $1.3 million in 1992) as a result of amounts borrowed to pay off the MLX senior term loan and the minority interest obligations. At MLX the interest charge dropped to $400,000 in 1993 (compared to $1.3 million in 1992) due to the pay off of the senior term loan and the exchange of certain of the Zero Coupon Bonds for Series A Preferred Stock.
     Included in the results for 1993 is an extraordinary gain from early retirement of debt of $3.6 million resulting from the exchange in the second quarter of Series A Preferred Stock and 1993 Variable Rate Notes for certain of the remaining Zero Coupon Bonds. The gain is reported net of a charge in lieu of federal income taxes of $1.9 million and is discussed in Note B of the Notes to Consolidated Financial Statements.
     Earnings applicable to common stock for 1993 have been reduced for dividend and accretion obligations on the Series A Preferred Stock issued as of December 31, 1992 and April 22, 1993.
     In 1993, the Company had earnings before extraordinary items of $2.0 million, $0.45 per share (net of obligations on the Series A Preferred Stock), and net income of $5.7 million, or $1.83 per share. In 1992, the Company had earnings before extraordinary item of $1.4 million, or $0.55 per share, and net income of $5.5 million, or $2.17 per share.
     The Company is able to offset substantially all of its federal taxable income with its pre-reorganization tax loss carryforwards and therefore has a federal tax liability only for Alternative Minimum Tax amounts. Accordingly, the charge in lieu of federal income taxes included in the statements of operations for the years ended December 31, 1993 and 1992 is not accruable or payable. These pro-forma charges for 1993 and 1992 (excluding the pro-forma charge provided for extraordinary gains) were $1.2 million and $1.1 million, respectively. The following table illustrates the effect of this pro-forma charge on the Company's earnings from continuing operations and earnings per share. There was no such pro-forma charge for 1991.

Dollars in thousands (except per share data)   1993     1992    1991
Earnings from Continuing Operations
  (before extraordinary item)                 $2,039   $1,385  $  57
Less Dividends and Accretion on
  Preferred Stock                               (873)      --     --
Plus Pro-forma Federal Tax Charge Not
  Due or Payable                               1,243    1,110     --
Total Earnings                                $2,409   $2,495  $  57
Total Earnings per Common Share               $ 0.92   $ 0.98  $0.02

1992 vs. 1991 -- Revenues for S.K. Wellman in 1992 were $53.9 million compared to revenues of $50.7 million for 1991, an increase of 6.3%. This increase resulted from higher sales of transmission products and from higher sales of clutch components used in on-highway hauling vehicles.
     These increases were partially offset by the scheduled termination of a military contract for providing aircraft brake components. Because of this termination, overall sales of aircraft components to both commercial and military applications were down by 5.2%.
     In addition, export sales of sintered discs from the Italian plant increased by 11% and the sales of cellulose fiber discs from the Italian plant continued to increase (20% over 1991 levels) consistent with a long-term trend in such sales.
     Margins at S.K. Wellman in 1992 increased to 23.4% compared to 21.1% in 1991. This improvement resulted from favorable shifts in product mix and from improved efficiencies in plant operations resulting in lower scrap rates, lower labor charges and higher production yields.
     Consolidated selling, general and administrative expenses for 1992 rose by 3.4% to $7.2 million compared to $7.0 million in 1991. At S.K. Wellman such expenses were $6.1 million (compared to $5.9 million in 1991). At MLX Corp., changes in estimates in medical claim reserves resulted in a credit to expense of $675,000 in 1992 while no such credit occurred in 1991. The expenses in 1992 also included a nonrecurring charge of $450,000 for potential legal and professional obligations.
     Consolidated interest expense in 1992 dropped to $2.6 million from $3.4 million in 1991. The interest incurred at S.K. Wellman in 1992 ($1.3 million) decreased from the 1991 amount of $1.9 million due to lower average borrowings. At MLX Corp., interest dropped from $1.5 million in 1991 to $1.3 million in 1992 due principally to the reduction in the effective accretion rate on the Zero Coupon Bonds.
     Included in the 1992 results is an extraordinary gain of $4.1 million resulting from the exchange (effective December 31, 1992) of Preferred Stock for Zero Coupon Bonds and MLX senior term loan as discussed in Note B of the Notes to Consolidated Financial Statements.
     In 1992, the Company had earnings before extraordinary item of $1.4 million or $0.55 per share and net income of $5.5 million or $2.17 per share. In 1991, the Company had net income from continuing operations of $57,000 or $0.02 per share.

FINANCIAL POSITION AND LIQUIDITY
    Consolidated working capital at December 31, 1993 was $9.0 million compared to $9.8 million at December 31, 1992. This decrease resulted from a continuing focus on lower inventory levels and the liability (reported as short-term) for dividends payable on Series A Preferred Stock.
     S.K. Wellman finances its operations with cash from operations and the use of a senior credit facility. In 1993 the Company successfully executed a new senior credit agreement with a new lender which extends through January 1997. During 1993, the proceeds from this facility were used to pay down certain obligations of MLX Corp. and to replace the previous senior facility and the two Industrial Revenue Bonds.
     The 1993 senior credit facility has three term components with varying amortization obligations through maturities ranging from July 1995 to January 1997. In addition, there is a revolving loan component with a limit of $7.2 million, subject to certain availability formulas, and an expiration date of January 1997.
  The amount available under the revolving loan facility at December 31, 1993 was $5.1 million which exceeded the amount outstanding on that date by $2.8 million. Management believes that the existing lending facilities provide adequate working capital resources for its anticipated needs in 1994.
     The 1993 senior credit facility limits cash dividends and loans which S.K. Wellman may make to MLX Corp. Under the most restrictive covenants, retained earnings in the amount of approximately $2 million were free from limitations on the payment of dividends to MLX Corp. at December 31, 1993.
     The Zero Coupon Bonds were originally issued in 1990 and were subsequently amended in connection with the sale of the RAC Group in 1992. As of the end of 1993, approximately 94.2% of these bonds had been exchanged for 1993 Variable Rate Notes and shares of Series A Preferred Stock. The remaining outstanding Zero Coupon Bonds mature in 2002 and require no payments of principal or interest until maturity except in very limited circumstances. Early redemption of the Bonds is at the Company's option.
     The Series A Preferred Stock was issued as of December 31, 1992 and April 22, 1993 and provides for dividend rates which commence at prime plus 2.5% (but not less than 9%) and escalate gradually to a peak of prime plus 7% (but not less than 14%) for all periods after January 1, 1999. The dividend rate at December 31, 1993 was 9%. Dividends accumulate in arrears unless paid, and the redemption of the Preferred Stock is solely at the option of the Company.
     The 1993 Variable Rate Notes were issued in April 1993 in exchange for certain of the Zero Coupon Bonds. The notes have an escalating interest rate feature (currently at 9%) and mature in 2002. The agreement governing the Notes requires that interest due on the Notes be paid (on a pro-rata basis) whenever dividends on the Series A Preferred Stock are paid.
     Effective December 31, 1992 the Company purchased the 13.7% minority interest in its S.K. Wellman subsidiary under the terms of the agreement. Notes were issued to the holders of such minority interests, and these notes were paid off in February and December 1993.
     The Company adopted Statement of Financial Accounting Standards No. 106 in the first quarter of 1993 on a prospective basis to account for certain retiree health benefits. The adoption of this standard is expected to increase annual benefit costs by approximately $27,000.

OTHER DATA
Capital Expenditures -- Capital expenditures in 1993 amounted to $1.8 million, all of which pertains to S.K. Wellman. These expenditures were made to improve quality control procedures, expand existing new production capabilities in other areas and to automate certain engineering design steps. In 1992, capital expenditures amounted to $1.1 million for capital projects which enhanced research and development capabilities, reduced scrap rates and increased worker safety.
There were no material commitments for capital expenditures outstanding at December 31, 1993. The expected level of capital expenditures for 1994 is approximately $2.5 million.
Seasonality -- Sales of S.K. Wellman generally do not follow a seasonal pattern. However, extended holiday shutdowns of major customer production sites can result in minor reductions in sales volume in the third and fourth quarters for the European operation and in the fourth quarter for the North American operation.
Backlog -- The backlog of unshipped orders for the ensuing three months (the period which generally represents a firm customer commitment) at December 31, 1993 was $13.0 million. At December
31, 1992, the backlog for such period was $12.2 million.
Employees -- At December 31, 1993 the Company had 511 employees compared to 483 at December 31, 1992. Approximately 213 are covered by collective bargaining agreements as of December 31, 1993.
Environmental Status -- In connection with the loan application procedures for the new senior lender, S.K. Wellman performed certain tests for environmental contamination for each of the three owned U.S. operating sites. These tests revealed minor surface contamination at one site and no other condition requiring remediation. In 1993 the Company removed this contaminated soil following specific disposal guidelines. Costs incurred in connection with the removal were not significant.
Market, Share Ownership and Dividend Information -- As of
December 31, 1993 (and commencing on August 30, 1993) the
Company's common shares were traded in the NASDAQ Small Cap
Market under the trading symbol "MLXR". From January 26, 1993 until August 30, 1993, the Company's shares were traded on the Domestic OTC Electronic Bulletin Board regulated by NASD.
Prior to that time and commencing on March 27, 1992, the Company's shares were traded on the NASDAQ Small Cap Market.
Prior to that date the Company's shares were traded on the NASDAQ
National Market.
      As of December 31, 1993 the Company estimated there were approximately 7,100 shareholders of record of its common stock.
In addition, the Company believes that there are approximately
3,100 shareholders whose shares are registered in names of nominees.
     In connection with the reverse stock split implemented in June 1993, approximately 3,200 shareholders who held fewer than 10 pre-split shares were eliminated as shareholders and given the right to redeem their shares at $1 each.
     MLX's current policy is to retain earnings to finance future growth and for debt repayment, and accordingly, does not expect to pay any cash dividends on its common stock in the foreseeable future. In addition, certain covenants relating to indebtedness of MLX and S.K. Wellman prohibit the payment of common stock cash dividends.

QUARTERLY DATA (Unaudited)

In thousands, except per share data   1st        2nd         3rd         4th
Net sales                        $  14,4628  $  14,143  $   13,892  $   14,573
Operating earnings                    1,534      1,452       1,717       1,515
Extraordinary gain on
  early retirement of debt               --      3,627          --          --
Net earnings                            375      4,221         672         398
Earnings applicable to
  common stockholders                   195      3,982         430         186
Net earnings per common share:
  Continuing operations          $     0.08  $    0.13  $     0.16  $     0.07
  Extraordinary gain on
    early retirement of debt             --       1.37          --          --
    Total                        $     0.08  $    1.50  $     0.16  $     0.07
Stock price range per
  common share                   $9.38-3.13 $9.38-5.00  $9.00-4.25  $5.75-4.13
Trading Volume                           73         45          64          55

1992
Net sales                        $   12,385  $  13,923 $    13,786  $   13,768
Operating earnings                      958      1,557       1,410       1,448
Extraordinary gain on
  early retirement of debt               --         --          --       4,124
Net earnings (loss)                     (36)       349         484       4,712

Earnings applicable to
  common stockholders                   (36)       349          484       4,712
Net earnings per common share:
  Continuing operations          $    (0.01)  $   0.14   $     0.19  $     0.23
Extraordinary gain on
  early retirement of debt               __          __         __        1.62
    Total                        $    (0.01)  $     0.14 $     0.19  $     1.85
Stock price range per
  common share                  $ 8.80-2.50  $5.00-1.90 $4.10-1.90  $5.00-3.40
Trading Volume                          N/A         N/A        N/A          96

                           CONSOLIDATED BALANCE SHEETS

MLX Corp. and Subsidiaries
December 31                                         1993          1992
Current Assets
  Cash and cash equivalents                      $   985       $   667
  Accounts receivable                              8,357         8,273
  Inventories                                      8,449         8,888
  Prepaid expenses and other current assets          583           265
      Total Current Assets                        18,374        18,093
  Property, Plant and Equipment, net              12,064        12,277
  Intangible Assets, net                           2,785         2,732
  Other Assets                                       538            26
      Total Assets                               $33,761       $33,128

Current Liabilities
  Accounts payable                               $ 3,362       $ 3,033
  Accrued compensation and benefits                2,809         2,458
  Other accrued liabilities and expenses           1,969         1,607
  Accrued taxes                                      553           525
  Dividends payable on Series A Preferred Stock      638            --
  Current portion of long-term debt                   53           718
      Total Current Liabilities                    9,384         8,341
Long-Term Debt                                    14,792        24,993
Other Long-Term Liabilities                        2,261         1,638
Shareholders' Equity
  Preferred Stock, no par value --
    authorized 1,500,000 shares; none outstanding     --            --
  Preferred stock, Series A, $30 par value --
    authorized 500,000 shares; 264,000 shares
    outstanding (200,000 shares in 1992)           6,981         5,100
  Common stock, $.01 par value --
    authorized 38,500,000 shares; 2,536,000
    shares outstanding (25,415,000
    shares in 1992)                                   25          254
  Capital in excess of par value                  60,551       57,319
  Retained earnings deficit since
    December 11, 1984                            (58,836)     (63,629)
                                                   8,721         (956)
  Other equity adjustments                        (1,397)        (888)
      Total Shareholders' Equity (Deficit)         7,324       (1,844)
      Total Liabilities and
         Shareholders' Equity                   $ 33,761     $ 33,128

See notes to consolidated financial statements
Dollars in thousands (except per share data)

             CONSOLIDATED STATEMENTS OF OPERATIONS

MLX Corp. and Subsidiaries
Years ended December 31                    1993       1992      1991
Net Sales                                 $57,036    $53,862   $50,714
Costs and Expenses
  Cost of products sold                    43,174     41,276    40,003
  Selling, general and
    administrative expenses                 7,644      7,213     6,973
                                           50,818    48,4489    46,976
Operating Earnings From
  Continuing Operations                     6,218      5,373     3,738
  Interest expense (net of interest
    income of $39 in 1993, $30 in 1992
    and $140 in 1991)                      (2,100)    (2,612)   (3,399)
  Other income (expense)                     (162)        36       (75)
Earnings Before Income Taxes,
  Minority Interests, and
  Extraordinary Item                        3,956      3,128       264
  Provision for Income Taxes:
    Federal taxes due and payable             150          -         -
    Charge in lieu of federal
      income taxes                          1,243      1,110         -
    Foreign, state and local
      income taxes                            524        318         7
  Minority interests in net
    earnings of consolidated
    subsidiaries                                -        315       200
Earnings from Continuing Operations         2,039      1,385        57
Discontinued Operations:
  Loss from operations                          -          -   (14,356)
  Loss on disposal of business                  -          -    (8,935)
Loss From Discontinued Operations               -          -   (23,291)
  Extraordinary gain on early
    retirement of debt (net of
    charge in lieu of federal
    income taxes of $1,869 in 1993
    and $1,661 in 1992)                     3,627      4,124         -
Net Earnings (Loss)                         5,666      5,509   (23,234)
Dividends and Accretion on
  Preferred Stock                            (873)         -         -
Earnings Applicable to Common Stock        $4,793     $5,509  $(23,234)
Earnings (Loss) per Share:
  Earnings 6from continuing
    operations (net of dividends and
    accretion on preferred stock)          $ 0.45     $ 0.55  $   0.02
  Loss from discontinued operations             -          -     (9.17)
  Extraordinary gain on early
    retirement of debt                       1.38       1.62         -
      Net Earnings (Loss)                  $ 1.83     $ 2.17  $  (9.15)
Average Outstanding Common
    Shares and Dilutive Options             2,620      2,541     2,540

See notes to consolidated financial statements
Dollars in thousands (except per share data)

                        CONSOLIDATED STATEMENTS OF CASH FLOWS

MLX Corp. and Subsidiaries
Years Ended December 31                     1993        1992       1991
Cash Flows From Operating Activities:
Earnings from continuing operations       $5,666     $ 5,509   $     57
  Adjustments to reconcile net
    earnings to net cash provided
    by (used in) operating activities
    from continuing operations:
    Extraordinary gain on early
      retirement of debt                  (5,496)     (5,785)         -
    Charge in lieu of federal
      income taxes                         3,112       2,771          -
    Depreciation and amortization          2,671       3,421      3,622
    Minority interests in net
      earnings of consolidated
      subsidiaries                             -         315        200
    Changes in operating assets
      and liabilities of continuing
      operations:
      Accounts receivable                   (84)          (2)      (212)
      Inventories and prepaid expenses     (390)       1,264      3,111
      Accounts payable and accrued
        expenses                          1,630       (1,094)    (1,728)
    Other                                (1,053)        (919)        97
  Net cash provided by operating
    activities from continuing
    operations                            6,056        5,480      5,147
  Net cash used in operating
    activities from discontinued
    operations                                -            -     (6,750)
Net cash provided by (used in)
    operating activities.                 6,056        5,480     (1,603)
Cash Flows From Investing Activities:
  Purchase of property, plant and
    equipment                            (1,820)      (1,129)    (1,384)
  Repurchase of minority interests            -            -        (40)
  Investing cash flows from
    discontinued operations                   -            -        677
Net cash used in investing activities    (1,820)      (1,129)      (747)
Cash Flows From Financing Activities:
  Borrowings on long-term debt           10,740            -          -
  Repayment of debt                     (14,611)      (6,460)    (6,134)
  Financing cash flows from
    discontinued operations                   -            -      9,887
  Other                                     (47)           -         78
Net cash provided by (used in)
  financing activities                   (3,918)      (6,460)     3,831
Net increase (decrease) in cash
  and cash equivalents                      318       (2,109)     1,481
Cash and cash equivalents at
  January 1                                 667        2,776      5,127
Cash and Cash Equivalents at
  December 31 (including cash of
  discontinued operations of $3,832
  in 1991).                             $   985      $   667   $  6,608

See notes to consolidated financial statements
Dollars in thousands

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

MLX Corp. and Subsidiaries
                  Series A          Capital in   Retained        Other
                 Preferred  Common   Excess of   Earnings       Equity
                     Stock   Stock   Par Value    Deficit  Adjustments  Total
Balances at
 January 1, 1991   $   --   $ 254   $54,528      $(45,904)    $  (26)  $ 8,852
Issuance of 40,023
 shares of common
 stock in connection
 with employee stock
 purchase plan         --      --        20            --         58        78
Foreign currency
 translation
 adjustment            --      --        --            --         52        52
Net loss               --      --        --       (23,234)        --   (23,234)
Balances at
 December 31, 1991     --     254    54,548       (69,138)        84   (14,252)

Issuance of 200,000
 shares of preferred
 stock in connection
 with the retirement
 of debt            5,100     --         --            --         --     5,100
Foreign currency
 translation
 adjustment            --     --         --            --       (972)     (972)
Benefit of pre-
 reorganization tax
 loss carryforwards    --     --      2,771            --         --     2,771
Net earnings           --     --         --         5,509         --     5,509
Balances at
 December 31, 1992  5,100    254     57,319       (63,629)     (888)   (1,844)

Issuance of 64,000
 shares of preferred
 stock in connection
 with the retirement
 of debt            1,646     --         --            --        --     1,646
Dividends and
 accretion on
 preferred stock      235     --         --          (873)       --     (638)
Foreign currency
 translation
 adjustment            --     --         --            --      (509)     (509)
Benefit of pre-
 reorganization tax
 loss carryforwards    --     --      3,112            --        --     3,112
One for ten reverse
 stock split           --   (229)       118            --        --      (111)
Stock options
 exercised             --     --          2            --        --         2
Net earnings           --     --         --         5,666        --     5,666
Balances at
 December 31, 1993 $6,981  $  25    $60,551      $(58,836)  $(1,397)   $7,324

See notes to consolidated financial statements
Dollars in thousands

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Principles of Consolidation: The financial statements include the accounts of MLX Corp. (MLX or the Company) and its wholly-owned subsidiaries. The wholly-owned subsidiaries include S.K. Wellman Limited, Inc. (S.K. Wellman -- the principle entity of the Company's specialty friction materials manufacturing group) and each of its wholly-owned subsidiaries. Upon consolidation, all significant intercompany accounts and transactions have been eliminated.
       Cash Equivalents: Cash equivalents consist of investments in short-term asset management accounts. Such investments are stated at cost plus accrued interest which approximates market value. For purposes of the accompanying Consolidated Statements of Cash Flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.
       Inventories: Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. The components of inventories are as follows:

In thousands                             1993                 1992
Manufactured goods                    $  2,298             $  2,350
Raw materials and work in progress       6,151                6,538
                                      $  8,449             $  8,888

      Property, Plant and Equipment: Properties are recorded at cost and include expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred.
Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets. The components of property, plant and equipment are as follows:

In thousands                            1993                 1992
Land and improvements                $  1,179             $  1,192
Buildings and leasehold
 improvements                           6,933                6,934
Machinery and equipment                16,007               14,883
Construction in progress                  533                  631
                                       24,652               23,640
Accumulated depreciation
 and amortization                     (12,588)             (11,363)
                                     $ 12,064             $ 12,277

     Accrued Insurance: The Company sponsors funded health and workers' compensation plans for the majority of its employees. Premiums are based on experience and accrued insurance is based on a pre-calculated contractual obligation to the insurance company. During 1991 and a portion of 1992 the Company was self-insured for both health and workers' compensation claims.
     Health accruals under the previous plan were based on current claims plus estimates of incurred but not reported claims. In 1992 the Company recorded income of $675,000 related to a change in its estimate of necessary claims accrual due to better than expected claims experience.

     Intangible Assets: Intangible assets are amortized using the straight-line method over the average lives indicated in the following table. The components of intangible assets are as follows:

In thousands                        1993         1992        Life
Excess of cost of acquired
 businesses over the fair value
 of the net assets acquired       $ 2,445      $ 2,324     10 years
Deferred financing costs            1,509          580     11 years
Proprietary formulations
 and patents                        1,806        1,806     10 years
Pension costs                       1,018        1,014     15 years
                                    6,778        5,724
Accumulated amortization           (3,993)      (2,992)
                                  $ 2,785      $ 2,732


      Accounting Changes: Effective January 1, 1993, the
Company adopted Statement of Financial Accounting
Standards No. 109, "Accounting for Income Taxes." The adoption of Statement 109 did not have an impact on the Company's financial position or results of operations.
      Effective January 1, 1993, the Company adopted
Statement of Financial Accounting Standards No. 106,
"Employers Accounting for Postretirement Benefits Other
Than Pensions" which requires the projected future costs of providing postretirement health care benefits be recognized as an expense as employees render service instead of when benefits are paid. The Company has elected to recognize the transition obligation on a prospective basis. The transition obligation (approximately $540,000 at January 1, 1993) for prior service costs at the time of adoption of the Standard is being amortized into general and administrative expense over 20 years.
      Federal Income Taxes: Any tax benefits resulting from the utilization of the Company's federal net operating loss or other carryforwards existing at December 11, 1984, the date of confirmation of the Plan of Reorganization
(Confirmation Date), are excluded from operations and credited to capital in excess of par value in the year such tax benefits are realized.
      Earnings (Loss) Per Common Share: Primary earnings
(loss) per common share is based on the weighted average number of shares outstanding during each year and dilutive common stock equivalents. Earnings applicable to common stock is determined by adjusting net earnings (loss) for dividends and accretion on preferred stock.
      Reclassifications: Certain reclassifications have been made in the 1992 financial statements to conform with the 1993 presentation.

NOTE B - GAIN ON EARLY RETIREMENT OF DEBT
     Effective December 31, 1992, the Company exchanged shares of its Series A Preferred Stock (see Note F) with an approximate fair value of $5.1 million (face value of $6.0 million) for Zero Coupon Bonds with a carrying value of $7.7 million and a portion of the MLX Senior Term Loan with a carrying value of $3.1 million. In addition, senior term loan with a carrying value of $2.6 million was replaced with a note for $2.5 million (since repaid). The resulting net gain on early retirement of debt of $4.1 million was reported as of December 31, 1992 as an extraordinary item.
     During the quarter ended June 30, 1993, the Company exchanged shares of its Series A Preferred Stock (see Note
F) with an approximate fair value of $1.6 million (face value of $1.9 million) and 1993 Variable Rate Notes with an approximate fair value of $1.4 million for Zero Coupon Bonds with a carrying value of $8.5 million. The resulting net gain on early retirement of debt of $3.6 million was reported in the quarter ended June 30, 1993 as an extraordinary item.

NOTE C - DISCONTINUED OPERATIONS
     On March 19, 1992 the Company reached an agreement with its Refrigeration & Air Conditioning (RAC) Group senior lenders (the Lenders) and a third party investment group, which included a director, (the Buyers) to sell its equity interest in its RAC Group for $40 million and certain other concessions. The proceeds of this sale were transferred to the Lenders in exchange for the release of the Company's guarantee of $52 million of debt owed to the Lenders, satisfaction of all remaining RAC Group obligations under previous lending agreements, and modification of certain terms of the MLX Senior Term Loan and Zero Coupon Bonds.
     The divestiture of the RAC Group resulted in a loss on disposal of $8.9 million in 1991. This loss represented the Company's investment in the RAC Group on December 31, 1991.
     The accompanying consolidated financial statements reflect the operating results and cash flows of the discontinued operations separately from continuing operations for all years presented.

      The operating results of the discontinued operations were as follows for the year ended December 31, 1991:

In thousands
Net sales                                         $333,279
Loss from operations before income taxes           (13,974)
Income taxes                                          (382)
Loss from discontinued operations                 $(14,356)

       The following table provides supplemental information pertaining to the discontinued operations included in the Consolidated Statement of Cash Flows for the year ended
December 31, 1991:

In thousands
Cash Flows from Operating Activities:
Net loss from discontinued operations             $(23,291)
Adjustments to reconcile net loss to
 net cash used in discontinued operating
 activities:
  Depreciation and amortization                      5,127
  Loss on disposal of discontinued operations        8,935
  Changes in operating assets and liabilities:
    Accounts receivable                              6,802
    Inventories and prepaid expenses                (3,575)
    Other                                             (748)
Net cash used in operating activities             $ (6,750)

Cash Flows from Investing Activities:
Proceeds from sale of property,
 plant and equipment                              $  1,534
Purchase of property, plant and equipment             (857)
Net cash provided by financing activities         $    677

Cash Flows from Financing Activities:
Proceeds from issuance of debt                    $ 10,498
Repayment of debt                                     (719)
Other                                                  108
Net cash provided by financing activities         $  9,887

       MLX entered into an agreement with the Buyers pursuant to which MLX shares management, operational, and administrative functions with the RAC Group (renamed Pameco Corporation). The costs for such services are also shared. MLX received $81,500 (net of amounts paid) in 1993 and $470,000 in 1992 from Pameco Corporation which is included as a reduction of selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

NOTE D - LONG-TERM DEBT
The components of long-term debt are as follows:

In thousands                                      1993            1992
S.K. Wellman:
North American Revolving Credit Facility        $    --         $ 1,332
1993 Senior Credit Facility:
  Revolving credit facility                       2,345              --
  Real Estate term facility                       6,450              --
  Mezzanine component                             1,350              --
  Equipment term note                               420              --
Seller note, due 1995                             1,703           1,703
Industrial Development Revenue Bonds                 --           6,800
Note Payable to Bank                                175              --

MLX:
Zero coupon bonds net of unamortized
  discount of $147 in 1993 and $1,566 in 1992     1,005           9,471
Senior term loan                                     --           4,021
Variable rate subordinated notes                  1,397              --
Notes payable to former minority
  interest holders                                   --           2,384
                                                 14,845          25,711
Less current portion of debt                        (53)           (718)
                                                $14,792         $24,993

     S.K. Wellman: S.K. Wellman's primary credit facility at December 31, 1993 was the 1993 senior credit facility which provides for four borrowing components with varying rates and repayment obligations. It is secured by a lien of substantially all the North American assets of S.K.
Wellman and a pledge of the common stock of the Italian subsidiary. The loan and security agreement for the 1993 senior credit facility requires S.K. Wellman to, among other things, maintain certain levels of working capital, net worth and profitability. This agreement also limits cash dividends and loans to MLX Corp. Under the most restrictive covenants, retained earnings in the amount of approximately $2 million were free from limitations on the payment of dividends to MLX Corp. at December 31, 1993. In December 1993 the loan and security agreement was amended to extend the expiration of the facility through January
1997.
      The 1993 senior credit facility has a revolving credit component with a maximum borrowing limit of $7.2 million which expires in January 1997. This revolving loan bears interest at prime rate plus 2.0% (dropping to prime plus
1.5% after certain conditions are met). The amount which may be borrowed is subject to certain availability formulas regarding accounts receivable and inventory.
      The 1993 senior credit facility also includes a real estate term loan component with an initial balance of $7.3 million. This loan requires monthly amortization ranging from $87,000 to $122,000 with any remaining unpaid balance payable in January 1997. The loan bears an initial interest rate of prime plus 2.25% which drops to prime plus 1.75% after certain conditions are met. The 1993 senior credit facility also includes a $2 million 30-month mezzanine term facility (expiring in July 1995) with monthly amortization requirements of $67,000 and an interest rate of prime plus 3.5%. This facility may be prepaid, under certain circumstances, with no penalty.
      The 1993 senior credit facility has an additional line of credit intended to fund capital expenditures up to a maximum of $1.5 million. At December 31, 1993 $420,000 was outstanding under the arrangement. This note bears interest at rates equal to those of the revolving credit facility and requires monthly amortization payments of $7,500 with any remaining unpaid balance payable in January 1997. Advances may be made at any time until January 1995.
     The proceeds of the note payable to a bank were used to fund certain capital expenditures in Italy. The note bears interest at 9%, is unsecured, and is due in varying quarterly installments through December 1996.
      The seller note bears interest at 8%, which is payable semi-annually by S.K. Wellman's Italian subsidiary. MLX and S.K. Wellman have guaranteed the Italian subsidiary's performance under this note.
      The North American revolving credit facility was terminated on January 15, 1993 and replaced with the 1993 senior credit facility which has more favorable terms and maturities.
      The Industrial Development Revenue Bonds were repaid in February 1993 with proceeds from and in connection with the execution of the 1993 senior credit facility.
      MLX: The Company has outstanding Zero Coupon Bonds with a maturity date of March 2002. As of December 1992 and April 1993 certain of the Bonds were exchanged for MLX
Series A Preferred Stock (see Note B) and Variable Rate
Notes. Subsequent to these exchanges, Zero Coupon Bonds with a net carrying value at December 31, 1993 of $1.0 million remain outstanding. Such Bonds have a maturity value of $1.2 million and have an accretion rate of 1.7% for financial reporting purposes. The redemption value of the Bonds remaining after the exchange was $553,000 at December 31, 1993.

     In April 1993 MLX issued variable rate subordinated notes to certain holders of its Zero Coupon Bonds (See Note B). These notes, which are unsecured, bear interest at an initial rate of the prime rate plus 2.5% (8.5% at December 31, 1993) but not less than 9%, increasing to a maximum rate of the prime rate plus 7%, but not less than 14% on January 1, 1999. The notes were initially recorded at their estimated fair value and are being increased to the redemption value of $1,444,000 during the period from date of issuance until March 19, 2002 (date of maturity). The notes are due in 2002 or, on a pro-rata basis, whenever shares of the Series A Preferred Stock are repurchased.
      Effective December 31, 1992, a portion of the MLX senior term loan with a net carrying value of $3.1 million was exchanged for MLX Series A Preferred Stock (see Note
B). In connection with the execution of the 1993 senior credit facility at S.K. Wellman, sufficient funds were transferred to MLX to pay off all remaining balances of principal and interest under this loan.
      Effective December 31, 1992, MLX executed notes for
$2.4 million to holders of the minority interests in its S.K. Wellman Limited, Inc. subsidiary to purchase their minority holdings. In connection with the execution of the 1993 senior credit facility these notes were paid down by $1.9 million. In December 1993 all remaining principal and interest obligations on these notes were paid off with funds transferred from S. K. Wellman.
      Aggregate maturities and other required reductions of debt for the next five years are: 1994 - $53,000; 1995 -
$3.4 million; 1996 - $1.2 million; 1997 - $7.7 million;
and 1998 - none. The Company intends to pay installments due in 1994 with borrowings under the revolving credit facility. Accordingly, such amounts have been classified as long-term.
      Interest paid was $1.5 million in 1993, $1.2 million in 1992, and $2.5 million in 1991.

NOTE E - REVERSE STOCK SPLIT
     On June 2, 1993, the stockholders authorized a reverse stock split whereby each 10 common shares owned prior to the reverse stock split became one common share. The reverse stock split was implemented on June 25, 1993, and fractional common shares (approximately 62,000 common shares) were or will be repurchased for $1.00 per share.
      All references in the financial statements with regard to average number of shares of common stock and related prices and per share amounts have been restated to reflect the one for ten reverse stock split.

NOTE F - SHAREHOLDERS' EQUITY AND STOCK OPTIONS
       The assets and liabilities of foreign operations are translated into U.S. dollars at current exchange rates with the resulting cumulative translation adjustment, $(1,127,000) at December 31, 1993 and $(617,000) at
December 31, 1992, recorded as a separate component of shareholders' equity. Exchange adjustments resulting from foreign currency translations included in other income
(expense) in the accompanying Consolidated Statements of Operations were $(255,000) in 1993, $(461,000) in 1992, and $(154,000) in 1991.
       The Company has a stock option plan which provides that options may be granted to key employees, including officers and directors, to purchase common stock at a price not less than market value on the date the option is granted. The stock options are exercisable over periods not exceeding 5 years. A summary of transactions under the plan is as follows:

                              1993               1992                 1991
                        Number  Price Per   Number  Price Per   Number  Price Per
                      of Shares   Share    of Shares  Share   of Shares   Share
Outstanding at
 beginning of year      87,000 $2.50-33.70  75,490 $5.00-33.70  76,475 $14.40-33.70
Granted                 11,800   4.25-8.44  86,000        2.50  71,290    5.00-8.80
Exercised                 (867)  2.50-8.44      --          --      --           --
Canceled for
 reissuance1                --          -- (24,450) 5.00-31.30      --           --
Canceled                (3,200) 2.50-33.70 (50,040) 5.00-33.70 (72,275) 14.40-31.30
Outstanding at end
 of year                94,733  $2.50-8.44  87,000 $2.50-33.70  75,490 $ 5.00-33.70
At December 31:
Exercisable             58,834              29,665              27,320
Reserved for future
 grant                  17,151              25,750              37,260

<F1>1 As a result of the sale of the RAC Group in March of 1992, certain options held by employees of that group were canceled. Options were also canceled for MLX employees and reissued at the market price as of the new date of issuance. Certain other key employees of MLX were also issued options during 1992.

     On February 11, 1991, MLX issued options to its Chief Executive Officer (CEO) to acquire 190,400 shares of the Company's common stock at $5.00 per share (the market value at date of grant), which are not reflected in the table above. At December 31, 1993, all such options are exercisable and will expire in February 1998. The options contain a clause that in the event that any new or existing shareholders increase their percentage ownership interest of the Company's common stock by 5% or more, the options are immediately converted to a Stock Appreciation Rights (SAR). The 1992 transaction described in Note B caused an ownership change in excess of 5%. Therefore, at the transaction date the CEO held an SAR. Following the conversion of the options to an SAR, the MLX Board (excluding the CEO) voted to terminate the SAR and restore the options in accordance with the terms of the CEO's option agreement.
      The Company is authorized to issue up to 500,000 shares designated as Series A Preferred Stock with a par value and liquidation preference of $30 per share. The Series A Preferred Stock is non-voting. Cumulative dividends on the Series A Preferred Stock are payable when, and if declared, at an initial rate of the prime rate plus 2.5% (8.5% at December 31, 1993), but not less than 9%, increasing to a maximum rate of the prime rate plus 7%, but not less than 14% on January 1, 1999. The dividend rate will be 1% greater than the rate reflected above for any period after March 31, 1994 during which dividends for more than one quarter remain unpaid. The Series A Preferred Stock is redeemable at the option of the Company at any time at a cash redemption price equal to $30 per share plus any and all cumulative dividends accrued and unpaid on the date of redemption.
      An aggregate of 264,000 shares of Series A Preferred
Stock was issued (see Note B) to certain holders of Zero Coupon Bonds as of December 1992 and April 1993. The Series A Preferred Stock was initially recorded at its estimated fair value and is being increased to the redemption price of $30 per share during the period from date of issuance until January 1, 1999 (commencement of maximum annual dividend rate). The annual accretion, based on the interest method, is charged to retained earnings and amounted to $235,000 in 1993.

NOTE G - INCOME TAXES
     Effective January 1, 1993, the Company adopted the liability method of accounting for income taxes as required by FASB Statement 109, "Accounting for Income Taxes."
     At December 31, 1993, MLX has net operating loss carryforwards, existing as of the Confirmation Date, of approximately $280 million which are available to offset future taxable income for federal income tax purposes. Such carryforwards expire as follows: $19.4 million in 1995, $41.3 million in 1996, $144.3 million in 1997, $1.2 million in 1998 and $73.8 million in 1999. Also available are investment tax credit carryforwards, existing as of the Confirmation Date, of approximately $800,000 which expire in 1994. Any tax benefit derived from the utilization of these net operating loss and investment tax credit carryforwards is excluded from operations and credited to capital in excess of par value in the year such tax benefits are utilized.
     Subsequent to the Confirmation Date, the Company has available (for federal income tax purposes), net operating loss carryforwards of approximately $59.2 million, which expire as follows: $2.7 million in 2000, $2.2 million in 2002, $5.0 million in 2005, $2.0 million in 2006 and $47.3 million in 2007.
     The components of the income tax provision are as follows:

In thousands                                           1993        1992       1991
Charge in Lieu of Federal Income Taxes:
  Continuing Operations                               $1,243      $1,110    $   --
  Extraordinary Gain                                   1,869       1,661        --
    Total                                             $3,112      $2,771    $   --
Federal Alternative Minimum Taxes                     $  150      $   --    $   --
Foreign, State and Local Income Taxes:
  Foreign                                             $  168      $  (82)   $ (188)
  State and Local                                        356         400       195
    Total                                             $  524      $  318    $    7

     The charge in lieu of federal income taxes in 1993 and 1992 is computed by applying the statutory rate to earnings before income taxes adjusted for items which are not deductible (includable) for income tax purposes of ($2,000) in 1993 and $617,000 in 1992 (principally results from foreign operations and goodwill amortization) and further adjusted for foreign, state and local taxes.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1993 are as follows (in thousands):

Federal Net Operating Loss Carryforward                   $ 115,000
State Net Operating Loss Carryforward                         3,000
Reserves and Other                                            3,000
  Total                                                     121,000
Valuation Allowance for Deferred Tax Assets                (121,000)
Net Deferred Tax Assets                                   $      --

     The valuation allowance for deferred tax assets decreased $3 million from January 1, 1993.
     Undistributed earnings of the Company's foreign subsidiaries were not significant at December 31, 1993. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to various foreign countries.
    Cash paid for foreign, state and local taxes amounted to $504,000, $500,000 and $293,000 in 1993, 1992 and 1991,
respectively.

NOTE H - EMPLOYEE BENEFIT
     The Company and its subsidiaries sponsor a defined contribution plan which covers a majority of their employees. This plan provides for voluntary employee contributions, a matching Company contribution and a discretionary Company contribution. Expenses from continuing operations related to this plan were $470,000, $128,000 and $104,000 in 1993, 1992 and 1991, respectively.
     The Company and certain of its subsidiaries sponsor two non-contributory defined benefit pension plans covering certain of their U.S. and Canadian employees. Benefits under one plan are based on compensation during the years immediately preceding retirement. Under the other plan, the benefits are based on a fixed annual benefit for each year of credited service. It is the Company's policy to make contributions to these plans sufficient to meet minimum funding requirements of the applicable laws and regulations, plus such additional amounts, if any, as the Company's actuarial consultants advise to be appropriate. Plan assets consist principally of equity securities and fixed income instruments. In 1992 the Company terminated one of its defined benefit plans and recognized a curtailment gain of $200,000. The Company settled the obligation under the plan in 1993, which resulted in a loss of $230,000. A summary of the components of net periodic pension costs for the plans is as follows:

In thousands                                1993       1992       1991
Service cost                               $ 105      $ 344      $ 434
Interest cost                                259        439        428
Actual return on plan assets                (281)      (197)      (324)
Net amortization and deferral                 88        (90)        83
                                           $ 171      $ 496      $ 621
Assumptions used were:
Weighted average discount rate              7.44%      8.03%      8.07%
Rate of increase in compensation levels       --       6.00%      6.00%
Weighted average expected long-term
  rate of return on assets                  8.63%     8.66%       8.30%

     The following table presents the funded status and amounts recognized in the consolidated balance sheets at December 31, 1993 and 1992 related to the defined benefit plans:

                                December 31, 1993           December 31, 1992
                           Assets Exceed  Accumulated   Assets Exceed  Accumulated
                            Accumulated    Benefits      Accumulated     Benefits
In thousands                 Benefits    Exceed Assets     Benefits   Exceed Assets
Actuarial present value of
  benefit obligations:
   Vested benefit obligations $ (423)      $(1,407)        $ (405)      $(4,467)
   Accumulated benefit
    obligations               $ (434)      $(1,613)        $ (416)      $(4,815)
   Projected benefit
    obligations               $ (537)      $(1,613)        $ (518)      $(4,815)
Plan assets at fair value      1,012           984            907         3,547
Projected benefit obligations
  less than (in excess of)
  plan assets                    475          (629)          389         (1,268)
Unrecognized net loss             93            86           188            108
Prior service cost not yet
  recognized in net periodic
  pension cost                    --           200            --            220
Unrecognized net obligation
  at January 1                  (284)          214          (320)            95
Adjustment required to
  recognize minimum liability     --          (500)           --           (423)
Prepaid (accrued) pension
  cost at December 31         $  284       $  (629)        $ 257        $(1,268)

     The Company provides a fixed non-contributory benefit towards postretirement health care for certain of its U.S. subsidiary's retired union employees. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7%. Postretirement benefit costs amounted to $62,000 for the year ended December 31, 1993. Postretirement benefit cost for 1992, which was recorded on a cash basis, has not been restated. Such amounts for 1992 are not considered significant.

NOTE I - LEASES
     The Company leases certain office and warehouse facilities and equipment under noncancellable operating leases. Rental expense from continuing operations for 1993, 1992 and 1991 approximated $312,000, $351,000, and $442,000, respectively.
Future minimum lease commitments for continuing operations under these agreements which have an original or existing term in excess of one year as of December 31, 1993 are: 1994 - $275,000; 1995 - $214,000; 1996 - $130,000; 1997 - $74,000; and 1998 -
$1,000.

NOTE J - SEGMENT INFORMATION
     The Company's continuing operations are engaged in the design, manufacture and sale of high-energy friction materials which are used primarily in jet aircraft brakes and heavy equipment brakes, transmissions and clutches. The following table presents geographic segment information for the years ended December 31, 1993, 1992 and 1991:

                                                               Other
In thousands                Corporate United States   Italy   Foreign  Consolidated
1993:
Net Sales                    $   --      $46,923     $8,487    $1,626    $57,036
Inter-area sales to
  affiliates                     --          853          3       292      1,148
Earnings (loss) from
  continuing operations        (888)       2,943        (66)       50      2,039
Identifiable assets           1,119       23,253      7,521     1,868     33,761

1992:
Net Sales                    $   --      $42,987     $9,157    $1,718    $53,862
Inter-area sales to
  affiliates                     --          731         82       139        952

Earnings (loss) from
  continuing operations        (601)       2,291       (428)      123      1,385
Identifiable assets             921       22,824      7,494     1,889     33,128

1991:
Net Sales                    $   --      $40,374     $8,271    $2,069    $50,714
Inter-area sales to
  affiliates                     --          581         --       192        773
Earnings (loss) from
  continuing operations      (1,205)       1,390        (74)      (54)        57
Identifiable assets           5,687       24,444      9,609     1,978     41,718

     Inter-area sales to affiliates represent products which are transferred between geographic areas on a basis intended to approximate the market value of the products. Inter-area sales to affiliates are not included in the net sales of each geographic segment.
      Earnings (loss) from continuing operations by geographic area is defined as sales less all expenses (excluding extraordinary gain on early retirement of debt).
      Identifiable assets are those assets used exclusively in the operations of each geographic area. Corporate assets consist principally of cash and cash equivalents, prepaid expenses and intangible assets.
      Product research, development, and engineering expenses were $3.4 million, $3.2 million and $3.3 million in 1993, 1992 and 1991, respectively. As a percent of sales, these expenditures were 5.9%, 5.9% and 6.6%, respectively.
      The percentage of net sales to major customers was as follows:

                                               1993       1992      1991
Customer A                                      16%        15%       15%
Customer B                                       9%        12%       12%
Customer C                                      14%        14%       11%
Customer D                                       9%         9%        8%

     The Company manufactures and sells sintered friction materials to original equipment manufacturers, aircraft component and aftermarket customers. The Company's customers are not concentrated in any specific geographic region. The Company performs ongoing evaluations of its customers' financial condition and generally does not require collateral. Receivables generally are due within 60 days. Credit losses consistently have been within the range of management's expectations.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
MLXCorp.

     We have audited the accompanying consolidated balance sheets of MLX Corp. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MLX Corp. and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.
      As discussed in Note A to the financial statements, in 1993 the Company changed its method of accounting for income taxes and postretirement benefits.


SIGNATURE
March 11, 1994
Atlanta, Georgia

CORPORATE DATA

BOARD OF DIRECTORS
Brian R. Esher                               Alfred R. Glancy III(1)(2)
Chairman of the Board, President             Chairman, President and Chief
  & Chief                                      Executive
Executive Officer of the Company             Officer, MCN Corporation

W.John Roberts(1)(2)                         S. Sterling McMillan, III(1)
Retired Senior Vice President-Finance        Vice Chairman, Greenleaf Capital
  and Treasurer, Amerisure Companies           Management, Inc.

Willem F.P. de Vogel(2)                      J. William Uhrig(1)
President, Three Cities Research, Inc.       Managing Director, Three Cities
                                               Research, Inc.

H. Whitney Wagner                            (1) Member of Audit Committee
Managing Director, Three Cities              (2) Member of Compensation
  Research, Inc.                                 Committee

MLX CORPORATE MANAGEMENT

Brian R. Esher                               Thomas C. Waggoner
Chairman of the Board, President & Chief     Vice President & Chief Financial
  Executive Officer                            Officer
James D. Askren, II                          Theodore R. Kallgren
Vice President, Secretary & Legal Counsel    Vice President, Finance & Treasurer

S.K. WELLMAN OPERATING MANAGEMENT

Ronald E. Grambo                             Frederic A. Kowalcyk
President                                    Vice President, Velvetouch Division

James W. Feldhouse                           Anthony M. Gambatese
Vice President, Operations                   Vice President, Sales

Thomas W. Hites                              Douglas O. Firman
Vice President, Human Resources              Corporate Controller

Giovanni Cipolla                             Gail D. Terry
General Manager, European Operations         Operations Manager, Canada

CORPORATE DATA

Executive Office                             Legal Counsel
1000 Center Place                            Kilpatrick & Cody
Norcross, Georgia  30093                     Atlanta, Georgia

Independent Auditors                         Stock Transfer Agent & Registrar
Ernst & Young                                American Stock Transfer & Trust
Atlanta, Georgia                               Company
                                             New York, New York

MLX Corp. common stock is traded in the NASDAQ Small Cap Market under the symbol "MLXR"

For more information about the Company or to obtain a copy of the Company's annual report on Form 10-K, contact the Investor
Relations Department at (404) 798-0677 or write to MLX Corp.,
1000 Center Place, Norcross, Georgia 30093.

The annual meeting of shareholders of MLX Corp. will be held on May 4, 1994 at 10:00 a.m. at the Georgia International
Convention Center, 1902 Sullivan Road, College Park, Georgia
(adjacent to the Sheraton Gateway at the Atlanta airport).

THE YEAR IN REVIEW

Financial Performance
*Achieved a sales level for 1993 of $57.0 million surpassing the previous record set in 1988 (net of discontinued operations). This was achieved in spite of the effects of the Lire/Dollar currency exchange ratio which served to reduce our reported European sales.

*Ended 1993 having exceeded the comparable prior year quarter sales level for seven consecutive quarters.

*Reduced consolidated long-term debt for both MLX and Wellman to its lowest level since MLX commenced active operations in 1986.
The year end level of long-term debt was $14.8 million.

*Recorded operating earnings of $6.2 million to achieve a cumulative annualized growth rate of 31% in this measure since
1989.

*Emphasized working capital management and achieved inventory turns of 4.9 compared to 4.3 in 1992.

Major Transactions
*Exchanged shares of Series APreferred Stock and Variable Rate
Notes for Zero Coupon Bonds with a carrying value of $8.5 million resulting in an extraordinary gain, net of taxes, of $3.6 million.

*Met the NASDAQ listing qualifications and regained the Company's listing on the NASDAQ Small Cap Market under the trading symbol "MLXR" -- providing our shareholders with a more efficient and active trading market for their shares.

*Repaid or replaced various debt obligations at both MLX and Wellman to simplify our financing structure and eliminate out of date covenant restrictions.

*Executed a one for ten reverse stock split to reduce administrative expenses and facilitate the NASDAQ relisting.
This was linked with the Company's reincorporation in Georgia to further reduce administrative expenses.

*Implemented the shareholder-approved transfer restrictions on the Company's common stock to further safeguard the Company's
$339 million net operating loss carryforward.

Domestic and International Operations
*Successfully executed a new senior credit agreement at Wellman to gain more favorable terms and maturity features. Proceeds were used to repay the Wellman Industrial Revenue Bonds and to finance capital expenditures to gain operating efficiencies.

*Continued to invest in our research and development and engineering capabilities by funding expenditures exceeding $3.0 million for the fourth consecutive year.

*Expanded our production capabilities for clutch components by increasing and modernizing our facilities at our Brook Park, Ohio site.
*Strengthened the Wellman marketing and product development functions to emphasize responsiveness to market opportunities.

MLX Corp. World Headquarters
1000 Center Place
Norcross, Georgia 30093
(404) 798-0677
FAX (404) 798-0633

S.K. Wellman World Headquarters
6180 Cochran Road
Solon, Ohio 44139
(216) 498-2275
FAX (216) 498-2290

[DESCRIPTION]
GRAPHIC #11: Artwork - MLX Logo

[DESCRIPTION]
APPENDIX: Listing of 1993 Annual Report Graphics

GRAPHIC #1:  Artwork - MLX Logo
WHERE:       Located on Cover

GRAPHIC #2:  Artwork - (3) Bar Graph Charts: Revenues, in thousands;
             Net Tangible Shareholders' Equity, in thousands; and
             Earnings From Continuing Operations, in thousands
WHERE:       Located on Page 1, Financial Highlights

GRAPHIC #3:  Artwork - (1) Bar Graph Chart: Long-Term Debt, in thousands, for the years 1989 through 1993
WHERE:       Located on Page 2, first page of Letter to Shareholders'

GRAPHIC #4:  Artwork - (1) Bar Graph Chart: Latest Twelve Month Results,
             in thousands, Showing Operating Earnings and Income Before
             Extraordinary Item
WHERE:       Located on Page 3, second page of Letter to Shareholders'

GRAPHIC #5:  Photo and Caption: Thomas C. Waggoner (left), Brain R. Esher
             (center) and Ronald E. Grambo (right)
WHERE:       Located on Page 3, second page of Letter to Shareholders'

GRAPHIC #6:  Photo and Caption: Employees at the LaVergne, Tennessee plant celebrate receiving the John Deere Supplier Quality Certification
             Award. (L-R) Edna Young, Brenda Patterson, Clarence Williams and
             Jim Fields.
WHERE:       Located on Page 4, first page of S.K. Wellman profile

GRAPHIC #7:  Artwork - (1) Bar Graph Chart: R&D and Engineering Expenditures,
             % of sales
WHERE:       Located on Page 4, first page of S.K. Wellman profile

GRAPHIC #8:  Photo and Caption: Richard E. Dowell, Director of Organic R&D
             (left) and Horst Becker, Director of Metallic R&D (right)
             examine dynamometer test results with Technician Ronald F. Fhay
             (seated)
WHERE:       Located on Page 5, second page of S.K. Wellman profile

GRAPHIC #9:  Artwork - 70 Year Gold & Blue Banner
WHERE:       Located on Page 5, second page of S.K. Wellman profile

GRAPHIC #10: Photo and Caption: The S.K. Wellman management team includes:
             (seated L-R) Ronald E. Grambo, Thomas W. Hites, James W.
             Feldhouse, Brian R. Esher and Giovanni Cipolla. (standing L-R)
             Frederic A. Kowalcyk, Thomas C. Waggoner, Anthony M. Gambatese
             and Douglas O. Firman.
WHERE:       Located on Page 5, second page of S.K. Wellman profile

GRAPHIC #11: Artwork - MLX Logo
WHERE:       Located on Back Cover