Form 10-K, Exhibit 13
MLX CORP /MI
filed 1995-03-31
CIK 64247

MLX CORP.
1994 ANNUAL REPORT

PROFILE
Formed as a result of a reorganization in 1984, MLX Corp is today a publicly held company owned by an estimated 10,000 beneficial shareholders. MLX owns and manages the S. K. Wellman group of specialty friction materials businesses. MLX has a federal net operating loss carryforward exceeding $300 million to offset federal taxable income from its investments.

The S. K. Wellman subsidiaries are engaged in the global design and manufacture of specialty friction and related products intended for use in extremely demanding environments. Wellman produces friction components under very precise tolerances for use in brake, clutch and transmission applications in heavy equipment, farm machinery, military equipment, recreational vehicles, trains and over the road trucks as well as brake applications for commercial and military aircraft. Wellman participates in both the original equipment and replacement markets and relies on an extensive research and development and engineering staff to continually provide improved products and performance to its Fortune 500 and international customers.

CONTENTS
1    Financial Highlights
2    Letter to Shareholders
4    Five-Year Financial Review
6    Management's Discussion and Analysis
9    Consolidated Financial Statements and Notes
23   Report of Independent Auditors
24   Corporate Data

MLX Corp. & Subsidiaries
FINANCIAL HIGHLIGHTS
                                               1994        1993         1992
(In thousands, except per share data)
  Net sales                                 $60,858     $57,036      $53,862
  Operating earnings                          6,668       6,218        5,373
  Interest expense, net                      (1,553)     (2,100)      (2,612)
  Earnings before extraordinary item          2,747       2,039        1,385
  Net earnings                                2,747       5,666        5,509
  Earnings per share before extraordinary
    item (Net of dividends and accretion
    on preferred stock)                     $ 0.65      $  0.45       $ 0.55
  Long-term debt                            14,165       14,845       25,711
  Shareholders' equity (deficit)            10,729        7,324       (1,844)


Earnings per share data have been restated to reflect the 1993 one-for-ten reverse stock split.

[GRAPHS]
REVENUES
1994     $60,858
1993      57,036
1992      53,862
1991      50,714
1990      55,228


OPERATING EARNINGS
1994      $6,668
1993       6,218
1992       5,373
1991       3,738
1990       3,858


TANGIBLE SHAREHOLDERS' EQUITY*
1994      $  8,441
1993         4,539
1992        (4,576)
1991       (17,165)
1990       (99,323)
*Includes intangible assets of $2.7 million and $2.9 million in 1992 and 1993, respectively, and $108.2 million in 1990 including intangible assets of the RAC Group (discontinued as of December 31, 1993).

MLX Corp. & Subsidiaries
LETTER TO SHAREHOLDERS
      We are pleased to report another successful year of operations with a new record high in revenues and a five-year high for operating earnings at our S.K. Wellman operating subsidiary. This profitable operation has enabled us to further reduce our debt level and achieve an attractive, balanced debt to equity relationship. This also continues the trend of successful financial results which followed our restructuring accomplished in 1992.
                    The year was characterized by increased sales for brake, transmission and clutch applications for original equipment manufacturers both domestically and overseas. These increases more than offset declines experienced in our sales for U.S. military applications and the military component of export shipments. We ended the year with consolidated operating earnings of $6.7 million, an increase of 7% and our highest achievement for this measure since 1988.
                    The year also saw us expand our capital expenditures for enhanced operating capacity and efficiency at Wellman. The capital expenditures level of $3.0 million was our highest annual amount since 1990 and included a plant expansion in Italy, additional production line automation and laser cutting equipment. Our lower debt level permits us to direct more of our operating cash flow to these areas with a focus on long term benefits.
                    We had a very active productive year in managing the affairs of both MLX and Wellman. We were pleased to announce to you in April that we had regained our listing on the NASDAQ National Market System. This achieved our long-standing goal of providing you with a more active trading market with up to date and readily available trade data. In this context, we also dissolved our Restricted Transfer and Voting Trusts in May following the annual meeting of shareholders. This freed up additional common shares for trading in the equity market.
                    We were also successful in restructuring our financing arrangement with Wellman's senior lender. This November transaction enabled us to consolidate various loan facilities into one combined facility, lower our overall cost of borrowing and repay the Italian Seller Note in advance of its due date. In this transaction, our senior lending facility maturity was extended to January 1998.


[GRAPH]
REPORTED PRIMARY EARNINGS PER SHARE
1994       $0.65
1993        0.45
1992        0.55
1991        0.02
1990        0.06


TOTAL EARNINGS PER SHARE (Defined)*
1994       $1.15
1993        0.92
1992        0.98
1991        0.02
1990        0.06

                    From an operational viewpoint, our year was a successful one as well. At year's end our Wellman subsidiary had achieved an increase in quarterly sales over the comparable prior year quarter for eleven consecutive quarters. While we are facing various challenges at Wellman, including increasing margin pressures, our backlog of unshipped orders has reached a new record of $16.4 million. I am particularly proud of our Wellman management team for their drive and initiative in introducing many new products including various aftermarket products for motorcycle applications.
                    We were also active in 1994 in continuing our search for acquisition candidates with a strategy and line of business compatible with those of S.K. Wellman. We recognize that Wellman operates in a mature industry, and for this reason, long term success depends in part on creating synergistic alliances. To date, we have identified many acquisition opportunities but have been unsuccessful in negotiating attractive acquisition valuations for these businesses. We will continue to investigate ways to bring enhanced value to our shareholders.
                    Our sales outlook for 1995 continues to be strong, both domestically and overseas, and we expect to continue to fight pressures on our operating margins. In addition, we expect additional charges in 1995 pertaining to our Series A Preferred Stock since these preferred shares have a dividend rate based in part on the applicable prime rate as well as an increasing minimum rate feature. Our borrowings from our senior lender are also linked to the prime rate.
                   We hope you share our excitement about these financial and operating results. With your support, we will attempt to continue to add to the long-term value of our common stock.


Brian R. Esher
Chairman, President and Chief Executive Officer
March 10, 1995

[GRAPH]
LATEST TWELVE MONTHS ENDED
(In 000s)
                                                           Income Before
Twelve Months Ended:             Operating Earnings     Extraordinary Items
31-Dec-92                             5,373                   1,385
31-Mar-93                             5,949                   1,796
30-Jun-93                             5,844                   2,041
30-Sep-93                             6,151                   2,229
31-Dec-93                             6,218                   2,039
31-Mar-94                             6,605                   2,710
30-Jun-94                             6,892                   2,908
30-Sep-94                             6,331                   2,729
31-Dec-94                             6,668                   2,747

MLX Corp. & Subsidiaries
FINANCIAL REVIEW

SELECTED FINANCIAL INFORMATION
Years ended December 31                                    1994          1993          1992         1991          1990
Dollars in thousands (except earnings per share data)
Operating Data
Net sales                                              $ 60,858      $ 57,036      $ 53,862     $ 50,714      $ 55,228
Gross margin                                             14,493        13,862        12,586       10,711        13,329
Operating expenses (excluding
  restructuring and other
  nonrecurring costs in 1990)                             7,825         7,644         7,213        6,973         8,811
Operating earnings                                        6,668         6,218         5,373        3,738         3,858
Interest expense, net                                    (1,553)       (2,100)       (2,612)      (3,399)       (3,333)
Other income (expense)                                       20          (162)          367          (75)          331
Income taxes                                             (2,388)       (1,917)       (1,428)          (7)         (413)
Minority interests                                            -             -          (315)        (200)         (310)
  Earnings from continuing operations                     2,747         2,039         1,385           57           133
Discontinued operations                                       -             -             -      (23,291)      (26,505)

Extraordinary gain on
 early retirement of debt                                     -             -         3,627        4,124             -
  Net earnings (loss)                                     2,747         5,666         5,509      (23,234)      (26,372)
  Earnings (loss) applicable to common stock            $ 1,689       $ 4,793       $ 5,509     $(23,234)     $(26,372)

Discontinued Operations
Net sales                                                     -             -             -     $333,279      $394,849
Gross margin                                                  -             -             -       83,820        97,101
Operating expenses                                            -             -             -      (81,090)     (105,488)
Other expenses                                                -             -             -      (17,086)      (18,118)
Loss on disposal                                              -             -             -       (8,935)            -
  Net loss from discontinued operations                       -             -             -     $(23,291)     $(26,505)

Financial Position
Working capital                                         $10,908       $ 8,990       $ 9,752     $ 10,331      $ 14,589
Depreciation and amortization                             2,277         2,671         3,421        3,622         3,396
Total assets                                             37,524        33,761        33,128       41,718        47,945
Long-term liabilities                                    16,339        17,053        26,631       40,980        46,253
Minority interests                                            -             -             -        2,045         1,845
Shareholders' equity (deficit)                           10,729         7,324        (1,844)     (14,252)        8,852

Per Share Data
Average common shares outstanding
 and dilutive options                                     2,613         2,620         2,541        2,540         2,268
Earnings (loss) per share:
  Continuing operations                                $   0.65      $   0.45       $  0.55     $   0.02     $    0.06
  Discontinued operations                                     -             -             -        (9.17)       (11.69)
  Extraordinary gain on early
   retirement of debt                                         -          1.38          1.62            -             -
   Total                                               $   0.65      $   1.83       $  2.17     $  (9.15)    $  (11.63)

Earnings per share data have been restated to reflect the 1993 one-for-ten reverse stock split.

MLX Corp. & Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS
Results of Operations
Basis of Presentation -- The accompanying financial statements include the accounts of MLX Corp. (MLX or the Company) and its wholly owned subsidiaries.
              Effective June 25, 1993, MLX implemented a one-for-ten reverse stock split as approved by shareholders at the 1993 annual meeting of shareholders. Historical per share data in the consolidated financial statements and in the discussion below have been retroactively adjusted to reflect this reverse split.

1994 vs 1993 -- Revenues for S. K. Wellman in 1994 were $60.9 million versus a 1993 level of $57.0 million, an increase of 6.7%. This increase resulted from increased sales of clutch, brake and transmission components for applications including on-highway hauling vehicles, construction equipment and commercial aircraft. In addition, sales volume from the Italian facility increased by 20% over the prior year due to overall increased demand in their markets. Sales of after-market components decreased by 12% in 1994 versus 1993 due to declining demand for military items and the military component of export sales. The effect of foreign currency exchange fluctuations was insignificant in 1994.
              The gross margin achieved in 1994 was 23.8% compared to 24.3% in 1993. This decrease resulted from increases in raw material commodity prices (principally steel), strategic price concessions, unfavorable product mix shifts and outsourcing due to capacity constraints.
              Consolidated selling, general and administrative expenses for 1994 amounted to $7.8 million compared to $7.6 million in 1993, an increase of 2.4%. The increases occurred principally at S. K. Wellman as a result of higher compensation charges and the marketing costs of supporting new product initiatives. These were offset in part by reduced compensation and administrative charges at MLX Corp.
              Consolidated interest expense dropped from $2.1 million in 1993 to a level of $1.6 million in 1994 (a reduction of 26%). The MLX Corp. component dropped by $164,000 from the prior year due to the repayment of the minority interest purchase note in December 1993. The Wellman interest component dropped by $383,000 due to lower overall borrowings under the senior credit facility.
              Included in the results for 1993 is an extraordinary gain from early retirement of debt resulting from an exchange of Series A Preferred Stock for certain debt obligations described in Note C to the financial statements. No such exchange or gain occurred in 1994.
              Dividends and accretion applicable to Series A Preferred Stock increased to $1.1 million in 1994 versus $900,000 in 1993 due to increases in the prime rate component in the dividend rate structure.
              In 1994, the Company had net earnings of $2.7 million (or $0.65 per share net of obligations on the Series A Preferred Stock) compared to earnings before extraordinary item in 1993 of $2.0 million (or $0.45 per share). The extraordinary gain in 1993 amounted to $1.38 per common share.

1993 vs 1992 -- Revenues for S. K. Wellman in 1993 were $57.0 million compared to a 1992 level of $53.9 million, an increase of 5.9%. This increase resulted principally from higher sales of transmission and clutch components for use in construction equipment, farm machinery and on-highway hauling vehicles. In addition, after-market sales increased by 15.4% compared to 1992 due to higher demand for sales for U.S. military applications and to export customers.
              Sales of aircraft brake components in 1993 decreased by approximately 10.5% compared to 1992 due to lower mid-year demand from commercial airline customers.
              In addition, reported 1993 sales from the Italian plant, as expressed in U.S. dollars, decreased by $700,000, or 7.3%, compared to 1992. However, if the weighted average currency exchange rate for 1992 had remained constant in 1993, reported 1993 sales from this plant would have increased by $1.7 million, or 18%.
              The gross margin achieved in 1993 increased to 24.3% compared to 23.4% in 1992. This favorable result was due principally to improved efficiencies in production operations which offset the unfavorable shift in product mix away from higher margin commercial aircraft products.

MLX Corp. & Subsidiaries
             Consolidated selling, general and administrative expenses for 1993 rose by 6% to $7.6 million compared to $7.2 million in 1992. At S. K. Wellman, such expenses rose by a nominal amount to $6.3 million. At MLX Corp. charges in this area increased to $1.3 million (from $1.1 million in 1992) since 1992 had a nonrecurring credit of $675,000 resulting from a change in estimate in medical claim reserves which was partially offset by a charge of $450,000 for potential litigation and professional obligations.
              Consolidated interest expense dropped from $2.6 million in 1992 to $2.1 million in 1993. The interest incurred at S. K. Wellman rose to $1.7 million in 1993 (compared to $1.3 million in 1992) as a result of amounts borrowed to pay off the MLX senior term loan and the minority interest obligations. At MLX the interest charge dropped to $400,000 in 1993 (compared to $1.3 million in 1992) due to the payoff of the senior term loan and the exchange of certain of the Zero Coupon Bonds for Series A Preferred Stock.
              Included in the results for 1993 is an extraordinary gain from early retirement of debt of $3.6 million resulting from the exchange in the second quarter of Series A Preferred Stock and 1993 Variable Rate Notes for certain of the remaining Zero Coupon Bonds. The gain is reported net of a charge in lieu of federal income taxes of $1.9 million and is discussed in Note C to Consolidated Financial Statements.
              Earnings applicable to common stock for 1993 have been reduced for dividend and accretion obligations amounting to $873,000 on the Series A Preferred Stock issued as of December 31, 1992 and April 22, 1993.
              In 1993, the Company had earnings before extraordinary items of $2.0 million, $0.45 per share (net of obligations on the Series A Preferred Stock), and net income of $5.7 million, or $1.83 per share. In 1992, the Company had earnings before extraordinary item of $1.4 million, or $0.55 per share, and net income of $5.5 million, or $2.17 per share.
              The Company is able to offset substantially all of its federal taxable income with its pre-reorganization tax loss carryforwards and therefore has a federal tax liability only for Alternative Minimum Tax amounts. Accordingly, the charge in lieu of federal income taxes included in the statements of income is not accruable or payable. These pro forma charges for 1994, 1993 and 1992 (excluding the pro forma charge provided for extraordinary gains) were $1.3 million, $1.2 million and $1.1 million, respectively. The following table illustrates the effect of this pro forma charge on the Company's earnings and earnings per share.

                                                  1994       1993      1992
(Dollars in thousands, except per share data)
Earnings before extraordinary item             $ 2,747    $ 2,039   $ 1,385
Less dividends and accretion on
 preferred stock                                (1,058)      (873)        -
Plus pro forma federal tax charge
 not due or payable                              1,314      1,243     1,110
Total earnings                                 $ 3,003    $ 2,409   $ 2,495
Total earnings per common share                $  1.15    $  0.92   $  0.98

Financial Position and Liquidity
              Consolidated working capital at December 31, 1994 was $10.9 million compared to $9.0 million at December 31, 1993.
This increase resulted from higher trade receivables and inventories stemming from increased sales volume and additional inventory investments to support new product initiatives.
              S. K. Wellman finances its operations with cash from operations and the use of a senior credit facility. In 1993 the Company successfully executed a new senior credit agreement with a new lender which extends through January 1998. During 1993, the proceeds from this facility were used to pay down certain obligations of MLX Corp. and to replace the previous senior facility and the two Industrial Revenue Bonds. In 1994 funds from the senior credit facility were used to repay the Seller Note otherwise due in 1995 and to pay certain obligations of MLX Corp.
              In 1994 the senior credit facility was amended to lower the interest rate structure, extend the maturity date and to consolidate certain components of the facility. At December 31, 1994 the facility included a consolidated term component, a mezzanine component and an equipment line with varying amortization obligations and maturities ranging from July 1995 to January 1998. In addition, there is a revolving loan component with a limit of $7.2 million, subject to certain availability formulas, and an

MLX Corp. & Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS (Continued) expiration date of January 1998. In February 1995 the remaining balance under the mezzanine facility was repaid with proceeds from the revolving loan component.
              The amount available under the revolving loan facility at December 31, 1994 was $4.8 million which exceeded the amount outstanding on that date by $2.8 million. Management believes that the existing lending facilities provide adequate working capital resources for its anticipated needs in 1995.
              The senior credit facility limits cash dividends and loans which S. K.Wellman may make to MLX Corp. Under the most restrictive covenants, retained earnings in the amount of approximately $1.3 million were free from limitations on the payment of dividends to MLX Corp. at December 31, 1994.
              The Zero Coupon Bonds were originally issued in 1990 and were subsequently amended in 1992. As of the end of 1993, approximately 94.2% of these bonds had been exchanged for 1993 Variable Rate Notes and shares of Series A Preferred Stock. The remaining outstanding Zero Coupon Bonds mature in 2002 and require no payments of principal or interest until maturity except in very limited circumstances. Early redemption of the Bonds is at the Company's option.
              The Series A Preferred Stock was issued as of December 31, 1992 and April 22, 1993 and provides for dividend rates which commence at prime plus 2.5% (but not less than 9%) and escalate gradually to a peak of prime plus 7% (but not less than 14%) for all periods after January 1, 1999. The dividend rate at December 31, 1994 was 11%. Dividends accumulate in arrears unless paid, and the redemption of the Preferred Stock is solely at the option of the Company.
              The 1993 Variable Rate Notes were issued in April 1993 in exchange for certain of the Zero Coupon Bonds. The Notes have an escalating interest rate feature (currently at 11%) and mature in 2002. The agreement governing the Notes requires that interest due on the Notes be paid (on a pro rata basis) whenever dividends on the Series A Preferred Stock are paid.
              Effective December 31, 1992 the Company purchased the 13.7% minority interest in its S. K. Wellman subsidiary under the terms of the relevant agreement. Notes were issued to the holders of such minority interests, and these notes were paid off in February and December 1993.

Other Data

Capital Expenditures -- Capital expenditures in 1994 amounted to $3.0 million, all of which pertains to S. K. Wellman. These expenditures were made to expand the Italian facility, add laser cutting equipment and further automate the clutch component production lines. In 1993, capital expenditures amounted to $1.8 million for capital projects to improve quality control procedures, expand existing clutch component production capabilities, install new production capabilities in other areas and to automate certain engineering design steps. There were no material commitments for capital expenditures outstanding at December 31, 1994. The expected level of capital expenditures for S.K. Wellman in 1995 is approximately $3.2 million.

Seasonality -- Sales of S. K. Wellman generally do not follow a strong seasonal pattern. However, extended holiday shutdowns of major customer production sites can result in minor reductions in sales volume in the third and fourth quarters for the European operation and in the fourth quarter for the North American operation. The quarterly results are further affected by interim accounting estimates for matters such as income tax provisions, plant operating efficiencies, operating expense accruals and preferred stock dividends.

Backlog -- The backlog of unshipped orders for the ensuing three months (the period which generally represents a firm customer commitment) at December 31, 1994 was $16.4 million. At December 31, 1993 the backlog for such period was $13.0 million.

Employees -- At December 31, 1994 the Company had 559 employees compared to 511 at December 31, 1993. Approximately 247 are covered by collective bargaining agreements as of December 31, 1994.

MLX Corp. & Subsidiaries

Enviromental Status -- In connection with the loan application procedures for the new senior lender, S. K. Wellman performed certain tests for environmental contamination for each of the three owned U.S. operating sites. These tests revealed minor surface contamination at one site and no other condition requiring remediation. In 1993 the Company removed this contaminated soil following specific disposal guidelines. Costs incurred in connection with the removal were not significant.

Market, Share Ownership and Dividend Information -- As of December 31, 1994 (and commencing on April 28, 1994) the Company's common shares were traded on the NASDAQ National Market under the trading symbol "MLXR." From August 30, 1993 until April 28, 1994, the Company's shares were traded in the NASDAQ Small Cap Market. From January 26, 1993 until August 30, 1993, the Company's shares were traded in the Domestic OTC Electronic Bulletin Board regulated by NASD. Prior to that time and commencing on March 27, 1992, the Company's shares were traded on the NASDAQ Small Cap Market. Prior to that date the Company's shares were traded on the NASDAQ National Market.
              As of December 31, 1994 the Company estimated there were approximately 6,900 shareholders of record of its common stock. In addition, the Company believes that there are approximately 2,700 shareholders whose shares are registered in names of nominees.
              In connection with the reverse stock split implemented in June 1993, approximately 3,200 shareholders who held fewer than 10 pre-split shares were eliminated as shareholders and given the right to redeem their shares at $1 each.
              MLX's current policy is to retain earnings to finance future growth and for debt repayment and, accordingly, does not currently expect to pay any cash dividends on its common stock in the foreseeable future. In addition, certain covenants relating to indebtedness of MLX and S. K. Wellman prohibit the payment of common stock cash dividends.

Quarterly Data (Unaudited)

1994                                                 1st            2nd             3rd              4th
(In thousands, except per share data)
Net sales                                     $   14,995     $   15,405      $   14,940       $   15,518
Operating earnings                                 1,921          1,739           1,156            1,852
Net earnings                                       1,046            792             493              416
Earnings applicable to common stockholders           800            543             243              103
Net earnings per common share                 $     0.31     $     0.21      $     0.09       $     0.04
Stock price range per common share            $6.13-5.25     $7.50-5.25      $7.38-5.38       $6.00-3.75
Trading volume as reported by NASDAQ                  69            174             164              129


1993                                                 1st            2nd             3rd              4th
Net sales                                     $   14,428     $   14,143      $   13,892       $   14,573
Operating earnings                                 1,534          1,452           1,717            1,515
Extraordinary gain on early retirement
 of debt                                               -          3,627               -                -
Net earnings                                         375          4,221             672              398
Earnings applicable to common stockholders           195          3,982             430              186
Net earnings per common share:
  Earnings before extraordinary item          $     0.08     $     0.13     $      0.16       $     0.07
  Extraordinary gain on early retirement
    of debt                                            -           1.37               -                -
      Total                                   $     0.08     $     1.50     $      0.16       $     0.07
Stock price range per common share            $9.38-3.13     $9.38-5.00     $ 9.00-4.25       $5.75-4.13
Trading volume as reported by NASDAQ                  73             45              64               55

MLX Corp. & Subsidiaries
CONSOLIDATED BALANCE SHEETS
December 31                                        1994        1993
(Dollars in thousands, except share data)
Assets
  Current assets
    Cash and cash equivalents                   $ 1,087      $  985
    Accounts receivable                           9,638       8,357
    Inventories                                   9,681       8,449
    Prepaid expenses and other current assets       958         583
      Total current assets                       21,364      18,374
  Property, plant and equipment, net             13,362      12,064
  Intangible assets, net                          2,288       2,785
  Other assets                                      510         538
      Total assets                              $37,524     $33,761

Liabilities
  Current liabilities
    Accounts payable                            $ 4,629       3,362
    Accrued compensation and benefits             2,965       2,809
    Other accrued liabilities and expenses        1,630       1,969
    Accrued taxes                                   815         553
    Dividends payable on Series A
      preferred stock                               212         638
    Current portion of long-term debt               205          53
      Total current liabilities                  10,456       9,384
  Long-term debt                                 13,960      14,792
  Other long-term liabilities                     2,379       2,261
  Shareholders' equity
    Preferred stock, no par value --
     authorized 1,500,000 shares;
     none outstanding                                 -           -
    Preferred stock, Series A, $30 par
     value -- authorized 500,000 shares;
     264,000 shares outstanding                   7,265       6,981
    Common stock, $.01 par value --
     authorized 38,500,000 shares;
     2,540,000 shares outstanding
     (2,536,000 shares in 1993)                      25          25
    Capital in excess of par value               61,874      60,551
    Retained earnings deficit since
     December 11, 1984                          (57,147)    (58,836)
                                                 12,017       8,721
    Other equity adjustments                     (1,288)     (1,397)
      Total shareholders' equity                 10,729       7,324
      Total liabilities and shareholders'
        equity                                  $37,524     $33,761

See notes to consolidated financial statements.

MLX Corp. & Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31                            1994        1993      1992
(Dollars in thousands, except per share data)
Net sales                                      $ 60,858    $ 57,036  $ 53,862
Costs and expenses
  Cost of products sold                          46,365      43,174    41,276
  Selling, general and administrative
    expenses                                      7,825       7,644     7,213

                                                 54,190      50,818    48,489
Operating earnings                                6,668       6,218     5,373
  Interest expense, net                          (1,553)     (2,100)   (2,612)
  Other income (expense)                             20        (162)      367
Earnings before income taxes, minority
 interests, and extraordinary item                5,135        3,956    3,128
   Provision for income taxes:
    Federal taxes due and payable                    80          150        -
    Charge in lieu of federal income taxes        1,314        1,243    1,110
    Foreign, state and local income taxes           994          524      318
   Minority interests in net earnings of
    consolidated subsidiaries                         -            -      315
Earnings before extraordinary item                2,747        2,039    1,385
   Extraordinary gain on early retirement
    of debt (net of charge in
    lieu of federal income taxes of $1,869
    in 1993 and $1,661 in 1992)                       -        3,627    4,124
Net earnings                                      2,747        5,666    5,509
Dividends and accretion on preferred stock       (1,058)        (873)       -
Earnings applicable to common stock             $ 1,689     $  4,793  $ 5,509

Earnings per share:
  Earnings before extraordinary item
   (net of dividends and accretion on
   preferred stock)                             $  0.65     $   0.45  $  0.55
  Extraordinary gain on early retirement
   of debt                                            -         1.38     1.62
   Net earnings                                 $  0.65     $   1.83  $  2.17
Average outstanding common shares and
 dilutive options                                 2,613        2,620    2,541

See notes to consolidated financial statements.

MLX Corp. & Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                  Series A              Capital In        Retained          Other
                                                 Preferred   Common      Excess of        Earnings         Equity
(Dollars in thousands)                               Stock    Stock      Par Value       (Deficit)    Adjustments      Total
Balances at January 1, 1992                         $    -    $ 254        $54,548       $(69,138)          $  84   $(14,252)
Issuance of 200,000 shares of preferred
    stock in connection with the
    retirement of debt                               5,100        -              -              -               -      5,100
Foreign currency translation adjustment                  -        -              -              -            (972)      (972)
Benefit of pre-reorganization
    tax loss carryforwards                               -        -          2,771              -               -      2,771
Net earnings                                             -        -              -          5,509               -      5,509
Balances at December 31, 1992                        5,100      254         57,319        (63,629)           (888)    (1,844)

Issuance of 64,000 shares of
    preferred stock in connection with
    the retirement of debt                           1,646        -              -              -               -      1,646
Dividends and accretion
    on preferred stock                                 235        -              -           (873)              -       (638)
Foreign currency translation adjustment                  -        -              -              -            (509)      (509)
Benefit of pre-reorganization
    tax loss carryforwards                               -        -          3,112              -               -      3,112
One-for-ten reverse stock split                          -     (229)           118              -               -       (111)
Stock options exercised                                  -        -              2              -               -          2
Net earnings                                             -        -              -          5,666               -      5,666
Balances at December 31, 1993                        6,981       25          60,551       (58,836)         (1,397)     7,324
Dividends and accretion
    on preferred stock                                 284        -               -        (1,058)              -       (774)
Foreign currency translation adjustment                  -        -               -             -             109        109
Benefit of pre-reorganization
    tax loss carryforwards                               -        -           1,314             -               -      1,314
Stock options exercised                                  -        -               9             -               -          9
Net earnings                                             -        -               -         2,747               -      2,747
Balances at December 31, 1994                       $7,265     $ 25        $  61,874     $(57,147)        $(1,288)   $10,729

See notes to consolidated financial statements.

MLX Corp. & Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31                             1994       1993      1992
(Dollars in thousands)
Cash Flows From Operating Activities:
Net earnings                                     $ 2,747   $  5,666   $ 5,509
 Adjustments to reconcile net earnings
  to net cash provided
  by operating activities:
   Extraordinary gain on early retirement
    of debt                                            -     (5,496)   (5,785)
   Charge in lieu of federal income taxes          1,314      3,112     2,771
   Depreciation and amortization                   2,277      2,671     3,421
   Minority interests in net earnings
    of consolidated subsidiaries                       -          -       315
   Changes in operating assets and liabilities:
     Accounts receivable                          (1,281)       (84)       (2)
     Inventories and prepaid expenses             (1,607)      (390)    1,264
     Accounts payable and accrued expenses           920      1,630    (1,094)
   Other                                             693     (1,053)     (919)
Net cash provided by operating activities          5,063      6,056     5,480

Cash Flows From Investing Activities:
  Purchase of property, plant and equipment       (2,985)    (1,820)   (1,129)
Net cash used in investing activities             (2,985)    (1,820)   (1,129)

Cash Flows From Financing Activities:
 Borrowings on long-term debt                        976     10,740         -
 Repayment of debt                                (1,761)   (14,611)   (6,460)
 Payment of dividends on Series
  A preferred stock                               (1,200)         -         -
  Other                                                9        (47)        -
 Net cash used in financing activities            (1,976)    (3,918)   (6,460)
 Net increase (decrease) in cash and
  cash equivalents                                   102        318    (2,109)
 Cash and cash equivalents at January 1              985        667     2,776
 Cash and cash equivalents at December 31        $ 1,087     $  985    $  667

See notes to consolidated financial statements.

MLX Corp. & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A Summary of Significant Accounting Policies
                          Principles of Consolidation: The financial
statements include the accounts of MLX Corp. (MLX or the Company) and its wholly owned subsidiaries. The wholly owned subsidiaries include S. K. Wellman Limited, Inc. (S. K. Wellman -- the principal entity of the Company's specialty friction materials manufacturing group) and each of its wholly owned subsidiaries. Upon consolidation, all significant intercompany accounts and transactions have been eliminated.
                          Cash Equivalents: Cash equivalents consist of
investments in short-term asset management accounts. Such investments are stated at cost plus accrued interest which approximates market value. For purposes of the accompanying Consolidated Statements of Cash Flows, the Compan y considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.
                          Inventories: Inventories are stated at the lower of
cost or market. Cost is determined by the first-in, first-out (FIFO) method. The components of inventories are as follows (in thousands):

                                           1994             1993
   Manufactured goods                    $2,353           $2,298
   Raw materials and work in progress     7,328            6,151
                                         $9,681           $8,449

                          Property, Plant and Equipment: Properties are
recorded at cost and include expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets. The components of property, plant and equipment are as follows (in thousands):

                                                 1994              1993
  Land and improvements                       $ 1,239           $ 1,179
  Buildings and leasehold improvements          7,376             6,933
  Machinery and equipment                      17,581            16,007
  Construction in progress                      1,178               533
                                               27,374            24,652
  Accumulated depreciation and amortization   (14,012)          (12,588)
                                              $13,362           $12,064

                          Accrued Insurance: The Company sponsors funded
health and workers' compensation plans for the majority of its employees. Premiums are based on experience and accrued insurance is based on a pre-calculated contractual obligation to the insurance company. During a portion of 1992 the Company was self-insured for both health and workers' compensation claims.
                          Health accruals under the previous plan were based
on current claims plus estimates of incurred but not reported claims. In 1992 the Company recorded income of $675,000 related to a change in its estimate of necessary claims accrual due to better than expected claims experience.

MLX Corp. & Subsidiaries
NOTE A Summary of Significant Accounting Policies (continued)
                          Intangible Assets: Intangible assets are amortized
using the straight-line method over the average lives indicated in the following table. The components of intangible assets are as follows (in thousands):

                                             1994           1993      Life
Excess of cost of acquired businesses
  over the fair value
  of the net assets acquired              $ 2,445        $ 2,445   10 years
Deferred financing costs                      953            907   11 years
Proprietary formulations and patents        1,806          1,806   10 years
Pension costs                               1,025          1,018   15 years
                                            6,229          6,176
Accumulated amortization                   (3,941)        (3,391)
                                          $ 2,288        $ 2,785

                          Accounting Changes: Effective January 1, 1993, the
Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The adoption of Statement 109 did not have an impact on the Company's financial position or results of operations.
                          Effective January 1, 1993, the Company adopted
Statement of Financial Accounting Standards No. 106, "Employers Accounting for Post-retirement Benefits Other Than Pensions" which requires the projected future costs of providing post-retirement health care benefits be recognized as an expense as employees render service instead of when benefits are paid. The Company elected to recognize the transition obligation on a prospective basis. The transition obligation (approximately $540,000 at January 1, 1993) for prior service costs at the time of adoption of the Standard is being amortized into general and administrative expense over 20 years.
                          Federal Income Taxes: Any tax benefits resulting
from the utilization of the Company's federal net operating loss or other carryforwards existing at December 11, 1984, the date of confirmation of the Plan of Reorganization (Confirmation Date), are excluded from operations and credited to capital in excess of par value in the year such tax benefits are realized.
                          Earnings Per Common Share: Primary earnings per
common share is based on the weighted average number of shares outstanding during each year and dilutive common stock equivalents. Earnings applicable to common stock is determined by adjusting net earnings for dividends and accretion on preferred stock.

NOTE B Relationship With Pameco Corporation
                          On March 19, 1992 the Company reached an agreement
with its Refrigeration & Air Conditioning (RAC) Group senior lenders (the Lenders) and a third party investment group, (the Buyers) which included a director, to sell its equity interest in its RAC Group. The loss on disposal resulting from the divestiture of the RAC Group was reported in the 1991 consolidated financial statements.
                          MLX entered into an agreement with the Buyers
pursuant to which MLX shares management, operational and administrative functions with the RAC Group (renamed Pameco Corporation). The costs for such services are also shared. In 1994 MLX paid $60,000 to Pameco Corporation under this agreement. MLX received $81,500 (net of amounts paid) in 1993 and
$470,000 in 1992 from Pameco Corporation.   Such amounts are included as a
component of selling, general and administrative expenses in the accompanying Consolidated Statements of Income.

MLX Corp. & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE C GAIN ON EARLY RETIREMENT OF DEBT
                          Effective December 31, 1992, the Company exchanged
shares of its Series A Preferred Stock (see Note F) with an approximate fair value of $5.1 million (face value of $6.0 million) for Zero Coupon Bonds with a carrying value of $7.7 million and a portion of the MLX Senior Term Loan with a carrying value of $3.1 million. In addition, a senior term loan with a carrying value of $2.6 million was replaced with a note for $2.5 million (since repaid). The resulting net gain on early retirement of debt of $4.1 million was reported as of December 31, 1992 as an extraordinary item.
                          During the quarter ended June 30, 1993, the Company
exchanged shares of its Series A Preferred Stock (see Note F) with an approximate fair value of $1.6 million (face value of $1.9 million) and 1993 Variable Rate Notes with an approximate fair value of $1.4 million for Zero Coupon Bonds with a carrying value of $8.5 million. The resulting net gain on early retirement of debt of $3.6 million was reported in the quarter ended June 30, 1993 as an extraordinary item.

NOTE D LONG-TERM DEBT
                          The components of long-term debt are as follows (in
thousands):

                                                     1994             1993
S. K. Wellman:
   Senior credit facility:
      Revolving credit facility                   $ 1,981          $ 2,345
      Real estate term facility                         -            6,450
      Consolidated term facility                    8,399                -
      Mezzanine component                             550            1,350
      Equipment term note                               -              420
   Seller note, due 1995 with interest at 8%            -            1,703
   Note payable to bank                               128              175
   Capital leases                                     644                -
MLX:
   Zero coupon bonds net of unamortized
     discount of $130 in 1994 and $147 in 1993      1,022            1,005
   Variable rate subordinated notes                 1,441            1,397
                                                   14,165           14,845
Less current portion of debt                         (205)             (53)
                                                 $ 13,960         $ 14,792

                          S. K. Wellman: S. K. Wellman's primary credit
facility at December 31, 1994 was the senior credit facility which provides for four borrowing components with varying rates and repayment obligations. It is secured by a lien of substantially all the North American assets of S.
K. Wellman and a pledge of the common stock of the Italian subsidiary. The loan and security agreement for the senior credit facility requires S. K. Wellman to, among other things, maintain certain levels of working capital, net worth and profitability. This agreement also limits cash dividends and loans to MLX Corp. Under the most restrictive covenants, retained earnings in the amount of approximately $1.3 million were free from limitations on the payment of dividends to MLX Corp. at December 31, 1994. In November 1994 the loan and security agreement was amended to extend the expiration of the facility through January 1998 and to consolidate the real estate term facility, the original equipment term note and the proceeds used to repay the seller note into the consolidated term loan.

MLX Corp. & Subsidiaries
NOTE D LONG-TERM DEBT (continued)
                          The senior credit facility has a revolving credit
component with a maximum borrowing limit of $7.2 million which expires in January 1998. This revolving loan bears interest at prime rate plus 1.25% (9.75%) at December 31, 1994 compared to prime rate plus 2.0% (8%) at December 31, 1993. The amount which may be borrowed is subject to certain availability formulas regarding accounts receivable and inventory.
                           The senior credit facility also includes a
consolidated term loan component with an initial balance of $8.5 million. This loan requires monthly amortization of $101,000 with any remaining unpaid
balance payable in January 1998.   The loan bears an initial interest rate of
prime plus 2.0% which drops to prime plus 1.75% after certain conditions are met. The senior credit facility also includes a $2 million 30-month mezzanine term facility (expiring in July 1995) with monthly amortization requirements of $67,000 and an interest rate of prime plus 3.5%. This facility was repaid, with no penalty, in February 1995.
                          The senior credit facility has an additional line
of credit intended to fund capital expenditures up to a maximum of $2.0 million. At December 31, 1994 no amounts were outstanding under the arrangement. This line will bear interest at prime rate plus 1.75%. Advances may be made at any time until January 1997.
                          The proceeds of the note payable to a bank were
used to fund certain capital expenditures in Italy. The note bears interest at 9%, is unsecured and is due in varying quarterly installments through December 1996.
                          MLX: The Company has outstanding Zero Coupon Bonds
with a maturity date of March 2002. As of December 1992 and April 1993 certain of the Bonds were exchanged for MLX Series A Preferred Stock (See Note C) and Variable Rate Notes. Subsequent to these exchanges, Zero Coupon Bonds with a net carrying value at December 31, 1994 of $1.0 million remain outstanding. Such Bonds have a maturity value of $1.2 million and have an accretion rate of 1.7% for financial reporting purposes. The redemption value of the Bonds remaining after the exchange was $605,000 at December 31, 1994.
                          In April 1993 MLX issued variable rate subordinated
notes to certain holders of its Zero Coupon Bonds. These notes, which are unsecured, bear interest at an initial rate of the prime rate plus 2.5% (11% at December 31, 1994) but not less than 9%, increasing to a maximum rate of the prime rate plus 7%, but not less than 14% on January 1, 1999. The notes were initially recorded at their estimated fair value and are being increased to the redemption value of $1,444,000 during the period from date of issuance until March 19, 2002 (date of maturity). The notes are due in 2002 or, on a pro rata basis, whenever shares of the Series A preferred stock are repurchased.
                          Aggregate maturities and other required reductions
of debt for the next five years are: 1995 -$205,000, 1996 - $1.4 million, 1997 - $1.3 million, 1998 - $8.6 million and 1999 - $32,000. The Company intends to pay installments due in 1995 under the consolidated term facility and mezzanine component with borrowings under the revolving credit facility. Accordingly, such amounts have been classified as long term.
                          Interest paid was $1.4 million in 1994, $1.5
million in 1993, and $1.2 million in 1992.

NOTE E REVERSE STOCK SPLIT
                          On June 2, 1993, the stockholders authorized a
reverse stock split whereby each 10 common shares owned prior to the reverse stock split became one common share. The reverse stock split was implemented on June 25, 1993, and fractional common shares (approximately 62,000 common shares) were or will be repurchased for $1.00 per share.
                          All references in the financial statements with
regard to average number of shares of common stock and related prices and per share amounts have been restated to reflect the one-for-ten reverse stock split.

MLX Corp. & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE F SHAREHOLDERS' EQUITY AND STOCK OPTIONS
                          The assets and liabilities of foreign operations
are translated into U.S. dollars at current exchange rates with the resulting cumulative translation adjustment, $(1,018,000) at December 31, 1994 and $(1,127,000) at December 31, 1993, recorded as a separate component of shareholders' equity. Exchange adjustments resulting from foreign currency translations included in other income (expense) in the accompanying Consolidated Statements of Income were $95,000 in 1994, $(255,000) in 1993 and $(461,000) in 1992.
                          The Company has a stock option plan which provides
that options may be granted to key employees, including officers and directors, to purchase common stock at a price not less than market value on the date the option is granted. The stock options are exercisable over periods not exceeding five years. A summary of transactions under the plan is as follows:

                                                        1994                          1993                           1992
                                                Number     Price Per          Number        Price Per       Number        Price Per
                                             of Shares         Share       of Shares           Share     of Shares            Share
Outstanding at beginning of year                94,733    $2.50-8.44          87,000     $2.50-33.70        75,490      $5.00-33.70
Granted                                         14,300          4.00         11,800        4.25-8.44        86,000             2.50
Exercised                                       (3,600)         2.50           (867)       2.50-8.44             -                -
Canceled for reissuance(1)                           -             -              -                -       (24,450)      5.00-31.30
Canceled                                          (966)    2.50-8.44         (3,200)      2.50-33.70       (50,040)      5.00-33.70
Outstanding at end of year                     104,467    $2.50-8.44         94,733       $2.50-8.44        87,000      $2.50-33.70

At December 31:
Exercisable                                     91,100                       58,854                         29,665
Reserved for future grant                        3,817                       17,151                         25,750

(1) As a result of the sale of the RAC Group in March of 1992, certain options held by employees of that group were canceled.
Options were also canceled for MLX employees and reissued at the market price as of the new date of issuance.
Certain other key employees of MLX were also issued options during 1992.

                          On February 11, 1991, MLX issued options to its
Chief Executive Officer (CEO) to acquire 190,400 shares of the Company's common stock at $5.00 per share (the market value at date of grant), which are not reflected in the table above. At December 31, 1994, all such options are exercisable and will expire in February 1998. The options contain a clause that in the event that any new or existing shareholders increase their percentage ownership interest of the Company's common stock by 5% or more, the options are immediately converted to a Stock Appreciation Rights (SAR).

MLX Corp. & Subsidiaries
                         The Company is authorized to issue up to 500,000
shares designated as Series A Preferred Stock with a par value and liquidation preference of $30 per share. The Series A Preferred Stock is non-voting. Cumulative dividends on the Series A Preferred Stock are payable when, and if declared, at an initial rate of the prime rate plus 2.5% (11% at December 31, 1994), but not less than 9%, increasing to a maximum rate of the prime rate plus 7%, but not less than 14% on January 1, 1999. The dividend rate will be 1% greater than the rate reflected above for any period after March 31, 1994 during which dividends for more than one quarter remain unpaid. The Series A Preferred Stock is redeemable at the option of the Company at any time at a cash redemption price equal to $30 per share plus any and all cumulative dividends accrued and unpaid on the date of redemption.
                          An aggregate of 264,000 shares of Series A
Preferred Stock was issued (see Note C) to certain holders of Zero Coupon Bonds as of December 1992 and April 1993. The Series A Preferred Stock was initially recorded at its estimated fair value and is being increased to the redemption price of $30 per share during the period from date of issuance until January 1, 1999 (commencement of maximum annual dividend rate). The annual accretion, based on the interest method, is charged to retained earnings and amounted to $284,000 in 1994 and $235,000 in 1993.

NOTE G INCOME TAXES
                          Effective January 1, 1993, the Company adopted the
liability method of accounting for income taxes as required by FASB Statement 109, "Accounting for Income Taxes."
                          At December 31, 1994, MLX has net operating loss
carryforwards, existing as of the Confirmation Date, of approximately $277.4 million which are available to offset future taxable income for federal income tax purposes. Such carryforwards expire as follows: $16.8 million in 1995, $41.3 million in 1996, $144.3 million in 1997, $1.2 million in 1998 and
$73.8 million in 1999. Any tax benefit derived from the utilization of these net operating loss carryforwards is excluded from operations and credited to capital in excess of par value in the year such tax benefits are utilized.
                          Subsequent to the Confirmation Date, the Company
has available (for federal income tax purposes), net operating loss carryforwards of approximately $59.2 million, which expire as follows: $2.7 million in 2000, $45,000 in 2001, $2.2 million in 2002, $8,000 in 2004, $5.0 million in 2005, $2.0 million in 2006 and $47.3 million in 2007.
                          The cumulative net operating loss for financial
reporting purposes approximates the tax amount as shown above. The components of the income tax provision are as follows (in thousands):

                                              1994         1993       1992
Charge in lieu of federal income taxes:
 Operating earnings                         $1,314       $1,243     $1,110
 Extraordinary gain                              -        1,869      1,661
   Total                                    $1,314       $3,112     $2,771
Federal alternative minimum taxes           $   80       $  150     $    -
Foreign, state and local income taxes:
 Foreign                                    $  699       $  168     $  (82)
 State and local                               295          356        400
   Total                                    $  994       $  524     $  318

                          The charge in lieu of federal income taxes is
computed by applying the statutory rate to earnings before income taxes adjusted for items which are not deductible (includable) for income tax purposes of $(954,000) in 1994, $(2,000) in 1993 and $617,000 in 1992
(principally results from foreign operations and goodwill amortization) and further adjusted for foreign, state and local taxes.

MLX Corp. & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1994 and 1993 are as follows (in thousands):


                                                       1994         1993
Federal net operating loss carryforward           $ 114,000    $ 115,000
State net operating loss carryforward                 3,000        3,000
Reserves and other                                    2,000        3,000
Total                                               119,000      121,000
Valuation allowance for deferred tax assets        (119,000)    (121,000)
Net deferred tax assets                          $        -    $       -

                 The valuation allowance for deferred tax assets decreased $3 million during 1993.
                          Undistributed earnings of the Company's foreign
subsidiaries were not significant at December 31, 1994. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to various foreign countries.
                          Cash paid for foreign, state and local taxes and
federal alternative minimum taxes amounted to $810,000, $504,000 and $500,000 in 1994, 1993 and 1992, respectively.


NOTE H EMPLOYEE BENEFITS
                          The Company and its subsidiaries sponsor a defined
contribution plan which covers a majority of their employees. This plan provides for voluntary employee contributions, a matching Company contribution and a discretionary Company contribution. Expenses related to this plan were $516,000, $470,000 and $128,000 in 1994, 1993 and 1992, respectively.
                          The Company and certain of its subsidiaries sponsor
two non-contributory defined benefit pension plans covering certain of their U.S. and Canadian employees. Benefits under one plan are based on compensation during the years immediately preceding retirement. Under the other plan, the benefits are based on a fixed annual benefit for each year of credited service. It is the Company's policy to make contributions to these plans sufficient to meet minimum funding requirements of the applicable laws and regulations, plus such additional amounts, if any, as the Company's actuarial consultants advise to be appropriate. Plan assets consist principally of equity securities and fixed income instruments. In 1992 the Company terminated one of its defined benefit plans and recognized a curtailment gain of $200,000. The Company settled the obligation under the plan in 1993, which resulted in a loss of $230,000. A summary of the components of net periodic pension costs for the plans is as follows (in thousands):

                                          1994          1993        1992
Service cost                             $ 125         $ 105       $ 344
Interest cost                              160           259         439
Actual return on plan assets                71          (281)       (197)
Net amortization and deferral             (227)           88         (90)
                                         $ 129         $ 171       $ 496
Assumptions used were:
Weighted average discount rate            8.38%         7.44%       8.03%
Rate of increase in compensation levels   5.00%         6.00%       6.00%
Weighted average expected long-term
 rate of return on assets                 8.63%         8.63%       8.66%

MLX Corp. & Subsidiaries
NOTE H EMPLOYEE BENEFITS (continued)
                          The following table presents the funded status and
amounts recognized in the consolidated balance sheets at December 31, 1994 and 1993 related to the defined benefit plans (in thousands):


                                                                 Assets Exceed      Accumulated Assets Exceed     Accumulated
                                                                   Accumulated         Benefits   Accumulated        Benefits
                                                                      Benefits    Exceed Assets      Benefits   Exceed Assets
Actuarial present value of benefit obligations:
  Vested benefit obligations                                            $(372)         $(1,558)        $(423)        $(1,407)
  Accumulated benefit obligations                                       $(381)         $(1,772)        $(434)        $(1,613)
Projected benefit obligations                                           $(495)         $(1,772)        $(537)        $(1,613)
Plan assets at fair value                                                 891            1,038         1,012             984
Projected benefit obligations less than
  (in excess of) plan assets                                              396             (734)          475            (629)
Unrecognized net loss                                                     170              149            93              86
Prior service cost not yet recognized in
  net periodic pension cost                                                 -              349             -             200
Unrecognized net obligation (asset) at January 1                         (246)              76          (284)            214
Adjustment required to recognize minimum liability                          -             (574)            -            (500)
Prepaid (accrued) pension cost at December 31                           $ 320          $  (734)        $ 284          $ (629)

                          The Company provides a fixed non-contributory
benefit towards post-retirement health care for certain of its U.S. subsidiary's retired union employees. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7%. Post-retirement benefit costs, which are not considered significant, amounted to $50,000 in 1994 and $62,000 in 1993. Post-retirement benefit cost for 1992, which was recorded on a cash basis, has not been restated. Such amounts for 1992 are not considered significant.

MLX Corp. & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE I LEASES
                          The Company leases certain office and warehouse
facilities and equipment under noncancelable operating leases. Rental expense for 1994, 1993 and 1992 approximated $367,000, $312,000, and $351,000, respectively. Future minimum lease commitments under these agreements which have an original or existing term in excess of one year as of December 31, 1994 are: 1995 - $259,000, 1996 - $128,000, 1997 -$76,000, 1998 - $11,000 and
1999 - $9,000.

NOTE J SEGMENT INFORMATION
                          The Company is engaged in the design, manufacture
and sale of high-energy friction materials which are used primarily in jet aircraft brakes and heavy equipment brakes, transmissions and clutches. The following table presents geographic segment information for the years ended December 31, 1994, 1993 and 1992 (in thousands):

                                                Corporate   United States      Italy     Canada   Consolidated
1994:
Net sales                                          $    -         $49,010    $10,195     $1,653        $60,858
Inter-area sales to affiliates                          -           1,093         21        288          1,402
Earnings (loss)                                      (212)          2,445        402        112          2,747
Identifiable assets                                 1,005          25,699      9,086      1,734         37,524

1993:
Net sales                                          $    -         $46,923    $ 8,487     $1,626        $57,036
Inter-area sales to affiliates                          -             853          3        292          1,148
Earnings (loss)                                      (888)          2,943        (66)        50          2,039
Identifiable assets                                 1,119          23,253      7,521      1,868         33,761

1992:
Net sales                                          $    -         $42,987    $ 9,157     $1,718        $53,862
Inter-area sales to affiliates                          -             731         82        139            952
Earnings (loss)                                      (601)          2,291       (428)       123          1,385
Identifiable assets                                   921          22,824      7,494      1,889         33,128

                          Inter-area sales to affiliates represent products
which are transferred between geographic areas on a basis intended to approximate the market value of the products. Inter-area sales to affiliates are not included in the net sales of each geographic segment. Earnings (loss) by geographic area is defined as sales less all expenses (excluding extraordinary gain on early retirement of debt). Identifiable assets are those assets used exclusively in the operations of each geographic area. Corporate assets consist principally of cash and cash equivalents, prepaid expenses and intangible assets.
                          Product research, development and engineering
expenses were $3.4 million, $3.4 million and $3.2 million in 1994, 1993 and 1992, respectively. As a percent of sales, these expenditures were 5.5%, 5.9% and 5.9% respectively.

MLX Corp. &Subsidiaries
NOTE J SEGMENT INFORMATION
                          The percentage of net sales to major customers was
as follows:

                                  1994             1993               1992
Customer A                         15%              16%                15%
Customer B                          9%               9%                12%
Customer C                         16%              14%                14%
Customer D                          9%               9%                 9%

                          The Company manufacturers and sells sintered
friction materials to original equipment manufacturers, aircraft component and aftermarket customers. The Company's customers are not concentrated in any specific geographic region. The Company performs ongoing evaluations of its customers' financial condition and generally does not require collateral. Receivables generally are due within 60 days. Credit losses consistently have been within the range of management's expectations.

MLX Corp. & Subsidiaries
REPORT OF INDEPENDENT AUDITORSBoard of Directors
MLX Corp.:

                          We have audited the accompanying consolidated
balance sheets of MLX Corp. and subsidiaries as of
                          December 31, 1994 and 1993, and the related
consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
                          We conducted our audits in accordance with
generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
                          In our opinion, the financial statements referred
to above present fairly, in all material respects, the consolidated financial position of MLX Corp. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31,1994 in conformity with generally accepted accounting principles.



/S/ERNST & YOUNG LLP
March 10, 1995
Atlanta, Georgia

MLX Corp. & Subsidiaries
CORPORATE DATA

Board of Directors
Brian R. Esher
Chairman of the Board, President & Chief Executive Officer of the Company

W. John Roberts (1) (2)
Retired Senior Vice President-Finance and Treasurer, Amerisure Companies

Willem F. P. de Vogel (2)
President, Three Cities Research, Inc.

H. Whitney Wagner
Managing Director, Three Cities Research, Inc.

Alfred R. Glancy III (1) (2)
Chairman President & Chief Executive Officer, MCN Corporation

S. Sterling McMillan, III (1)
Vice Chairman, Greenlead Capital Management, Inc.

J. William Uhrig (1)
Managing Director, Three Cities Research, Inc.

(1) Member of Audit Committee
(2) Member of Compensation Committee

MLX Corporate Management
Brian R. Esher
Chairman of the Board, President & Chief Executive Officer

Theodore R. Kallgren
Vice President, Fianance & Treasurer

Thomas C. Waggoner
Vice President, Chief Financial Officer & Secretary

S.K. Wellman Operating Management
Ronald E. Grambo
President

James W. Feldhouse
Vice President, Operations

Giovanni Cipolla
General Manager, European Operations

Frederich A. Kowalcyk
Vice President, Velvetouch Division

Anthony M. Gambatese
Vice President, Sales

Douglas O. Firman
Corporate Controller

Gail D. Terry
Operations Manager, Canada

Corporate Data
Executive Office
1000 Center Place
Norcross, Georgia 30093

Independent Auditors
Ernst & Young LLP
Atlanta, Georgia

Legal Counsel
Kilpatrick & Cody
Atlanta, Georgia

Stock Transfer Agent & Registrar
American Stock Transfer & Trust Company
New York, New York


MLX Corp. common stock is traded in the NASDAQ National Market under the symbol "MLXR".

For more information about the Company or to obtain a copy of the Company's annual report on Form 10-K, contact the Investor Relations Department at
(404) 798-0677 or write to MLX Corp., 1000 Center Place, Norcross, Georgia
30093.

MLX Corp. World Headquarters
1000 Center Place
Norcross, Georgia 30093
(404) 798-0677
FAX (404) 798-0633

S. K. Wellman World Headquarters
6180 Cochran Road
Solon, Ohio 44139
(216) 498-2275
FAX (216) 498-2290