Form 10-K/A, Exhibit 13
period 1994-12-31
MLX CORP /MI
filed 1995-06-02
CIK 64247

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


CONTENTS

1........Financial Highlights
2........Letter to Shareholders
4........Five-Year Financial Review
5........Management's Discussion and Analysis
9........Consolidated Financial Statements and Notes
23.......Report of Independent Auditors
24.......Corporate Data

MLX Corp. & Subsidiaries

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)
                                                            1994          1993        1992
Net sales                                                $60,858       $57,036     $53,862
Operating earnings                                         6,668         6,218       5,373
Interest expense, net                                     (1,553)       (2,100)     (2,612)
Earnings before extraordinary item                         2,747         2,039       1,385
Net earnings                                               2,747         5,666       5,509
Earnings per share before extraordinary item
  (Net of dividends and accretion on preferred stock)    $  0.65       $  0.45     $  0.55
Long-term debt                                            14,165        14,845      25,711
Shareholders' equity (deficit)                            10,729         7,324      (1,844)

Earnings per share data have been restated to reflect the 1993 one-for-ten reverse stock split.

[GRAPHIC--PIE CHART]
REVENUES
1990     $55,228
1991      50,714
1992      53,862
1993      57,036
1994      60,858

OPERATING EARNINGS
1990      $3,858
1991       3,738
1992       5,373
1993       6,218
1994       6,668

TANGIBLE SHAREHOLDERS' EQUITY*
1990      $(99,323)
1991       (17,165)
1992        (4,576)
1993         4,539
1994         8,441

*includes intangible assets of $2.7 million and $2.9 million in 1992 and 1991, respectively, and $108.2 million in 1990 including intangible assets of the RAC Group (discontinued as of December 31, 1991).

MLX Corp. & Subsidiaries
LETTER TO SHAREHOLDERS

                    We are pleased to report another successful year of operations. Our S.K. Wellman subsidiary produced record revenues, and operating earnings reached a five year high. These profits enabled us to further reduce debt while maintaining our research and development spending and investments in new products, markets and technologies.
                    Despite strong results since our restructuring in 1992, S.K. Wellman operates in a mature, consolidating industry. In this situation, long-term success depends in part on creating alliances or in merging with synergistic businesses. While we have attempted since late 1993 to identify synergistic acquisition opportunities for Wellman, to date we have been unsuccessful in negotiating an attractive price for such businesses.
                    In response to this situation, we have solicited offers for our Wellman operating subsidiary and have executed a Stock Purchase Agreement to sell all our interests in Wellman for $60 million, which includes certain amounts related to the repayment or assumption of debt and capital leases by the purchaser. This sale is contingent on the majority approval by you, the common shareholders, at our upcoming annual meeting.
                    Your board recommends the approval of this proposed sale and has received from Donaldson, Lufkin & Jenrette Securities Corporation a favorable fairness opinion regarding the consideration to be received by the Company.
                    "We entered into an agreement providing for the sale of Wellman."
                    The sale of Wellman as proposed and described fully in our proxy statement would yield approximately $36 million in cash to MLX after payment of existing debts, the preferred stock interests, and payment of the federal and state tax obligations arising from the sale. Furthermore, with a substantial cash balance and no debt, MLX will be in a position to capitalize on the value of its large net operating loss carryforward.
                    In this transaction, our "fully diluted" shares (outstanding shares plus exercisable stock options) would remain constant at 2,822,000 equivalent shares. Our financial statements include a table at Note B showing the effects the proposed sale would have had on our balance sheet at December 31, 1994 on a pro forma basis.
                    "Your board recommends approval of the proposed sale."
                    Your board of directors has considered the direction MLX should take to enhance shareholder value if the sale of S.K. Wellman is approved at the upcoming Annual Meeting of Shareholders. As a result of such considerations, your board has identified certain strategies as being potentially attractive courses of action, although there can be no assurances

[GRAPHIC--PIE CHART]

REPORTED PRIMARY EARNINGS PER SHARE
1990     $0.06
1991      0.02
1992      0.55
1993      0.45
1994      0.65

TOTAL EARNINGS PER SHARE (Defined)*
1990     $0.06
1991      0.02
1992      0.98
1993      0.92
1994      1.15
*Total Earnings defined as earnings (a) excluding pro-forma federal tax provision, (b) after dividends and accretion on preferred stock, and (c) before extraordinary item.
The Company is able to offset substantially all of its federal taxable income with its pre-reorganization tax loss carry-forwards and therefore has a federal tax liability only for Alternative Minimum Tax amounts. Accordingly, the pro forma charge in lieu of federal income taxes included in the statements of income is not accruable or payable.

MLX Corp. & Subsidiaries
that any of them will be pursued. I urge you to consult the Proxy Statement for the 1995 Annual Meeting for a more complete description of the proposed transaction and the potential courses of action that are being considered by the board.
                     One such strategy involves utilizing a portion of the cash balance resulting from the sale of S.K. Wellman to support the issuance by MLX of a series of structured preferred securities (known as Market Auction Preferred Stock). Proceeds from the sale of the preferred securities would be invested in U.S. Government obligations or similar investments which represent low credit risks. The federal taxable income from this investment portfolio would be substantially sheltered by our existing net operating losses, and dividends would be paid on the preferred securities at market rates. The tax savings resulting from the utilization of the net operating loss carryforwards would enhance the returns to the shareholders.
                    Further, if valuations for businesses become more attractive, we will consider possible acquisitions. An additional strategy being considered is the use of the proceeds to support a common share buy-back program.
                    We should not overlook the many achievements of the employees of MLX and Wellman during 1994. I am especially proud of the achievements made by our Wellman operations team this year -- including the introduction of several new products and reaching an all-time revenue record. In fact, at year end our backlog of unshipped orders had reached $16.4 million which is the highest level for this measure since we have maintained this record. The 1994 operations are discussed in greater detail in the "Management's Discussion and Analysis" section elsewhere in this report. We regained our listing on the NASDAQ National Market System in April, and in November we restructured our senior lending facility to lower our borrowing costs and extend the maturity date of the facility.
                    "We accept the challenge of refocusing the mission of MLX."
                    In closing, you should know that we have approached the proposed sale of Wellman very carefully and analytically and ask for your approval at the upcoming annual meeting
- -- either in person or by proxy. We accept the challenge of refocusing the mission of MLX after the Wellman transaction. With your support, we will attempt to continue to add to the long-term value for our shareholders.

                    Brian R. Esher
                    Chairman, President and Chief Executive Officer
                    April 10, 1995

[GRAPHIC -- PIE CHART]
LATEST TWELVE MONTHS ENDED
(In 000S)
              Operating Earnings    Income Before Extraordinary Items
12/31/92            5,373                         1,385
 3/31/93            5,949                         1,796
 6/30/93            5,844                         2,041
 9/30/93            6,151                         2,229
12/31/93            6,218                         2,039
 3/31/94            6,605                         2,710
 6/30/94            6,892                         2,908
 9/30/94            6,331                         2,729
12/31/94            6,668                         2,747

MLX Corp. & Subsidiaries

FINANCIAL REVIEW

SELECTED FINANCIAL INFORMATION
Years ended December 31                             1994         1993        1992          1991          1990
Dollars in thousands (except earnings per share data)
Operating Data
Net sales                                          $60,858     $57,036     $ 53,862       $ 50,714      $  55,228
Gross margin                                        14,493      13,862       12,586         10,711         13,329
Operating expenses (excluding
  restructuring and other
  nonrecurring costs in 1990)                        7,825      7,644        7,213          6,973          8,811
Operating earnings                                   6,668      6,218        5,373          3,738          3,858
Interest expense, net                               (1,553)    (2,100)      (2,612)        (3,399)        (3,333)
Other income (expense)                                  20       (162)         367            (75)           331
Income taxes                                        (2,388)    (1,917)      (1,428)            (7)          (413)
Minority interests                                       -          -         (315)          (200)          (310)
  Earnings from continuing operations                2,747      2,039        1,385             57            133

Discontinued operations                                  -          -            -        (23,291)       (26,505)
Extraordinary gain on
  early retirement of debt (net of taxes)                -      3,627        4,124              -              -
  Net earnings (loss)                              $ 2,747     $5,666     $  5,509       $(23,234)    $  (26,372)
  Earnings (loss) applicable to common stock       $ 1,689     $4,793     $  5,509       $(23,234)    $  (26,372)

Discontinued Operations
Net sales                                                -          -            -       $333,279     $  394,849
Gross margin                                             -          -            -         83,820         97,101
Operating expenses                                       -          -            -        (81,090)      (105,488)
Other expenses                                           -          -            -        (17,086)       (18,118)
Loss on disposal                                         -          -            -         (8,935)             -
  Net loss from discontinued operations                  -          -            -       $(23,291)    $  (26,505)

Financial Position
Working capital                                    $10,908     $8,990     $  9,752       $ 10,331     $   14,589
Depreciation and amortization                        2,277      2,671        3,421          3,622          3,396
Total assets                                        37,524     33,761       33,128         41,718         47,945
Long-term liabilities                               16,339     17,053       26,631         40,980         46,253
Minority interests                                       -          -            -          2,045          1,845
Shareholders' equity (deficit)                      10,729      7,324       (1,844)       (14,252)         8,852

Per Share Data
Average common shares outstanding
  and dilutive options                               2,613      2,620        2,541          2,540          2,268
Earnings (loss) per share:
  Continuing operations                            $  0.65     $ 0.45     $   0.55       $   0.02     $     0.06
  Discontinued operations                                -          -            -          (9.17)        (11.69)
  Extraordinary gain on early
  retirement of debt                                     -       1.38         1.62              -              -
  Total                                            $  0.65     $ 1.83     $   2.17       $  (9.15)    $   (11.63)

Earnings per share data have been restated to reflect the 1993 one-for-ten reverse stock split.

MLX Corp. & Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations
Basis of Presentation -- On April 10, 1995 the Company entered into a stock purchase agreement for the sale of all the common shares of S.K. Wellman. The transaction, if approved by the Company's shareholders and subsequently consummated, will eliminate all the Company's assets and liabilities pertaining to Wellman. The accompanying financial statements reflect the financial condition and results of operations for the consolidated group (including S.K. Wellman) as it is now comprised. Note B to the consolidated financial statements presents the pro forma effect of the proposed transaction on the historical consolidated balance sheet at December 31, 1994.
              Effective June 25, 1993, MLX implemented a one-for-ten reverse stock split as approved by shareholders at the 1993 annual meeting of shareholders. Historical per share data in the consolidated financial statements and in the discussion below have been retroactively adjusted to reflect this reverse split.

1994 vs 1993 -- Revenues for S. K. Wellman in 1994 were $60.9 million versus a 1993 level of $57.0 million, an increase of 6.7%. This increase resulted from increased sales of clutch, brake and transmission components for applications including on-highway hauling vehicles, construction equipment and commercial aircraft. In addition, sales volume from the Italian facility increased by 20% over the prior year due to overall increased demand in its markets. Sales of after-market components decreased by 12% in 1994 versus 1993 due to declining demand for military items and the military component of export sales. The effect of foreign currency exchange fluctuations was insignificant in 1994.
              The gross margin achieved in 1994 was 23.8% compared to 24.3% in 1993. This decrease resulted from increases in raw material commodity prices (principally steel), strategic price concessions, unfavorable product mix shifts and outsourcing due to capacity constraints.
              Consolidated selling, general and administrative expenses for 1994 amounted to $7.8 million compared to $7.6 million in 1993, an increase of 2.4%. The increase occurred principally at S.
K. Wellman as a result of higher compensation charges and the marketing costs of supporting new product initiatives. These were offset in part by reduced compensation and administrative charges at MLX Corp.
              Consolidated interest expense dropped from $2.1 million in 1993 to a level of $1.6 million in 1994 (a reduction of 26%). The MLX Corp. component dropped by $164,000 from the prior year due to the repayment of the minority interest purchase note in December 1993. The Wellman interest component dropped by $383,000 due to lower overall borrowings under the senior credit facility.
              Included in the results for 1993 is an extraordinary gain from early retirement of debt resulting from an exchange of Series A Preferred Stock for certain debt obligations described in Note C to the financial statements. No such exchange or gain occurred in 1994.
              Dividends and accretion applicable to Series A Preferred Stock increased to $1.1 million in 1994 versus $900,000 in 1993 due to increases in the prime rate component in the dividend rate structure.
              In 1994, the Company had net earnings of $2.7 million (or $0.65 per share net of obligations on the Series A Preferred Stock) compared to earnings before extraordinary item in 1993 of $2.0 million (or $0.45 per share). The extraordinary gain in 1993 amounted to $1.38 per common share.

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

MLX Corp. & Subsidiaries
              The gross margin achieved in 1993 increased to 24.3% compared to 23.4% in 1992. This favorable result was due principally to improved efficiencies in production operations which offset the unfavorable shift in product mix away from higher margin commercial aircraft products.
              Consolidated selling, general and administrative expenses for 1993 rose by 6% to $7.6 million compared to $7.2 million in 1992. At S. K. Wellman, such expenses rose by a nominal amount to $6.3 million. At MLX Corp. charges in this area increased to $1.3 million (from $1.1 million in 1992) since 1992 had a nonrecurring credit of $675,000 resulting from a change in estimate in medical claim reserves which was partially offset by a charge of $450,000 for potential litigation and professional obligations.
              Consolidated interest expense dropped from $2.6 million in 1992 to $2.1 million in 1993. The interest incurred at S. K. Wellman rose to $1.7 million in 1993 (compared to $1.3 million in 1992) as a result of amounts borrowed to pay off the MLX senior term loan and the minority interest obligations. At MLX the interest charge dropped to $400,000 in 1993 (compared to $1.3 million in 1992) due to the payoff of the senior term loan and the exchange of certain of the Zero Coupon Bonds for Series A Preferred Stock.
              Included in the results for 1993 is an extraordinary gain from early retirement of debt of $3.6 million resulting from the exchange in the second quarter of Series A Preferred Stock and 1993 Variable Rate Notes for certain of the remaining Zero Coupon Bonds. The gain is reported net of a charge in lieu of federal income taxes of $1.9 million and is discussed in Note C to Consolidated Financial Statements.
              Earnings applicable to common stock for 1993 have been reduced for dividend and accretion obligations amounting to $873,000 on the Series A Preferred Stock issued as of December 31, 1992 and April 22, 1993.
              In 1993, the Company had earnings before extraordinary items of $2.0 million, $0.45 per share (net of obligations on the Series A Preferred Stock), and net income of $5.7 million, or $1.83 per share. In 1992, the Company had earnings before extraordinary item of $1.4 million, or $0.55 per share, and net income of $5.5 million, or $2.17 per share.
              The Company is able to offset substantially all of its federal taxable income with its pre-reorganization tax loss carryforwards and therefore has a federal tax liability only for Alternative Minimum Tax amounts. Accordingly, the charge in lieu of federal income taxes included in the statements of income is not accruable or payable. These pro forma charges for 1994, 1993 and 1992 (excluding the pro forma charge provided for extraordinary gains) were $1.3 million, $1.2 million and $1.1 million, respectively. The following table illustrates the effect of this pro forma charge on the Company's earnings and earnings per share.

                                                             1994          1993          1992
(Dollars in thousands, except per share data)
Earnings before extraordinary item                         $ 2,747        $2,039        $1,385
Less dividends and accretion on preferred stock             (1,058)         (873)            -
Plus pro forma federal tax charge not due or payable         1,314         1,243         1,110
Total earnings                                             $ 3,003        $2,409        $2,495
Total earnings per common share                            $  1.15        $ 0.92        $ 0.98

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

MLX Corp. & Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS (Continued)
              In 1994 the senior credit facility was amended to lower the interest rate structure, extend the maturity date and to consolidate certain components of the facility. At December 31, 1994 the facility included a consolidated term component, a mezzanine component and an equipment line with varying amortization obligations and maturities ranging from July 1995 to January 1998. In addition, there is a revolving loan component with a limit of $7.2 million, subject to certain availability formulas, and an expiration date of January 1998. In February 1995 the remaining balance under the mezzanine facility was repaid with proceeds from the revolving loan component.
              The amount available under the revolving loan facility at December 31, 1994 was $4.8 million which exceeded the amount outstanding on that date by $2.8 million. Management believes that the existing lending facilities provide adequate working capital resources for its anticipated needs in 1995.
              The senior credit facility limits cash dividends and loans which S. K.Wellman may make to MLX Corp. Under the most restrictive covenants, retained earnings in the amount of approximatel $1.3 million were free from limitations on the payment of dividends to MLX Corp. at December 31, 1994.
              The Zero Coupon Bonds were originally issued in 1990 and were subsequently amended in 1992. As of the end of 1993, approximately 94.2% of these bonds had been exchanged for 1993 Variable Rate Notes and shares of Series A Preferred Stock. The remaining outstanding Zero Coupon Bonds mature in 2002 and require no payments of principal or interest until maturity except in very limited circumstances. Early redemption of the Bonds is at the Company's option.
              The Series A Preferred Stock was issued as of December 31, 1992 and April 22, 1993 and provides for dividend rates which commence at prime plus 2.5% (but not less than 9%) and escalate gradually to a peak of prime plus 7% (but not less than 14%) for all periods after January 1, 1999. The dividend rate at December 31, 1994 was 11%. Dividends accumulate in arrears unless paid, and the redemption of the Preferred Stock is solely at the option of the Company.
              The 1993 Variable Rate Notes were issued in April 1993 in exchange for certain of the Zero Coupon Bonds. The Notes have an escalating interest rate feature (currently at 11%) and mature in 2002. The agreement governing the Notes requires that interest due on the Notes be paid (on a pro rata basis) whenever dividends on the Series A Preferred Stock are paid.
              In connection with the proposed sale of the common stock of Wellman, certain provisions of the documents governing the Zero Coupon Bonds, 1993 Variable Rate Notes and Series A Preferred Stock require that funds from such sale be used to repay certain minimum portions of those obligations aggregating $4.5 million. If the transaction is approved and consummated, the Company expects to repay all of such obligations.
              Effective December 31, 1992 the Company purchased the 13.7% minority interest in its S. K. Wellman subsidiary under the terms of the relevant agreement. Notes were issued to the holders of such minority interests, and these notes were paid off in February and December 1993.

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

MLX Corp. & Subsidiaries
Employees -- At December 31, 1994 the Company had 559 employees compared to 511 at December 31, 1993. Approximately 247 are covered by collective bargaining agreements as of December 31, 1994.

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

Quarterly Data (Unaudited)
(In thousands, except per share data)

1994                                                   1st              2nd                3rd               4th
Net sales                                          $   14,995       $   15,405        $   14,940         $   15,518
Operating earnings                                      1,921            1,739             1,156              1,852
Net earnings                                            1,046              792               493                416
Earnings applicable to common stockholders                800              543               243                103
Net earnings per common share                      $     0.31       $     0.21        $     0.09         $     0.04
Stock price range per common share                 $6.13-5.25       $7.50-5.25        $7.38-5.38         $6.00-3.75
Trading volume as reported by NASDAQ                       69              174               164                129

1993                                                   1st              2nd                3rd               4th
Net sales                                          $   14,428       $   14,143        $   13,892         $   14,573
Operating earnings                                      1,534            1,452             1,717              1,515
Extraordinary gain on early retirement of debt              -            3,627                 -                  -
Net earnings                                              375            4,221               672                398
Earnings applicable to common stockholders                195            3,982               430                186
Net earnings per common share:
  Earnings before extraordinary item               $     0.08       $     0.13        $     0.16         $     0.07
  Extraordinary gain on early retirement of debt            -             1.37                 -                  -
    Total                                          $     0.08       $     1.50        $     0.16         $     0.07
Stock price range per common share                 $9.38-3.13       $9.38-5.00        $9.00-4.25         $5.75-4.13
Trading volume as reported by NASDAQ                       73               45                64                 55

MLX Corp. & Subsidiaries

CONSOLIDATED BALANCE SHEETS
December 31                                                                      1994         1993
(Dollars in thousands, except share data)
Assets
  Current assets
    Cash and cash equivalents                                                 $ 1,087     $    985
    Accounts receivable                                                         9,638        8,357
    Inventories                                                                 9,681        8,449
    Prepaid expenses and other current assets                                     958          583
    Total current assets                                                       21,364       18,374
    Property, plant and equipment, net                                         13,362       12,064
    Intangible assets, net                                                      2,288        2,785
  Other assets                                                                    510          538
       Total assets                                                           $37,524     $ 33,761

Liabilities
  Current liabilities
    Accounts payable                                                          $ 4,629     $  3,362
    Accrued compensation and benefits                                           2,965        2,809
    Other accrued liabilities and expenses                                      1,630        1,969
    Accrued taxes                                                                 815          553
    Dividends payable on Series A preferred stock                                 212          638
    Current portion of long-term debt                                             205           53
       Total current liabilities                                               10,456        9,384
    Long-term debt                                                             13,960       14,792
    Other long-term liabilities                                                 2,379        2,261
    Shareholders' equity
     Preferred stock, no par value -- authorized 1,500,000 shares;
      none outstanding                                                              -            -
     Preferred stock, Series A, $30 par value -- authorized 500,000 shares;
      264,000 shares outstanding                                                7,265        6,981
     Common stock, $.01 par value -- authorized
      38,500,000 shares; 2,540,000 shares
      outstanding (2,536,000 shares in 1993)                                       25           25
     Capital in excess of par value                                            61,874       60,551
     Retained earnings deficit since December 11, 1984                        (57,147)     (58,836)
                                                                               12,017        8,721
  Other equity adjustments                                                     (1,288)      (1,397)
      Total shareholders' equity                                               10,729        7,324
      Total liabilities and shareholders' equity                              $37,524     $ 33,761

See notes to consolidated financial statements.

MLX Corp. & Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31                                                       1994         1993        1992
(Dollars in thousands, except per share data)
Net sales                                                                  $60,858      $57,036     $53,862
Costs and expenses
  Cost of products sold                                                     46,365       43,174      41,276
  Selling, general and administrative expenses                               7,825        7,644       7,213
                                                                            54,190       50,818      48,489
  Operating earnings                                                         6,668        6,218       5,373
   Interest expense, net                                                    (1,553)      (2,100)     (2,612)
   Other income (expense)                                                       20         (162)        367
Earnings before income taxes, minority interests, and
 extraordinary item                                                          5,135        3,956       3,128
   Provision for income taxes:
    Federal taxes due and payable                                               80          150           -
    Charge in lieu of federal income taxes                                   1,314        1,243       1,110
    Foreign, state and local income taxes                                      994          524         318
   Minority interests in net earnings of consolidated subsidiaries               -            -         315
Earnings before extraordinary item                                           2,747        2,039       1,385
  Extraordinary gain on early retirement of debt (net of charge in
   lieu of federal income taxes of $1,869 in 1993 and $1,661 in 1992)            -        3,627       4,124
Net earnings                                                                 2,747        5,666       5,509
Dividends and accretion on preferred stock                                  (1,058)        (873)          -
Earnings applicable to common stock                                        $ 1,689      $ 4,793     $ 5,509

Earnings per share:
  Earnings before extraordinary item (net of dividends and
   accretion on preferred stock)                                           $  0.65      $  0.45     $  0.55
  Extraordinary gain on early retirement of debt                                 -         1.38        1.62
   Net earnings                                                            $  0.65      $  1.83     $  2.17
Average outstanding common shares and dilutive options                       2,613        2,620       2,541

See notes to consolidated financial statements.

MLX Corp. & Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                  Series A                 Capital In        Retained            Other
                                                 Preferred     Common       Excess of        Earnings           Equity
(Dollars in thousands)                               Stock      Stock       Par Value       (Deficit)      Adjustments        Total
Balances at January 1, 1992                         $    -       $254         $54,548        $(69,138)        $     84   $(14,252)
Issuance of 200,000 shares of preferred
    stock in connection with the
    retirement of debt                               5,100         -                -               -                -      5,100
Foreign currency translation adjustment                  -         -                -               -             (972)      (972)
Benefit of pre-reorganization
    tax loss carryforwards                               -         -            2,771               -                -      2,771
Net earnings                                             -         -                -           5,509                -      5,509
Balances at December 31, 1992                        5,100        254          57,319         (63,629)            (888)    (1,844)
Issuance of 64,000 shares of
    preferred stock in connection with
    the retirement of debt                           1,646         -                -               -                -      1,646
Dividends and accretion
    on preferred stock                                 235         -                -            (873)               -       (638)
Foreign currency translation adjustment                  -         -                -               -             (509)      (509)
Benefit of pre-reorganization
    tax loss carryforwards                               -         -            3,112               -                -      3,112
One-for-ten reverse stock split                          -      (229)             118               -                -       (111)
Stock options exercised                                  -         -                2               -                -          2
Net earnings                                             -         -                -           5,666                -      5,666
Balances at December 31, 1993                        6,981         25          60,551         (58,836)          (1,397)     7,324

Dividends and accretion
    on preferred stock                                 284         -                -          (1,058)               -       (774)
Foreign currency translation adjustment                  -         -                -               -              109        109
Benefit of pre-reorganization
    tax loss carryforwards                               -         -           1,314                -                -      1,314
Stock options exercised                                  -         -               9                -                -          9
Net earnings                                             -         -               -            2,747                -      2,747
Balances at December 31, 1994                       $7,265       $ 25        $61,874         $(57,147)        $ (1,288)   $10,729

See notes to consolidated financial statements.

MLX Corp. & Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31                                                 1994          1993         1992
(Dollars in thousands)
Cash Flows From Operating Activities:
Net earnings                                                         $ 2,747      $  5,666      $ 5,509
  Adjustments to reconcile net earnings to net cash provided by operating activities:
   Extraordinary gain on early retirement of debt                          -        (5,496)      (5,785)
   Charge in lieu of federal income taxes                              1,314         3,112        2,771
  Depreciation and amortization                                        2,277         2,671        3,421
  Minority interests in net earnings of consolidated subsidiaries          -             -          315
  Changes in operating assets and liabilities:
    Accounts receivable                                               (1,281)          (84)          (2)
    Inventories and prepaid expenses                                  (1,607)         (390)       1,264
    Accounts payable and accrued expenses                                920         1,630       (1,094)
  Other                                                                  693        (1,053)        (919)
Net cash provided by operating activities                              5,063         6,056        5,480

Cash Flows From Investing Activities:
  Purchase of property, plant and equipment                           (2,985)       (1,820)      (1,129)
Net cash used in investing activities                                 (2,985)       (1,820)      (1,129)
Cash Flows From Financing Activities:
  Borrowings on long-term debt                                           976        10,740            -
  Repayment of debt                                                   (1,761)      (14,611)      (6,460)
  Payment of dividends on Series A preferred stock                    (1,200)            -            -
  Other                                                                    9           (47)           -
Net cash used in financing activities                                 (1,976)       (3,918)      (6,460)
Net increase (decrease) in cash and cash equivalents                     102           318       (2,109)
Cash and cash equivalents at January 1                                   985           667        2,776
Cash and cash equivalents at December 31                             $ 1,087      $    985      $   667

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

                                                 1994           1993
   Land and improvements                     $  1,239       $  1,179
   Buildings and leasehold improvements         7,376          6,933
   Machinery and equipment                     17,581         16,007
   Construction in progress                     1,178            533
                                               27,374         24,652
   Accumulated depreciation and amortization  (14,012)       (12,588)
                                             $ 13,362       $ 12,064

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

       Accounting Changes: Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The adoption of Statement 109 did not have an impact on the Company's financial position or results of operations.
       Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers Accounting for Post-retirement Benefits Other Than Pensions" which requires the projected future costs of providing post-retirement health care benefits be recognized as an expense as employees render service instead of when benefits are paid. The Company elected to recognize the transition obligation on a prospective basis. The transition obligation (approximately $540,000 at January 1, 1993) for prior service costs at the time of adoption of the Standard is being amortized into general and administrative expense over 20 years.
       Federal Income Taxes: Any tax benefits resulting from the utilization of the Company's federal net operating loss or other carryforwards existing at December 11, 1984, the date of confirmation of the Plan of Reorganization (Confirmation Date), are excluded from operations and credited to capital in excess of par value in the year such tax benefits are realized.
       Earnings Per Common Share: Primary earnings per common share is based on the weighted average number of shares outstanding during each year and dilutive common stock equivalents. Earnings applicable to common stock is determined by adjusting net earnings for dividends and accretion on preferred stock.
       Relationship With Pameco Corporation: On March 19, 1992 the Company reached an agreement with its Refrigeration & Air Conditioning (RAC) Group senior lenders (the Lenders) and a third party investment group, (the Buyers) which included a director, to sell its equity interest in its RAC Group. The loss on disposal resulting from the divestiture of the RAC Group was reported in the 1991 consolidated financial statements.
       MLX entered into an agreement with the Buyers pursuant to which MLX shares management, operational and administrative functions with the RAC Group (renamed Pameco Corporation). The costs for such services are also shared. In 1994 MLX paid $60,000 to Pameco Corporation under this agreement. MLX received $81,500 (net of amounts paid) in 1993 and $470,000 in 1992 from Pameco Corporation.
 Such amounts are included as a component of selling, general and administrative expenses in the accompanying Consolidated Statements of Income.

MLX Corp. & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE B PROPOSED SALE OF S.K. WELLMAN
       On April 10, 1995 the Company entered into a stock purchase agreement (the Agreement) with a third party for the sale of all the common stock of S.K. Wellman for $60 million, which includes certain amounts related to the repayment or assumption of debt and capital leases by the purchaser. Such sale is subject to the approval of the common shareholders of MLX Corp. at the 1995 annual meeting of shareholders. The Company's Board of Directors has recommended approval of the proposed sale and has obtained a fairness opinion from an investment banker regarding the consideration to be received by the Company in the transaction.
       If the transaction is approved by the MLX shareholders and consummated thereafter, the Company's investment in Wellman will be exchanged for cash, and the assets and liabilities of S.K. Wellman will cease to be a part of the consolidated financial statements of MLX. The following table shows the unaudited pro forma effect of this transaction on the historical consolidated balance sheet of the Company at December 31, 1994 as if such transaction had occurred on that date (in thousands):

                                                           Historical                        Required and                Pro Forma
                                                     Balance Sheet at          Sale of      Discretionary         Balance Sheet at
                                                    December 31, 1994     S.K. Wellman         Repayments        December 31, 1994
Cash                                                          $ 1,087         $ 44,235           $(10,220)                 $35,102
Other current assets                                           20,277          (20,277)                 -                        -
Property, plant and equipment                                  13,362          (13,361)                 -                        1
Intangible assets                                               2,288           (2,288)                 -                        -
Other assets -- escrow fund                                        -             4,000                  -                    4,000
Other assets                                                      510             (510)                 -                        -
                                                              $37,524         $ 11,799           $(10,220)                 $39,103
Current liabilities                                           $10,456         $ (7,308)          $   (251)                 $ 2,897
Long-term debt                                                 13,960          (11,496)            (2,464)                       -
Other long-term liabilities                                     2,379           (2,379)                 -                        -
Shareholders' equity                                           10,729           32,982             (7,505)                  36,206
                                                              $37,524         $ 11,799           $(10,220)                 $39,103

       Reference is made to Note J for information regarding sales and earnings of S.K. Wellman and its Italian and Canadian operations.
       The Agreement includes provisions for certain representations and warranties made by the Company for such matters as environmental status, income tax status, etc. In this connection, it is anticipated that $4 million of the proceeds will be deposited with a trustee bank for a period of 15 months to fund any claim against such representations and warranties. MLX's maximum liability for such claims under the Agreement is limited to $5 million. The Company will also be required to deposit with the trustee bank 85% of MLX's estimate of certain tax liabilities of S.K. Wellman that may arise from the sale. Such amount has not been determined and has not been included in the above table.

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

MLX Corp. & Subsidiaries
NOTE C GAIN ON EARLY RETIREMENT OF DEBT (CONTINUED)
       During the quarter ended June 30, 1993, the Company exchanged shares of its Series A Preferred Stock (see Note F) with an approximate fair value of $1.6 million (face value of $1.9 million) and 1993 Variable Rate Notes with an approximate fair value of $1.4 million for Zero Coupon Bonds with a carrying value of $8.5 million. The resulting net gain on early retirement of debt of $3.6 million was reported in the quarter ended June 30, 1993 as an extraordinary item.
NOTE D LONG-TERM DEBT
       The components of long-term debt are as follows (in thousands):

                                                  1994          1993
 S. K. Wellman:
  Senior credit facility:
         Revolving credit facility             $ 1,981      $  2,345
         Real estate term facility                   -         6,450
         Consolidated term facility              8,399             -
         Mezzanine component                       550         1,350
         Equipment term note                         -           420
  Seller note, due 1995 with interest at 8%          -         1,703
  Note payable to bank                             128           175
  Capital leases                                   64              -
MLX:
  Zero coupon bonds net of unamortized
    discount of $130 in 1994 and $147 in 1993    1,022         1,005
  Variable rate subordinated notes               1,441         1,397
                                                14,165        14,845
  Less current portion of debt                    (205)          (53)
                                               $13,960       $14,792

       S. K. Wellman: S. K. Wellman's primary credit facility at December 31, 1994 was the senior credit facility which provides for four borrowing components with varying rates and repayment obligations. It is secured by a lien of substantially all the North American assets of S. K. Wellman and a pledge of the common stock of the Italian and Canadian subsidiaries. The loan and security agreement for the senior credit facility requires S. K. Wellman to, among other things, maintain certain levels of working capital, net worth and profitability. This agreement also limits cash dividends and loans to MLX Corp. Under the most restrictive covenants, retained earnings in the amount of approximately $1.3 million were free from limitations on the payment of dividends to MLX Corp. at December 31, 1994. In November 1994 the loan and security agreement was amended to extend the expiration of the facility through January 1998 and to consolidate the real estate term facility, the original equipment term note and the proceeds used to repay the seller note into the consolidated term loan.
       The senior credit facility has a revolving credit component with a maximum borrowing limit of $7.2 million which expires in January 1998. This revolving loan bears interest at prime rate plus 1.25% (9.75%) at December 31, 1994 compared to prime rate plus 2.0% (8%) at December 31, 1993. The amount which may be borrowed is subject to certain availability formulas regarding accounts receivable and inventory.

MLX Corp. & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE D LONG-TERM DEBT (continued)
       The senior credit facility also includes a consolidated term
loan component with an initial balance of $8.5 million.   This loan
requires monthly amortization of $101,000 with any remaining unpaid balance payable in January 1998. The loan bears an initial interest rate of prime plus 2.0% which drops to prime plus 1.75% after certain conditions are met. The senior credit facility also includes a $2 million 30-month mezzanine term facility (expiring in July 1995) with monthly amortization requirements of $67,000 and an interest rate of prime plus 3.5%. This facility was repaid, with no penalty, in February 1995.
       The senior credit facility has an additional line of credit intended to fund capital expenditures up to a maximum of $2.0 million. At December 31, 1994 no amounts were outstanding under the arrangement. This line will bear interest at prime plus 1.75%.Advances may be made at any time until January 1997.
       The proceeds of the note payable to a bank were used to fund certain capital expenditures in Italy. The note bears interest at 9%, is unsecured and is due in varying quarterly installments through December 1996.
       MLX: The Company has outstanding Zero Coupon Bonds with a maturity date of March 2002. As of December 1992 and April 1993 certain of the Bonds were exchanged for MLX Series A Preferred Stock (See Note C) and Variable Rate Notes. Subsequent to these exchanges, Zero Coupon Bonds with a net carrying value at December 31, 1994 of $1.0 million remain outstanding. Such Bonds have a maturity value of $1.2 million and have an accretion rate of 1.7% for financial reporting purposes. The redemption value of the Bonds remaining after the exchange was $605,000 at December 31, 1994.
       In April 1993 MLX issued variable rate subordinated notes to certain holders of its Zero Coupon Bonds. These notes, which are unsecured, bear interest at an initial rate of the prime rate plus 2.5% (11% at December 31, 1994) but not less than 9%, increasing to a maximum rate of the prime rate plus 7%, but not less than 14% on January 1, 1999. The notes were initially recorded at their estimated fair value and are being increased to the redemption value of $1,444,000 during the period from date of issuance until March 19, 2002 (date of maturity). The notes are due in 2002 or, on a pro rata basis, whenever shares of the Series A preferred stock are repurchased.
       Aggregate maturities and other required reductions of debt for the next five years are: 1995 -$205,000, 1996 - $1.4 million, 1997 -
$1.3 million, 1998 - $8.6 million and 1999 - $32,000. The Company intends to pay installments due in 1995 under the consolidated term facility and mezzanine component with borrowings under the revolving credit facility. Accordingly, such amounts have been classified as long term.
       Interest paid was $1.4 million in 1994, $1.5 million in 1993, and $1.2 million in 1992.

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

MLX Corp. & Subsidiaries
NOTE F SHAREHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)

       The Company has a stock option plan which provides that options may be granted to key employees, including officers and directors, to purchase common stock at a price not less than market value on the date the option is granted. The stock options are exercisable over periods not exceeding five years. A summary of transactions under the plan is as follows:

                                                   1994                         1993                        1992
                                         Number        Price Per        Number      Price Per        Number      Price Per
                                      of Shares            Share     of Shares          Share     of Shares          Share
Outstanding at beginning of year         94,733       $2.50-8.44        87,000    $2.50-33.70        75,490    $5.00-33.70
Granted                                  14,300             4.00        11,800      4.25-8.44        86,000           2.50
Exercised                                (3,600)            2.50          (867)     2.50-8.44             -              -
Canceled for reissuance(1)                    -                -             -              -       (24,450)    5.00-31.30
Canceled                                   (966)       2.50-8.44        (3,200)    2.50-33.70       (50,040)    5.00-33.70
Outstanding at end of year              104,467       $2.50-8.44        94,733    $ 2.50-8.44        87,000    $2.50-33.70

At December 31:
Exercisable                              91,100                         58,854                       29,665
Reserved for future grant                 3,817                         17,151                       25,750

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

MLX Corp. & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE G INCOME TAXES
       Effective January 1, 1993, the Company adopted the liability method of accounting for income taxes as required by FASB Statement 109, "Accounting for Income Taxes."
       At December 31, 1994, MLX has net operating loss carryforwards, existing as of the Confirmation Date, of approximately $277.4 million which are available to offset future taxable income for federal income tax purposes. Such carryforwards expire as follows: $16.8 million in 1995, $41.3 million in 1996, $144.3 million in 1997, $1.2 million in 1998 and $73.8 million in 1999. Any tax benefit derived from the utilization of these net operating loss carryforwards is excluded from operations and credited to capital in excess of par value in the year such tax benefits are utilized.
       Subsequent to the Confirmation Date, the Company has available (for federal income tax purposes), net operating loss carryforwards of approximately $59.2 million, which expire as follows: $2.7 million in 2000, $45,000 in 2001, $2.2 million in 2002, $8,000 in 2004, $5.0 million in 2005, $2.0 million in 2006 and $47.3 million in 2007.
       The cumulative net operating loss for financial reporting purposes approximates the tax amount as shown above. The components of the income tax provision are as follows (in thousands):

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

MLX Corp. & Subsidiaries
NOTE G INCOME TAXES (CONTINUED)
       Undistributed earnings of the Company's foreign subsidiaries were not significant at December 31, 1994. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to various foreign countries.
       Cash paid for foreign, state and local taxes and federal alternative minimum taxes amounted to $810,000, $504,000 and $500,000 in 1994, 1993 and 1992, respectively.

NOTE H EMPLOYEE BENEFITS
       The Company and its subsidiaries sponsor a defined contribution plan which covers a majority of their employees. This plan provides for voluntary employee contributions, a matching Company contribution and a discretionary Company contribution. Expenses related to this plan were $516,000, $470,000 and $128,000 in 1994, 1993 and 1992, espectively.
       The Company and certain of its subsidiaries sponsor two non-contributory defined benefit pension plans covering certain of their U.S. and Canadian employees. Benefits under one plan are based on compensation during the years immediately preceding retirement. Under the other plan, the benefits are based on a fixed annual benefit for each year of credited service. It is the Company's policy to make contributions to these plans sufficient to meet minimum funding requirements of the applicable laws and regulations, plus such additional amounts, if any, as the Company's actuarial consultants advise to be appropriate. Plan assets consist principally of equity securities and fixed income instruments. In 1992 the Company terminated one of its defined benefit plans and recognized a curtailment gain of $200,000. The Company settled the obligation under the plan in 1993, which resulted in a loss of $230,000. A summary of the components of net periodic pension costs for the plans is as follows (in thousands):

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

MLX Corp. & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE H EMPLOYEE BENEFITS (continued)
       The following table presents the funded status and amounts recognized in the consolidated balance sheets at December 31, 1994 and 1993 related to the defined benefit plans (in thousands):


                                                         Assets Exceed         Accumulated      Assets Exceed     Accumulated
                                                          Accumulated            Benefits        Accumulated        Benefits
                                                           Benefits           Exceed Assets        Benefits      Exceed Assets
Actuarial present value of benefit obligations:
  Vested benefit obligations                                    $(372)            $(1,558)            $ (423)        $(1,407)
  Accumulated benefit obligations                               $(381)            $(1,772)            $ (434)        $(1,613)
Projected benefit obligations                                   $(495)            $(1,772)            $ (537)        $(1,613)
Plan assets at fair value                                         891               1,038              1,012             984
Projected benefit obligations less than
  (in excess of) plan assets                                      396                (734)               475            (629)
Unrecognized net loss                                             170                 149                 93              86
Prior service cost not yet recognized in
  net periodic pension cost                                         -                 349                  -             200
Unrecognized net obligation (asset) at January 1                 (246)                 76               (284)            214
Adjustment required to recognize minimum liability                  -                (574)                 -            (500)
Prepaid (accrued) pension cost at December 31                    $320             $  (734)            $  284         $  (629)

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

NOTE I LEASES
       The Company leases certain office and warehouse facilities and equipment under noncancelable operating leases. Rental expense for 1994, 1993 and 1992 approximated $367,000, $312,000, and $351,000, respectively. Future minimum lease commitments under these agreements which have an original or existing term in excess of one year as of December 31, 1994 are: 1995-$259,000, 1996 - $128,000, 1997 -$76,000,
1998 - $11,000 and 1999 - $9,000.

MLX Corp. & Subsidiaries
NOTE J SEGMENT INFORMATION
       The Company is engaged in the design, manufacture and sale of high-energy friction materials which are used primarily in jet aircraft brakes and heavy equipment brakes, transmissions and clutches. The following table presents geographic segment information for the years ended December 31, 1994, 1993 and 1992 (in thousands):


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

MLX Corp. & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE J SEGMENT INFORMATION (CONTINUED)
       The percentage of net sales to major customers was as follows:

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

REPORT OF INDEPENDENT AUDITORS
Board of Directors
MLX Corp.:

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




March 10, 1995, except for Note B,
as to which the date is April 10, 1995
Atlanta, Georgia

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

The annual meeting of shareholders of MLX Corp. will be held on June 27, 1995 at 11:00 a.m. at the offices of Kilpatrick &Cody, 1100
Peachtree Street, Suite 2700, Atlanta, Georgia.

Designed and produced by Phoenix Communications, Inc. / Atlanta,
Georgia

Printed on Recycled paper

MLX Corp. World Headquarters
1000 Center Place
Norcross, Georgia 30093
(404) 798-0677
FAX (404) 798-0633

S. K. Wellman World Headquarters
6180 Cochran Road
Solon, Ohio 44139
(216) 498-2275
FAX (216) 498-2290
MLX Corp. & Subsidiaries