Form 10-K405, Exhibit 13
period 1999-12-31
MORTON INDUSTRIAL GROUP INC
filed 2000-03-30
CIK 64247

                                                                   Exhibit 13
                          ---------------------------

                                     Morton
                                   Industrial
                                  Group, Inc.

                                      1999
                                     Annual
                                     Report

                          ---------------------------



                      Full-Service Contract Manufacturing




                          ---------------------------
                            Morton Industrial Group
                                      Logo
                          ---------------------------

Morton Industrial Group, Inc.

Morton Industrial Group, Inc. is a contract manufacturer of highly engineered components and subassemblies for industrial original equipment manufacturers. Its products include metal fabrications, thermoformed and injection molded parts for a broad range of industry segments which include the construction, agricultural, aerospace, home appliance, computer equipment and recreation vehicle industries. Morton's superior competitive strengths have resulted in strong, focused relationships with its prestigious customer base. Its ten manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to its customers' manufacturing and assembly facilities. Morton's principal customers include B/E Aerospace, Caterpillar Inc., Compaq Computer Corporation, Deere & Company, General Electric Company, IBM Corporation and Polaris Industries.

--------------------------------------------------------------------------------

"Safe Harbor" Statement Under The Private Securities Legislation Reform Act Of 1995: This annual report contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements containing the words "anticipates," "believes," "intends," "estimates," "expects," "projects" and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction and agricultural sales; risks associated with our acquisition strategy; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company's reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The forward looking statements contained herein speak only of the Company's expectation as of the date of this annual report. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.

--------------------------------------------------------------------------------
                                  Ariel Image

--------------------------------------------------------------------------------

Morton Industrial Group, Inc.'s mission is to own and operate highly respected contract manufacturing suppliers who have significant relationships with industrial original equipment manufacturers

                                       MORTON INDUSTRIAL  GROUP, INC., LOCATIONS

-----------------------------
map


-----------------------------

MORTON CUSTOM PLASTICS LOCATIONS                  MORTON METALCRAFT CO. LOCATIONS
MIDWEST DIVISION                                  MIDWEST DIVISION
  2360 Grand Avenue, PO Box 65337                   1021 W. Birchwood Street
  West Des Moines, Iowa 50265                       Morton, Illinois  61550
  Phone: (515) 225-6707, Fax: (515) 225-9673        Phone: (309) 266-7176, Fax: (309) 263-1866

SOUTHEAST DIVISION                                  400 Detroit Avenue
  5685 Hwy. 49 South, PO Box 579                    Morton, Illinois  61550
  Harrisburg, North Carolina 28075-0579             Phone: (309) 263-3299, Fax: (309) 263-1854
  Phone: (704) 455-5191, Fax: (704) 455-5025

                                                    2223 W. Altorfer
  130 Morton Drive, PO Box 378                      Peoria, Illinois   61615
  St. Matthews, South Carolina 29135                Phone: (309) 589-8550, Fax: (309)589-8581
  Phone: (803) 655-6000, Fax: (803) 655-5678


CENTRAL DIVISION                                  SOUTHEAST DIVISION
  655 Industrial Drive, PO Box 1160                 2080 E. Williams Street
  Lebanon, Kentucky 40033                           Apex, North Carolina 27502
  Phone: (270) 692-0901, Fax: (270) 692-0411        Phone: (919) 363-1630, Fax: (919) 363-1103

FABRICATION DIVISION                                835 Salem Road
  5685 Hwy. 49 South, PO Box 579                    Welcome, North Carolina 27374
  Harrisburg, North Carolina 28075-0579             Phone: (336) 731-5700, Fax: (336) 731-8005
  Phone: (704) 455-5191, Fax: (704) 455-5025

                                                    534 Corbin Road
                                                    Honea Path, South Carolina 29654
                                                    Phone: (864) 369-1800, Fax: (864) 369-9022

Our eleven manufacturing facilities in the Midwestern and Southeastern United States are strategically located near our customers' manufacturing and assembly facilities.

To Our Shareholders and Employees:

1999 was a challenging second year for Morton Industrial Group, Inc. as we responded to a depression in the significant agricultural sector of our customer base. We did so while assimilating our four 1998 acquisitions and finalizing the purchase of three additional strategically located plastics facilities in the Southeast from Worthington Custom Plastics.

This difficult business environment resulted in dramatically lower demand for metal fabrications and plastic components and subassemblies in our Midwest facilities at a time when our overall leverage was higher than we would prefer on an ongoing basis. In response, we right-sized each of our operating facilities and re-evaluated their respective strategic relevance to our long-term mission of,

          "OWNING AND OPERATING HIGHLY RESPECTED CONTRACT MANUFACTURING SUPPLIERS WHO HAVE SIGNIFICANT RELATIONSHIPS WITH INDUSTRIAL ORIGINAL EQUIPMENT MANUFACTURERS."

In an effort to reduce our overall debt, we elected to sell the assets of Carroll George Inc., our Northwood, Iowa plastics facility. Additionally, our employees at every level of the organization have remained, in this difficult business environment, committed to providing genuine value to our existing customers. Their efforts were rewarded with a number of significant new projects which will help to return us to profitability.

Morton Industrial Group, Inc., therefore, ended 1999 a leaner, more focused company with reduced debt levels and higher market share with our key customers. In spite of a difficult financial year, we have stabilized as a company operating eleven facilities in five states with over 2,200 employees.
 Adjusting for the divestiture, acquisition cost improvements, and one time costs, our 1999 revenues and EBITDA were $228.8 million and $17.4 million respectively. Even more importantly, we have moved through a challenging and difficult business environment. The combination of an improved market and the realization of cost reduction initiatives undertaken in 1999 give us further confidence that 2000 will be an improved year over 1999.

LOOKING AHEAD, our two operating companies, Morton Metalcraft Co. and Morton Custom Plastics, provide metal fabrications and plastic components and subassemblies to a very prestigious customer base. Our customers, as industry leaders, are strategically positioned to carry us into new business opportunities. We remain committed to deepening our present customer relationships, expanding our product offerings, and adding select complementary customers to each of our operating facilities.

While 1999 was a challenging year financially, it was also a validation year in many ways for Morton Industrial Group, Inc. We have validated our industry selection, our customer relationships, our metal fabrications and plastics expertise, and our employee and management dedication and willpower. Having met the challenges of 1999, we remain confident in our strategic direction and excited about our future.


William D. Morton
Chairman and Chief Executive Officer
Morton Industrial Group, Inc.
April 2000

     A Focus on the Future

The manufacturing marketplace is constantly changing. And Morton Industrial Group is changing with it by continually adopting new technologies and techniques to keep our customers ahead of the curve in an increasingly competitive global marketplace. As we move ahead, the business environment for OEM manufacturers holds unlimited promise for companies that can anticipate and satisfy market needs. That job is made easier with Morton Industrial Group as a full-service contract manufacturing ally.



               -----------------------------------------
                 A full Service Supplier   Image




               -----------------------------------------



          ---------------------------------------------------
                         Image of Man Working


          ---------------------------------------------------

MORTON INDUSTRIAL GROUP BOARD OF DIRECTORS

WILLIAM D. MORTON, 52, served as Chairman, Chief Executive Officer and President of Morton Metalcraft Co. from 1989 until its merger with MLX Corp in 1998. At that time, he became Chairman, Chief Executive Officer and President of Morton Industrial Group, Inc.

FRED W. BROLING, 64, has served as Chairman of the Board and Chief Executive Officer of US Precision Glass Company since 1998. Mr. Broling served as Chairman of the Board and Chief Executive Officer of Plastic Specialties & Technologies, Inc. from 1983 to 1998 and PureTec Corporation from 1995 to 1998. Mr. Broling became a director of Morton Metalcraft Co. in 1989 and, upon conclusion of the Merger, became one of our directors and a member of the Compensation and Stock Option Committee of the Board.

ALFRED R. GLANCY III, 62, has been Chairman and Chief Executive Officer of MCN Energy Group Inc., a diversified global energy holding company, and its predecessor, since 1984. Mr. Glancy, upon conclusion of the Merger, became one of our directors and a member of the Compensation and Stock Option Committee of the Board.

MARK W. MEALY, 43, has been a Managing Director of First Union Capital Markets Corp. and its predecessor, Bowles Hollowell Conner & Co., an investment banking firm and a division of First Union Capital Markets Corp., since 1989. Mr. Mealy became a director of Morton Metalcraft Co. in 1995 and, upon conclusion of the Merger, became one of our directors and a member of the Audit Committee of the Board.

WILLEM F.P. DE VOGEL, 49, has been President since 1982 of Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Mr. de Vogel, upon conclusion of the Merger, became one of our directors and a member of the Audit Committee of the Board.


MORTON INDUSTRIAL GROUP MANAGEMENT TEAM

WILLIAM D. MORTON, 52, served as Chairman, Chief Executive Officer and President of Morton Metalcraft Co. from 1989 until 1998. At that time, he became Chairman, Chief Executive Officer and President of Morton Industrial Group, Inc.

THOMAS D. LAUERMAN, 45, joined Morton Industrial Group, Inc. in August, 1998 as Vice President of Finance and Treasurer. Mr. Lauerman has over 20 years experience in Finance and Administrative functions in manufacturing and is a certified public accountant.

DARYL R. LINDEMANN, 45, became Vice President of Finance, Secretary and Treasurer of Morton Metalcraft Co. in 1990. He also serves as Secretary of Morton Industrial Group, Inc. Mr. Lindemann is a certified public accountant.

ROBERT J. JANECZKO, PH.D., 59, serves as President and Chief Operating Officer of Morton Metalcraft Co. which he joined in June 1995. Prior to joining Morton Metalcraft Co., Dr. Janeczko spent 14 years with Deere & Co. in Quality and Supply Management.

PAUL J. SCHMITZ, 41, became President and Chief Operating Officer of Morton Custom Plastics in July, 1998. Mr. Schmitz has over 20 years experience in the Plastics and Composites industry. Mr. Schmitz served as Vice President and General Manager of the Molding Compounds division of Cytec Industries, Inc. and from 1993 to September 1997 was a General Manager of Fiberite Inc.



                         ------------------------------
                           6 Images Morton Metalcraft
                                   Locations

                         ------------------------------

SHAREHOLDER INFORMATION


CORPORATE OFFICES
Morton Industrial Group, Inc.
1021 W. Birchwood Street, Morton, Illinois 61550
Phone: (309) 263-3300; Fax: (309) 263-3216

STOCK LISTING
The common stock of Morton Industrial Group, Inc. is quoted on The NASDAQ Small Cap Market under the ticker symbol MGRP.

ANNUAL MEETING
The Annual Meeting of the Shareholders of Morton Industrial Group, Inc. will be held at the Bertha Frank Performing Arts Center, located at 350 N. Illinois Avenue in Morton, Illinois on Tuesday, June 13, 2000 at 11:00 a.m. (CDT)

STOCK TRANSFER AGENT AND REGISTRAR
For inquiries about stock transfers or address changes, Shareholders may contact:
American Stock Transfer & Trust Co.
40 Wall Street, 46th Floor
New York, New York 10005
Phone: (800) 937-5449

INVESTOR RELATIONS
Shareholders and prospective investors are welcome to call or write with questions or requests for additional information. Please direct inquiries to:
Kehoe, White, Van Negris & Company, Inc.
766 Madison Avenue
New York, New York 10021
Phone: (212) 396-0606, Fax: (212) 396-9025

INDEPENDENT AUDITORS
KPMG LLP, Indianapolis, Indiana

COUNSEL
Husch & Eppenberger LLC, Peoria, Illinois

ANNUAL REPORT ON FORM 10-K
Additional copies of this Annual Report and the Annual Report on form 10-K may be obtained without charge by writing to the Company at the address listed above. These reports are also available to the public on request as required by the Securities and Exchange Commission (SEC). These statements have not been reviewed or confirmed for accuracy or relevance by the SEC.


                  --------------------------------------------
                    6 Morton Custom Plastics Location Photos


                  --------------------------------------------

        --------------------------------
          Morton Industrial Group Logo


        --------------------------------



Morton Industrial Group, Inc.
1021 W. Birchwood Street
Morton, Illinois 61550
Phone: (309) 263-3300, Fax (309) 263-3216
www.mortongroup.com