Form 10-K, Exhibit 13
period 2000-12-31
MORTON INDUSTRIAL GROUP INC
filed 2001-04-02
CIK 64247

                  FULL-SERVICE CONTRACT MANUFACTURING

           MORTON INDUSTRIAL GROUP, INC. ANNUAL REPORT 2000

MISSION

    Morton Industrial Group, Inc.'s mission is to own and operate highly respected contract manufacturing suppliers who have significant relationships with industrial original equipment manufacturers.

    American industry is constantly changing, becoming more efficient. Morton Industrial Group, Inc. is changing with it by continually adopting new technologies and techniques to keep our customers ahead of the curve in an increasingly competitive global marketplace. As we move ahead, the business environment for Original Equipment Manufacturers holds unlimited promise for companies that can anticipate and satisfy market needs. As a full-service contract manufacturing ally, that job is made easier with Morton Industrial Group, Inc.

A FOCUS ON THE FUTURE.   [GRAPHIC]

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

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

TO OUR SHAREHOLDERS AND EMPLOYEES

    2000 was a much improved year for Morton Industrial Group, Inc. Revenues, which had been depressed because of Agricultural demand, have returned to very strong levels. This is not because of an Agricultural market recovery, but because of customer awards of several major projects that have and will continue to improve our top line growth. Expenses remained under control following a right-sizing by facility in 1999. Profitability has improved overall - dramatically in our Midwestern facilities - and should continue to strengthen going forward as we complete the assimilation of the 1999 acquisition of three strategically located Southeastern U.S. plastics facilities.

     These operational improvements are a direct result of the hard work and dedicated efforts of our employees and the focus and willpower of our management team. Without this exceptional effort throughout 2000, we would not have been able to meet the dramatic swing in demand we experienced from our customers, nor would we have been able to achieve our greatly improved quality performance. Both have positioned us for further growth and improved financial performance in the years ahead.

REVENUES
           Year       $Millions
           1998         151.2
           1999         219.3
           2000         278.8



EBITDA
           Year       $Millions
           1998          12.6
           1999           6.9
           2000          19.1




     Morton Industrial Group, Inc. remains confident in its strategic direction. Our two operating companies, Morton Metalcraft Co. and Morton Custom Plastics are now providing metal fabrications and plastic components and sub-assemblies to prestigious Original Equipment Manufacturers from twelve facilities in five states with over 2,400 employees. As we continue to deepen our customer relationships, we continue to be provided with additional opportunities to explore new programs with each of them. Also, we have added select, complementary new customers to each of our operating facilities. This growth has served to diversify our customer base and expand the breadth of our product offerings.

     Looking ahead, we remain committed to our mission of operating highly respected contract manufacturing suppliers who have significant relationships with industrial original equipment manufacturers. We believe we have a viable strategy, great customers, dedicated employees, and a strong management team and remain very optimistic about our long-term future. In many ways, we are just getting started. Thank you for your support during the last couple of challenging years. We look forward to an improved year in 2001.




                                     /s/ William D. Morton  [GRAPHIC]
                                     William D. Morton
                                     Chairman and Chief Executive Officer


BOARD OF DIRECTORS

         WILLIAM D. MORTON, 53, served as Chairman, Chief Executive Officer and President of Morton Metalcraft Co. from 1989 until its merger with MLX Corp in 1998. At that time, he became Chairman, Chief Executive Officer and President of Morton Industrial Group, Inc.

         FRED W. BROLING, 65, has served as Chairman of the Board and Chief Executive Officer of US Precision Glass Company since 1998. He served as Chairman of the Board and Chief Executive Officer of Plastic Specialties & Technologies, Inc. from 1983 to 1998 and PureTec Corporation from 1995 to 1998. Mr. Broling became a director of Morton Metalcraft Co. in 1989, and upon conclusion of the Merger, became one of our directors and a member of the Compensation and Stock Option Committee and is a member of the Audit Committee of the Board.

         ALFRED R. GLANCY III, 63, has been Chairman and Chief Executive Officer of MCN Energy Group Inc., a diversified global energy holding company, and its predecessor, since 1984. Mr. Glancy, upon conclusion of the Merger, became one of our directors and a member of the Compensation and Stock Option Committee and is a member of the Audit Committee of the Board.

         MARK W. MEALY, 44, has been a Managing Director and currently serves as Head of the Mergers & Acquisition Group of First Union Securities, Inc. and its predecessor, Bowles Hollowell Connor & Co., an investment banking firm, since 1989. Mr. Mealy became a director of Morton Metalcraft Co. in 1995, and upon conclusion of the Merger, became one of our directors.

         WILLEM F.P. DE VOGEL, 50, has been President since 1982 of Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Mr. de Vogel, upon conclusion of the Merger, became one of our directors and a member of the Audit Committee of the Board.

MANAGEMENT TEAM


         WILLIAM D. MORTON, 53, served as Chairman, Chief Executive Officer and President of Morton Metalcraft Co. from 1989 until 1998. At that time, he became Chairman, Chief Executive Officer and President of Morton Industrial Group, Inc.

         THOMAS D. LAUERMAN, 46, joined Morton Industrial Group, Inc. in August, 1998 as Vice President of Finance and Treasurer. Mr. Lauerman has over 20 years experience in Finance and Administrative functions in manufacturing and is a certified public accountant.

         DARYL R. LINDEMANN, 46, became Vice President of Finance, Secretary and Treasurer of Morton Metalcraft Co. in 1990. He also serves as Secretary of Morton Industrial Group, Inc. Mr. Lindemann is a certified public accountant.

         ROBERT J. JANECZKO, Ph.D., 60, serves as President and Chief Operating Officer of Morton Metalcraft Co. which he joined in June, 1995. Prior to joining Morton Metalcraft Co., Dr. Janeczko spent 14 years with Deere & Co. in Quality and Supply Management.

         PAUL J. SCHMITZ, 42, became President and Chief Operating Officer of Morton Custom Plastics in July, 1998. Mr. Schmitz has over 20 years experience in the Plastics and Composites industry. Mr. Schmitz served as Vice President and General Manager of the Molding Compounds division of Cytec Industries, Inc. and from 1989 to September, 1997 was a General Manager of Fiberite Inc.

SHAREHOLDER INFORMATION

CORPORATE OFFICES

Morton Industrial Group, Inc.
1021 W. Birchwood Street
Morton, Illinois 61550
Phone: (309) 263-3300
Fax: (309) 263-3216

STOCK LISTING

The common stock of Morton Industrial Group, Inc. is quoted on The Nasdaq Small Cap Market under the ticker symbol MGRP.

ANNUAL MEETING

The Annual Meeting of the Shareholders of Morton Industrial Group, Inc. will be held at the Hilton Charlotte University Place, 8629 J.M. Keynes Drive, Charlotte, NC at 10:00 a.m. Eastern Time on June 12, 2001.

STOCK TRANSFER AGENT AND REGISTRAR

For inquiries about stock transfers or address changes, Shareholders may contact:

American Stock Transfer & Trust Co.
59 Maiden Lane
New York, New York 10007
Phone: (800) 937-5449


INVESTOR RELATIONS
Shareholders and prospective investors are welcome to call or write with questions or requests for additional information. Please direct inquiries to:

Kehoe, White, Van Negris & Company, Inc.
766 Madison Avenue
New York, New York 10021
Phone: (212) 396-0606
Fax: (212) 396-9025

INDEPENDENT AUDITORS
KPMG LLP Indianapolis, Indiana

COUNSEL
Husch & Eppenberger LLC
Peoria, Illinois

ANNUAL REPORT ON FORM 10-K
Additional copies of this Annual Report and the Annual Report on Form 10-K may be obtained without charge by writing to the Company at the address listed above. These reports are also available to the public on request as required by the Securities and Exchange Commission (SEC). These statements have not been reviewed or confirmed for accuracy or relevance by the SEC.

MORTON INDUSTRIAL GROUP, INC. is a contract manufacturer of highly engineered components and sub-assemblies for industrial original equipment manufacturers. Its products include metal fabrications, thermoformed and injection molded components and assemblies for a broad range of industry segments which include the construction equipment, agricultural equipment, aerospace, home appliance, computer equipment and recreational vehicle industries. Morton's superior competitive strengths have resulted in strong, focused relationships with its prestigious customer base. Its twelve manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to its customers' manufacturing and assembly facilities. Morton's principal customers include B/E Aerospace, Caterpillar Inc., Compaq Computer Corporation, Deere & Company, EMC Corp., General Electric Company, Honda and Polaris Industries.

[LOGO]  CUSTOM PLASTICS LOCATIONS

[GRAPHIC]
MIDWEST DIVISION
2360 Grand Avenue, PO Box 65337
West Des Moines, Iowa 50265
Phone: (515) 225-6707
Fax: (515) 225-9673

[GRAPHIC]
SOUTHEAST DIVISION
5685 Hwy. 49 South, PO Box 579
Harrisburg, North Carolina 28075
Phone: (704) 455-5191
Fax: (704) 455-5025

[GRAPHIC]
SOUTHEAST DIVISION
130 Morton Drive, PO Box 378
St. Matthews, South Carolina 29135
Phone: (803) 655-6000
Fax: (803) 655-5678

[GRAPHIC]
FABRICATION DIVISION
4287 Stough Road
Concord, North Carolina 28075
Phone: (704) 455-5191
Fax: (704) 455-5025

[GRAPHIC]
FABRICATION DIVISION
5685 Hwy. 49 South, PO Box 579
Harrisburg, North Carolina 28075
Phone: (704) 455-5191
Fax: (704) 455-5025

[GRAPHIC]
CENTRAL DIVISION
655 Industrial Drive, PO Box 1160
Lebanon, Kentucky 40033
Phone: (270) 692-0901
Fax: (270) 692-0411

[LOGO] METALCRAFT CO. LOCATIONS

[GRAPHIC]
MORTON WEST
1021 W. Birchwood Street
Morton, Illinois 61550
Phone: (309) 266-7176
Fax: (309) 263-1866

[GRAPHIC]
MORTON EAST
400 Detroit Avenue
Morton, Illinois 61550
Phone: (309) 263-3299
Fax: (309) 263-1854

[GRAPHIC]
PEORIA, IL
2223 W. Altorfer Drive
Peoria, Illinois 61615
Phone: (309) 589-8550
Fax: (309)589-8581

[GRAPHIC]
APEX, NC
2080 E. Williams Street
Apex, North Carolina 27502
Phone: (919) 363-1630
Fax: (919) 363-1103

[GRAPHIC]
WELCOME, NC
835 Salem Road
Welcome, North Carolina 27374
Phone: (336) 731-5700
Fax: (336) 731-8005

[GRAPHIC]
HONEA PATH, SC
534 Corbin Road
Honea Path, South Carolina 29654
Phone: (864) 369-1800
Fax: (864) 369-9022


OUR TWELVE MANUFACTURING FACILITIES IN THE MIDWESTERN AND SOUTHEASTERN UNITED STATES ARE STRATEGICALLY LOCATED NEAR OUR CUSTOMERS' MANUFACTURING AND ASSEMBLY FACILITIES.