Form 10-K405, Exhibit 13
period 2001-12-31
MORTON INDUSTRIAL GROUP INC
filed 2002-04-01
CIK 64247

[MORTON LOGO]

1021 W. Birchwood Street
Morton, Illinois 61550

P 309 263-263-3300
F 309 263-3216

www.mortongroup.com

MORTON INDUSTRIAL GROUP, INC.

[MORTON LOGO]

[GRAPHIC]

MORTON INDUSTRIAL GROUP, INC.

FULL SERVICE CONTRACT MANUFACTURING

MORTON INDUSTRIAL GROUP, INC.

M I S S I O N

Morton Industrial Group, Inc.'s mission is to own and operate highly respected contract manufacturing suppliers who have significant relationships with industrial original equipment manufacturers.

POSITIONING FOR THE FUTURE

Manufacturing has been challenged by the longest economic constriction since the Great Depression of 1928. Faced with economic uncertainty and global competitive pressures, American industry has responded by adopting new technology, lean manufacturing techniques and aligning with only the most efficient members of the supply network. Morton Industrial Group, Inc. has maintained and grown market share with our prestigious customer base because, like them, we have aggressively eliminated non-value added costs while pursuing new technologies and manufacturing techniques.

[GRAPHIC]

SHAREHOLDER INFORMATION

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

CORPORATE OFFICES

Morton Industrial Group, Inc.
1021 W. Birchwood Street
Morton, Illinois 61550
Phone: (309) 263-3300
Fax: (309) 263-3216

STOCK LISTING

The common stock of Morton Industrial Group, Inc. is quoted on The Nasdaq Small Cap Market under the ticker symbol MGRP.

ANNUAL MEETING

The Annual Meeting of the Shareholders of Morton Industrial Group, Inc. will be held at the Bertha Frank Performing Arts Center, located at 350 N. Illinois Avenue in Morton, Illinois on Tuesday, June 11, 2002 at 10:00 a.m. (CDT).

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

MORTON METALCRAFT CO. LOCATIONS

[GRAPHIC]

[MORTON LOGO]

M O R T O N  I N D U S T R I A L  G R O U P , I N C .
is a contract manufacturer of highly engineered components and sub-assemblies for industrial original equipment manufacturers. Its products include metal fabrications, thermoformed and injection molded components and assemblies for a broad range of industry segments which include the construction equipment, agricultural equipment, aerospace, home appliance, computer equipment and recreational vehicle industries. Morton's superior competitive strengths have resulted in strong, focused relationships with its prestigious customer base. Its twelve manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to its customers' manufacturing and assembly facilities. Morton's principal customers include B/E Aerospace, Caterpillar Inc., Compaq Computer Corporation, Deere & Company, EMC Corp., General Electric Company and Honda.

[GRAPHIC]

                          1021 W. Birchwood Street
MIDWEST DIVISION          Morton, Illinois 61550
                          Phone: (309) 266-7176
                          Fax: (309) 263-1866

                          400 Detroit Avenue
                          Morton, Illinois 61550
                          Phone: (309) 263-3299
                          Fax: (309) 263-1854

                          2223 W. Altorfer Drive
                          Peoria, Illinois 61615
                          Phone: (309)589-8550
                          Fax: (309)589-8581

                          2080 E. Williams Street
SOUTHEAST DIVISION        Apex, North Carolina 27502
                          Phone: (919) 363-1630
                          Fax: (919) 363-1103

                          835 Salem Road
                          Welcome, North Carolina 27374
                          Phone: (336) 731-5700
                          Fax: (336) 731-8005

                          534 Corbin Road
                          Honea Path, South Carolina 29654
                          Phone: (864) 369-1800
                          Fax: (864) 369-9022

MORTON CUSTOM PLASTICS LOCATIONS

[GRAPHIC]

[MORTON LOGO]

                          2360 Grand Avenue, PO Box 65337
MIDWEST DIVISION          West Des Moines, Iowa 50265
                          Phone: (515) 225-6707
                          Fax: (515) 225-9673

                          7301 Caldwell Road
SOUTHEAST MOLDING         Harrisburg, North Carolina 28075
DIVISION                  Phone: (704) 454-1278
                          Fax: (704) 454-1311

                          130 Morton Drive, PO Box 378
                          St. Matthews, South Carolina 29135
                          Phone: (803) 655-6000
                          Fax: (803) 655-5678

                          5685 Hwy. 49 South, PO Box 579
FABRICATION DIVISION      Harrisburg, North Carolina 28075
                          Phone: (704) 455-5191
                          Fax: (704) 455-5025

                          4287 Stough Road
                          Concord, North Carolina 28075
                          Phone: (704) 455-5191
                          Fax: (704) 455-5025

                          655 Industrial Drive, PO Box 1160
CENTRAL DIVISION          Lebanon, Kentucky 40033
                          Phone: (270) 692-0901
                          Fax: (270) 692-0411

                          OUR TWELVE MANUFACTURING
                          FACILITIES IN THE MIDWESTERN
                          AND SOUTHEASTERN UNITED
                          STATES ARE STRATEGICALLY LOCATED
                          NEAR OUR CUSTOMERS' MANUFACTURING
                          AND ASSEMBLY FACILITIES.

BOARD OF DIRECTORS

          WILLIAM D. MORTON, 54, served as Chairman, Chief Executive Officer and President of Morton Metalcraft Co. from 1989 until its merger into Morton Industrial Group, Inc. in 1998. At that time, he became Chairman, Chief Executive Officer and President of Morton Industrial Group, Inc.

          FRED W. BROLING, 66, served as Chairman of the Board and Chief Executive Officer of US Precision Glass Company since 1998. He served as Chairman of the Board and Chief Executive Officer of Plastics Specialties and Technologies, Inc. from 1983 to 1998 and PureTec Corporation from 1995 to 1998. Mr. Broling became a director of Morton Metalcraft Co. in 1989, and upon conclusion of the merger, a Morton Industrial Group, Inc. director and is a member of the Compensation and Stock Option Committee and is a member of the Audit Committee of the Board.

          MARK W. MEALY, 45, has been a Managing Director and currently serves as Head of Commercial & Industrial Corporate Finance and
          Mergers & Acquisition Group at Wachovia Securities, Inc. Mr. Mealy became a director of Morton Metalcraft Co. in 1995, and upon conclusion of the merger, a Morton Industrial Group, Inc. director.

          WILLEM F.P. DE VOGEL, 51, has been President since 1982 of Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Mr. de Vogel became a Morton Industrial Group, Inc. director in 1998 and is a member of the Audit Committee of the Board.

MANAGEMENT TEAM

          BRIAN R. DOOLITTLE, Vice President of Sales & Engineering, Morton Metalcraft Co.

          BRIAN L. GEIGER, Vice President of Operations, Morton Metalcraft Co.

          ROBERT J. JANECZKO, PH.D., President & Chief Operating Officer, Morton Metalcraft Co.

          HASKELL G. KNIGHT, President & Chief Operating Officer, Morton Custom Plastics

          THOMAS D. LAUERMAN, Chief Financial Officer, Treasurer and Vice President of Finance of Morton Industrial Group, Inc.

          DARYL R. LINDEMANN, Secretary, Morton Industrial Group, Inc. and Vice President of Finance & Support Services, Morton Metalcraft Co.

          WILLIAM D. MORTON, Chairman and Chief Executive Officer, Morton Industrial Group, Inc., Morton Metalcraft Co. and Morton Custom Plastics

          CRUGAR B. TUTTLE, General Manager and Vice President, Morton Custom Plastics

TO OUR SHAREHOLDERS AND EMPLOYEES

[PHOTO OF WILLIAM D. MORTON]

          After surviving the 1999 agricultural depression, the 2000 construction recession, and the 2001 general economic downturn, we found ourselves, our customers, and our country responding to the national crisis resulting from the 9/11/01 terrorist attacks on New York City and Washington D.C. and our corresponding "War on Terrorism". Customers have had, in almost all cases, reduced demand for their products. Overall, this economic softening has resulted in our 2001 revenues being off from 2000 by 15% instead of an expected increase of about the same amount.

          In the years prior to this current environment of uncertainty, (during 1998, 1999 and 2000), we expanded our production capacity in response to major customer opportunities and sought attractive strategic acquisitions. Today we find ourselves with excellent but underutilized assets which are well positioned to respond to the economic recovery anticipated in late 2002.

          Across our organization, we have made dramatic improvements in the efficiencies of our operations. The management structure has been flattened, staffing has been reduced from a peak of 3,000 full-time equivalents in early 2000 to a current level below 1,850. At the same time, facilities are being consolidated in both our metals and plastics businesses.

          Each of our factories has engaged outside resources to lean out their respective manufacturing activities with improvements at varying stages of implementation. We have utilized Value Added Supply Team
          (VAST) methodology to implement a results oriented cultural change in our Midwest locations, lowering our cost structures dramatically. We are now implementing 6 Sigma at all company locations which will continue to help drive us to world class standards during 2002 and beyond.

          Competing in a global economy will continue to be challenging in 2002. But we continue to manage for the long term and will emerge from the recession with a strong market position, a lower cost structure, a talented work force and a superior supplier network. The business strategies we are pursuing today will put us in a solid position to grow profitably and provide attractive returns for our stakeholders.

          We appreciate your support during this very difficult year.

          /s/ William D. Morton
          ---------------------
          William D. Morton
          Chairman and Chief Executive Officer