Form 10-K, Exhibit 13
period 2002-12-31
MORTON INDUSTRIAL GROUP INC
filed 2003-03-31
CIK 64247

QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 13

ANNUAL REPORT 2002

MORTON INDUSTRIAL GROUP, INC.

Full Service Contract Manufacturing

        MORTON INDUSTRIAL GROUP, INC.'s mission is to own and operate highly respected contract manufacturing suppliers who have significant relationships with a diverse group of industrial original equipment manufacturers.

Positioning for the Future

        Morton Industrial Group, Inc. has focused internally during the economic constriction experienced during the last several years. We have adopted 6 Sigma methodology in all of our Company locations, which has improved quality and delivery performance while lowering our operating expense levels. Although we have not yet experienced unit volume increases from our existing customer base, these performance improvements have allowed us to gain new customers in diverse industries. We are, therefore, positioned for our shareholders to benefit as these volumes return to our facilities when the economy recovers.

To Our Shareholders, Employees, Customers and Suppliers

        We, like most American manufacturing companies, entered 2002 expecting our economy to improve during the last half of the year. This recovery did not materialize and given the global challenges in front of us, may not do so during 2003. This will extend further the longest running economic constriction in American manufacturing since the Great Depression of 1929.

        We have made the long-term viability of Morton Industrial Group, Inc. our primary objective during this lingering downturn. To assure this, we have refocused on our core business, Morton Metalcraft Co., and determined that our recent expansion into contract plastics manufacturing, which created Morton Custom Plastics in 1998 and expanded it in 1999, should be discontinued.

        On December 24, 2002, we sold all of the assets of our five Morton Custom Plastics facilities located in Harrisburg and Concord, North Carolina; St. Matthews, South Carolina; and Lebanon, Kentucky, to Wilbert, Inc., an established contract plastics manufacturer servicing common capital goods industry customers. We have also entered into discussions for the sale of the assets of our Morton Custom Plastics facility located in West Des Moines, Iowa, requiring that we classify this business as "assets held for sale" in our current financial statements.

        These actions allow us to concentrate all of our management attention on further developing Morton Metalcraft Co., our core business of contract metal fabrication manufacturing.

Key Achievements in 2002 That Position Our Company for Growth in 2003

        For all the challenges that the persistently weak marketplace presented in 2002, Morton Metalcraft Co. achieved some notable operational accomplishments including further developing internal efficiencies, diversifying our customer base, strengthening our Southeastern presence and continuing our consolidation and cost reduction activities.

        Internal Operational Excellence—We are pleased with the impact of our 6 Sigma initiative. This fact-based, decision-making methodology allows our employees to participate in improving the basic processes of our businesses. Currently we have 5 Black Belts and over 30 Green Belts involved in major projects targeted at lowering costs while improving quality and delivery for our customers and creating a better working environment for all of our employees.

        Diversification of Customers—We have initiated a major focus on diversifying our very prestigious customer base beyond the construction and agricultural industries we have historically served. To date, we have added customers who are leaders in the Recreational Vehicle and On-Highway Commercial Equipment industries. We are continuing this focus by targeting other growth industries while we expand further our market share with our existing and newly established customers.

        Strengthening of Our Southeastern Operations—We have many emerging new business opportunities in the targeted radius served by our three Morton Metalcraft Co. Southeastern facilities. To assure our support of these opportunities, we have relocated key management personnel, transferred assets, and committed significant support resources from our Midwestern Operations. We do so expecting that in several years, our Southeastern Operations will approach the scope and size of our Midwestern Operations.

        Consolidation of Midwestern Facilities—We remain on schedule to close our Peoria facility, one of our three locations in Central Illinois, during the summer of 2003. The close proximity of these three Midwestern plants has allowed for a smooth consolidation of Peoria's assets, employees and customers into our two recently expanded Morton plants without disruption. In preparation for this transition, extensive efforts continued to lean out further our Morton facilities to assure improved asset utilization at its culmination.

        In closing, we enter 2003 cautious of the global economic and political challenges that we and our customers are currently experiencing. But we do so with great optimism about the talent and resolve of our employees, the quality of our expanding customer base and the capabilities of our supplier network. Morton Industrial Group, Inc. has great confidence in our company's future, as well as in the long-term viability of the entire contract manufacturing industry.

        We would like to thank you, our shareholders, employees, customers and suppliers, for your patience and support during these difficult times. We look forward to an improved environment for all of us during 2003 and the years to come.

William D. Morton Chairman and Chief Executive Officer

        MORTON METALCRAFT CO., is a manufacturer of highly engineered components and sub-assemblies for industrial original equipment manufacturers. Its products include metal fabrications and assemblies for a broad range of industry segments which include the construction, agricultural and industrial equipment industries.

Midwest Operations:

•	1021 W. Birchwood Street Morton, Illinois 61550 Phone: 309.266.7176 Fax: 309.263.1866
•	400 Detroit Avenue Morton, Illinois 61550 Phone: 309.263.3299 Fax: 309.263.1854

        MORTON CUSTOM PLASTICS provides injection molded components and assemblies for a broad range of industries. Principal customers include Allsteel, Arctic Cat Inc., Deere & Company and Thermo King Corporation.

/*\	2360 Grand Avenue, PO Box 65337 West Des Moines, Iowa 50265 Phone: 515.225.6707 Fax: 515.225.9673

        MORTON METALCRAFT CO.'s superior competitive strengths have resulted in strong, focused relationships with its prestigious customer base. Its five manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to its customers' manufacturing and assembly facilities. Morton's principal customers include Caterpillar Inc., Deere & Company, Federal Signal Corporation, Hallmark Cards, Kubota Corporation and Winnebago Industries, Inc.

Southeast Operations:

•	2080 E. Williams Street Apex, North Carolina 27502 Phone: 919.363.1630 Fax: 919.363.1103
•	835 Salem Road Welcome, North Carolina 27374 Phone: 336.731.5700 Fax: 336.731.8005
•	534 Corbin Road Honea Path, South Carolina 29654 Phone: 864.369.1800 Fax: 864.369.9022

Board of Directors:

        William D. Morton, 55, serves as Chairman, Chief Executive Officer and President of Morton Industrial Group, Inc. and Morton Metalcraft Co. Mr. Morton became a director of Morton Metalcraft Co. in 1989 and upon conclusion of its merger into Morton Industrial Group, Inc. in 1998, a Morton Industrial Group, Inc. director.

        Fred W. Broling, 67, retired as Chairman of the Board and Chief Executive Officer of US Precision Glass Company in 2002. Mr. Broling became a director of Morton Metalcraft Co. in 1989, and upon conclusion of its merger into Morton Industrial Group, Inc. in 1998, a Morton Industrial Group, Inc. director. He is a member of the Compensation and Stock Option Committee and of the Audit Committee of the Board.

        Mark W. Mealy, 46, serves as Managing Director at Wachovia Securities, Inc. Mr. Mealy became a director of Morton Metalcraft Co. in 1995 and upon conclusion of its merger into Morton Industrial Group, Inc. in 1998, a Morton Industrial Group, Inc. director. He is a member of the Compensation and Stock Option Committee and of the Audit Committee of the Board.

Management Team:

        Brian R. Doolittle, Senior Vice President of Sales & Engineering, Morton Metalcraft Co.

        Brian L. Geiger, Senior Vice President of Operations, Morton Metalcraft Co.

        Robert J. Janeczko, Ph.D., President, Morton Custom Plastics

        Rodney B. Harrison, Vice President of Finance, Morton Industrial Group, Inc.

        Daryl R. Lindemann, Secretary, Morton Industrial Group, Inc. Senior Vice President of Finance and Support Services, Morton Metalcraft Co.

        William D. Morton, Chairman, Chief Executive Officer and President of Morton Industrial Group, Inc. and Morton Metalcraft Co.

Shareholder Information

        Safe Harbor" Statement Under The Private Securities Reform Litigation Act of 1995: This annual report contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements containing words "anticipates," "believes," "intends," "estimates," "expects," "projects," and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction and agricultural sales; risks associated with our acquisition strategy; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company's reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The forward looking statements contained herein speak only of the Company's expectation as of the date of this annual report. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.

Corporate Offices:

Morton Industrial Group, Inc.
1021 W. Birchwood Street
Morton, Illinois 61550
Phone: 309.266.7176
Fax: 309.263.1841

Stock Listing:

The common stock of Morton Industrial Group, Inc. is quoted on the OTC Market (OTC:MGRP).

Annual Meeting:

The Annual Meeting of the Shareholders of Morton Industrial Group, Inc. will be held at:
The Carolina Inn, located at
211 Pittsboro Street,
Chapel Hill, North Carolina
on Tuesday, June 10, 2003 at 10:00 a.m. (EDT)

Stock Transfer Agent and Registrar:

For inquiries about stock transfers or address changes, Shareholders may contact:

American Stock Transfer & Trust Co.
59 Maiden Lane
New York, New York 10007
Phone: 800.937.5449

Investor Relations:

Shareholders and prospective investors are welcome to call or write with questions or requests for additional information. Please direct inquiries to:

Van Negris & Company
766 Madison Avenue
New York, New York 10021
Phone: 212.396.0606
Fax: 212.396.9025

Independent Auditors:

KPMG LLP, Indianapolis, Indiana

Counsel:

Husch & Eppenberger LLC
Peoria, Illinois

Annual Report on Form 10-K:

Additional copies of this Annual Report and the Annual Report on Form 10-K may be obtained without charge by writing to the Company at the address listed above. These reports are also available to the public on request as required by the Securities and Exchange Commission (SEC). These statements have not been reviewed or confirmed for accuracy or relevance by the SEC.

Morton Industrial Group, Inc.
www.mortongroup.com

1021 W. Birchwood Street Morton, IL 61550
P: 309.266.7176    F: 309.263.1841

QuickLinks

  EXHIBIT 13
ANNUAL REPORT 2002 MORTON INDUSTRIAL GROUP, INC.