Form 10-K, Exhibit 13
period 2003-12-31
MORTON INDUSTRIAL GROUP INC
filed 2004-03-30
CIK 64247

                                                                      EXHIBIT 13


                                 (MORTON LOGO)

                         MORTON INDUSTRIAL GROUP, INC.

                                   (GRAPHIC)

                                 ANNUAL REPORT
                                      2003

1

OPTIMISTIC ECONOMIC OUTLOOK

The industries served by Morton Metalcraft Co. strengthened during the last half of 2003 and are projected to be even stronger in 2004. Our internal focus using 6 Sigma methodology has positioned the Company to be able to efficiently respond to our improving customer order board. We celebrate with our customers the positive economic environment and look forward to the benefit they and our shareholders will have as a result of it.

Morton Industrial Group, Inc.'s mission is to operate Morton Metalcraft Co., a highly respected contract manufacturing supplier who has significant relationships with a diverse group of industrial original equipment manufacturers.


(GRAPHIC)

                         MORTON INDUSTRIAL GROUP, INC.

            TO OUR SHAREHOLDERS, EMPLOYEES, CUSTOMERS AND SUPPLIERS

MORTON INDUSTRIAL GROUP, INC. entered 2003 continuing to experience the nearly four-year constriction in manufacturing in the U.S. economy. Orders received by our customers who serve the Construction, Agricultural and Commercial capital goods industries stabilized during the first three quarters of the year, firmed in the fourth quarter and, by the first quarter of 2004, began to escalate. The long-running recession in American manufacturing now appears to have come to an end.

                           KEY ACCOMPLISHMENTS IN 2003

Our decision last year to focus only on our core foundational metal fabrication business - Morton Metalcraft Co. - has proven to be a correct one. It has allowed us to bring to completion our Consolidation Strategy, show Positive Customer Performance trends and record Improved Financial Results. These Key Accomplishments in 2003 benefit all of our stakeholders and we believe position us well for the future.

     o CONSOLIDATION STRATEGY - Our consolidation strategy included closing our Peoria facility, exiting the last of our plastics businesses and lowering our corporate overhead, leaving us with a very competitive cost structure.

     o POSITIVE CUSTOMER PERFORMANCE - Our continued commitment to 6 Sigma methodology has produced positive trends in customer delivery, quality and cost management objectives and been rewarded by additional projects from our existing and new strategic customers.

     o IMPROVED FINANCIAL RESULTS - Our profitability in each quarter of 2003 resulted from revenue increasing 12.8% from $116.5 million in 2002 to over $131.4 million in 2003; gross profit increasing 20.4% from $15.0 million in 2002 to $18.1 million in 2003; and operating income increasing 65.3% from $2.9 million in 2002 to $4.8 million in 2003.

These Key Accomplishments in 2003 were the direct result of the commitment, dedication, resolve and hard work of our approximately 1,100 talented employees. Morton Metalcraft Co., therefore, has entered 2004 operationally leaner, financially stronger and positioned to respond positively to the economic recovery that we sense is beginning to materialize.

                        NEW BUSINESS ENVIRONMENT IN 2004

MORTON METALCRAFT CO.'S customers are prestigious members of American Industry. During this extended multi-year manufacturing recession, these leading Original Equipment Manufacturers have leaned out their businesses and held their inventories to very low levels. Now, with their customer orders strengthening, they have had to correspondingly increase their assembly line production schedules and release consistently stronger orders to their supplier network.

To support our customers in this new business environment, Morton Metalcraft Co. has, during the first quarter of 2004, added appropriate capacity by hiring Manpower, purchasing Machines and increasing our Material orders to our suppliers.

     o MANPOWER - during Q1, 2004, we have hired and trained over 200 new direct and indirect employees and will make further adjustments - required by changes in demand.

     o MACHINES - during Q1, 2004, we have purchased over a dozen pieces of key manufacturing equipment principally expanding capacity in our First Operations laser departments.

     o MATERIAL - during Q1, 2004, we have increased the flow of purchased material with cosmetically sensitive sheet steel, which is the most difficult material to secure because of the challenges currently being experienced by the U.S. Steel Industry.

We are confident about our ability to respond in support of our customers in this new business environment. Our optimism is based on our continued faith in the excellent capacities of our supply network and the ongoing commitment and resolve of our now over 1,300 employees.

And finally, we are pleased to report that we have completed a new long-term capital structure which will adequately support our operations for years to come. Our profitability each quarter and the further debt reduction achieved during 2003, together with our agreement to redeem our preferred stock, have enabled us to establish new, long-term senior and subordinated debt credit facilities completed March 26, 2004.

                        AMERICAN INDUSTRY REMAINS STRONG

With the loss of jobs during the historic multi-year recession in manufacturing, many have predicted the weakening and eventual elimination of American Industrial companies due to increased global competition. We see it differently. Just as the ingenuity of the American manufacturer made it possible to counter the threat from Japan in the 1980s and from Mexico in the 1990s, we are now learning to use technology and logistics to maintain profitability as we compete with the emerging challenges now presented by China and India.

2004 has clearly brought a new business environment to American Industry and it appears we are adjusting quickly again. Profits are up in the manufacturing sector of the U.S. economy and based on our customers' current sense of optimism, we believe they will stay that way for the foreseeable future. We at Morton Industrial Group, Inc. are proud to be a part of American Industry which continues to be a very important part of the overall U.S. economy and the fabric of our American way of life.

                                  IN CONCLUSION

We again express our sincere appreciation to you, our Shareholders, Employees, Customers and Suppliers, for your continued support during these recent lean years and now as we see the manufacturing sector of the U.S. economy recovering. We hope this positive trend will continue for all of us to enjoy together for the rest of 2004 and many years to come.


                                                   /s/ William D. Morton
                                                   William D. Morton
                                                   Chairman and CEO

3

MORTON METALCRAFT CO.,

is a manufacturer of highly engineered components and sub-assemblies for industrial original equipment manufacturers. Its products include metal fabrications and assemblies for a broad range of industry segments which include the construction, agricultural and commercial equipment industries.

MIDWEST DIVISION

(PHOTO)                    1021 W. Birchwood Street
                           Morton, Illinois 61550
                           Phone: 309.266.7176
                           Fax: 309.263.1866


(PHOTO)                    400 Detroit Avenue
                           Morton, Illinois 61550
                           Phone: 309.263.3299
                           Fax: 309.263.1854


(GRAPHIC)



                             MORTON METALCRAFT CO.

MORTON METALCRAFT CO.'s

superior competitive strengths have resulted in strong, focused relationships with its prestigious customer base. Its five manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to its customers' manufacturing and assembly facilities. Morton's principal customers include Carrier Corporation, Caterpillar Inc., Deere & Co., Federal Signal Corporation, Hallmark Cards, Kubota Corporation and Winnebago Industries, Inc.


SOUTHEAST DIVISION

(PHOTO)                    2080 E. Williams Street
                           Apex, North Carolina 27502
                           Phone: 919.363.1630
                           Fax: 919.363.1103

(PHOTO)                    835 Salem Road
                           Welcome, North Carolina 27374
                           Phone: 336.731.5700
                           Fax: 336.731.8005

(PHOTO)                    534 Corbin Road
                           Honea Path, South Carolina 29654
                           Phone: 864.369.1800
                           Fax: 864.369.9022


(GRAPHIC)


                             MORTON METALCRAFT CO.

5

BOARD OF DIRECTORS

                           WILLIAM D. MORTON
                           56, serves as Chairman, Chief Executive Officer and President of Morton Industrial Group, Inc. and Morton Metalcraft Co. Mr. Morton became a director of Morton Metalcraft Co. in 1989 and upon conclusion of its merger into Morton Industrial Group, Inc. in 1998, a Morton Industrial Group, Inc. director.

                           FRED W. BROLING
                           68, retired as Chairman of the Board and Chief Executive Officer of US Precision Glass Company in 2002. Mr. Broling became a director of Morton Metalcraft Co. in 1989, and upon conclusion of its merger into Morton Industrial Group, Inc. in 1998, a Morton Industrial Group, Inc. director. He is a member of the Compensation and Stock Option Committee and of the Audit Committee of the Board.

                           MARK W. MEALY 46, serves as Head of the Mergers and Acquisitions Group at Wachovia Securities, Inc. Mr. Mealy became a director of Morton Metalcraft Co. in 1995 and upon conclusion of its merger into Morton Industrial Group, Inc. in 1998, a Morton Industrial Group, Inc. director. He is a member of the Compensation and Stock Option Committee and of the Audit Committee of the Board.

MANAGEMENT TEAM

                           BRIAN R. DOOLITTLE Sr. Vice President of Sales & Engineering, Morton Metalcraft Co.

                           BRIAN L. GEIGER Sr. Vice President of Operations, Morton Metalcraft Co.

                           RODNEY B. HARRISON Vice President of Finance, Morton Industrial Group, Inc.

                           DARYL R. LINDEMANN Secretary, Morton Industrial Group, Inc. Sr. Vice President of Finance and Support Services, Morton Metalcraft Co.

                           WILLIAM D. MORTON, Chairman, Chief Executive Officer and President of Morton Industrial Group, Inc. and Morton Metalcraft Co.


"Safe Harbor" Statement Under The Private Securities Reform Litigation Act of 1995: This annual report contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements containing words "anticipates," "believes," "intends," "estimates," "expects," "projects," and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction and agricultural sales; the availability of working capital; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company's reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The forward looking statements contained herein speak only of the Company's expectation as of the date of this annual report. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.


                         MORTON INDUSTRIAL GROUP, INC.

SHAREHOLDER INFORMATION


CORPORATE OFFICES

  Morton Industrial Group, Inc.
  1021 W. Birchwood Street
  Morton, Illinois 61550
  Phone: 309.266.7176
  Fax: 309.263.1841

STOCK LISTING

The common stock of Morton Industrial Group, Inc. is quoted on the OTC Market (OTC:MGRP).

ANNUAL MEETING

The Annual Meeting of the Shareholders of Morton Industrial Group, Inc. will be held at Bertha Frank Performing Arts Center located at 350 N. Illinois Avenue, Morton, Illinois 61550 on Tuesday, June 8, 2004 at 10:00 a.m. (CDT).

STOCK TRANSFER AGENT AND REGISTRAR

For inquiries about stock transfers or address changes, Shareholders may contact:

American Stock Transfer & Trust Co.
59 Maiden Lane
New York, New York 10007
Phone: 800.937.5449

INVESTOR RELATIONS

Shareholders and prospective investors are welcome to call or write with questions or requests for additional information. Please direct inquiries to:

Van Negris & Company
1120 Avenue of the Americas-Suite 4100
New York, New York 10036
Phone: 212.626-6730
Fax: 212.626-6732


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

All of the Company SEC Filings can be viewed from the Company's website www.mortongroup.com and "clicking" SEC Offsite Filings.


                         MORTON INDUSTRIAL GROUP, INC.

                          MORTON INDUSTRIAL GROUP, INC.
                              www.mortongroup.com

                    1021 W. Birchwood Street Morton, IL 61550
                        P: 309.266.7176   F: 309.263.1841