Form 10-K, Exhibit 13
period 2004-12-31
MORTON INDUSTRIAL GROUP INC
filed 2005-03-29
CIK 64247

(MORTON LOGO)

                                      2004


Morton Industrial Group, Inc.
Annual Report

The Construction, Agricultural, and Commercial capital goods industries served by Morton Metalcraft Co. strengthened significantly in 2004 and are projected to be even stronger in 2005. Our continued internal operating focus, using 6 Sigma methodologies, has allowed us to efficiently add the necessary capacity to respond to our improved customer order board. We celebrate with our customers the positive economic environment and look forward to the benefit they and our shareholders will have as a result of it.

                                  CELEBRATE 04
                                   (PHOTOS)

1 Optimistic Economic Outlook

MORTON INDUSTRIAL GROUP, INC. OPERATES MORTON
METALCRAFT CO., A HIGHLY RESPECTED CONTRACT
FABRICATION SUPPLIER WHO HAS SIGNIFICANT
RELATIONSHIPS WITH A DIVERSE GROUP OF INDUSTRIAL
ORIGINAL EQUIPMENT MANUFACTURERS.

2004 WAS AN IMPROVED YEAR for the U.S. Economy, American Industry and Morton Metalcraft Co. Our prestigious Customers who serve the Construction, Agricultural and Commercial capital goods industries experienced very strong demand throughout 2004 that is continuing into 2005. This dramatic improvement occurred at the end of a long manufacturing constriction which ended abruptly. It resulted, in our judgment, primarily from our nation's quick and responsive reaction to the terrorism acts of 9-11, the stimulus created by the Bush Administration tax cuts and favorable monetary policy by the Federal Reserve.

The convergence of these economic events resulted in not just improved demand, but dramatically improved demand. Customer order requirements across the industry were up on the average 25% with some product segments exceeding 50%. We had clearly entered a New Business Environment which created a different set of challenges for us in 2004.

KEY CHALLENGES OF 2004

Morton Metalcraft Co. employees spent the first half of 2004 attempting to expand capacity fast enough to meet our Customers' increased assembly line requirements. During this period we added manpower, machines and materials in support of these new production schedules.

MANPOWER--We hired and trained nearly 350 new direct and indirect employees.

MACHINES--We purchased over 20 major pieces of manufacturing equipment.

MATERIALS--We increased the flow of cosmetically sensitive sheet steel from a strained industry.

By midyear 2004, we had essentially caught up to our increased customer demand. That effort during Q1 and Q2, however, caused us to carry additional expense, sacrificing short-term earnings to secure longer-term customer satisfaction. A more normal business environment then began to emerge in Q3 and then stabilized in Q4. With sufficient capacity now in place, we expect 2005 to produce improved performance for our Customers and ongoing stable financial results for the Company. Morton Metalcraft Co. remains committed to the use of 6 Sigma methodologies which continues to improve efficiencies throughout the Company.

OUTLOOK FOR 2005

Most industry experts suggest that in 2005 the Construction, Agricultural and Commercial capital good industries will remain strong. This strengthened environment and the flexibility provided by our new capital structure positions us well for the future. As a member of American Industry, we must now return to addressing the longer term threat of global competitiveness.

We believe there are many challenges facing the Construction, Agricultural and Commercial original equipment manufacturers and the respective members of the supply network that is serving them. But we also know that only a few very prepared companies will be able to respond to these challenges and meet them successfully. We intend to be one of them. What will separate us in the future will be our ability to intensively focus on significantly improving our manufacturing flexibility while achieving even higher Quality performance standards for our industry.


TO OUR SHAREHOLDERS, EMPLOYEES, CUSTOMERS AND SUPPLIERS

                          (PHOTO OF WILLIAM D MORTON)

                          William D. Morton
                          Chairman,
                          Chief Executive Officer and
                          President


IN CONCLUSION

This year validated again that the undying resolve of our valued Employees, in seeking to meet our Customers' changing needs, is what makes us a very special Company. And that is why we feel we are well positioned to respond to the emerging opportunities which appear to be available to us now and in the years to come. Thank you all for your efforts in 2004 and your continued commitment to Morton Metalcraft Co. during 2005 and beyond.


/s/ WILLIAM D. MORTON

MORTON METALCRAFT CO. is a manufacturer of highly engineered components and sub-assemblies for industrial original equipment manufacturers. Our products include metal fabrications and assemblies for a broad range of industry segments, which include the Construction, Agricultural and Commercial capital goods industries.

OUR superior competitive strengths have resulted in strong, focused relationships with our prestigious customer base. Our five manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to our customers' manufacturing and assembly facilities. Our principal customers include Carrier Corporation, Caterpillar Inc., Deere & Co., Hallmark Cards, Kubota Corporation and Winnebago Industries, Inc.

                                   STRATEGIC


3 Locations                                                   Midwest Operations

(PHOTO OF 1021 W. BIRCHWOOD        (PHOTO OF 400 DETROIT      (ILLINOIS MAP)
STREET LOCATION)                   AVENUE LOCATION)
1021 W. Birchwood Street           400 Detroit Avenue
Morton, Illinois 61550             Morton, Illinois 61550
309.266.7176                       309.263.3299
Fax: 309.263.1866                  Fax: 309.263.1854

534 Corbin Road                              835 Salem Road                    2080 E. Williams Street
Honea Path, South Carolina 29654             Welcome, North Carolina 27374     Apex, North Carolina 27502    SOUTHEAST OPERATIONS
864.369.1800                                 336.731.5700                      919.363.1630                  (NORTH CAROLINA MAP)
Fax: 864.369.9022                            Fax 336.731.8005                  Fax 919.363.1103
(PHOTO OF 534 CORBIN ROAD LOCATION)          (PHOTO OF 835 SALEM ROAD          (PHOTO OF 2080 E. WILLIAMS
                                             LOCATION)                         STREET LOCATION)

BOARD OF DIRECTORS

William D. Morton 57, serves as Chairman, Chief Executive Officer and President of Morton Industrial Group, Inc. and Morton Metalcraft Co. Mr. Morton became a director of Morton Metalcraft Co. in 1989 and upon conclusion of its merger into Morton Industrial Group, Inc. in 1998, a Morton Industrial Group, Inc. director.

Fred W. Broling 69, retired as Chairman of the Board and Chief Executive Officer of US Precision Glass Company in 2002. Mr. Broling became a director of Morton Metalcraft Co. in 1989, and upon conclusion of its merger into Morton Industrial Group, Inc. in 1998, a Morton Industrial Group, Inc. director. He is a member of the Compensation and Stock Option Committee and of the Audit Committee of the Board.

Mark W. Mealy 47, is a private investor and serves as the Lead Independent Director for Morton Industrial Group, Inc. Mr. Mealy was formerly Managing Director and Group Head of Mergers and Acquisitions at Wachovia Securities. Mr. Mealy became a director of Morton Metalcraft Co. in 1995 and upon conclusion of its merger into Morton Industrial Group, Inc. in 1998, a Morton Industrial Group, Inc. director. He is a member of the Compensation and Stock Option Committee and of the Audit Committee of the Board.

                                   EXPERIENCE


5 Board of Directors and Management Team

MANAGEMENT TEAM

Brian R. Doolittle                  Brian L. Geiger                    Rodney B. Harrison
Senior Vice President,              Senior Vice President,             Vice President,
Sales & Engineering                 Operations                         Finance
Morton Metalcraft Co.               Morton Metalcraft Co.              Treasurer
                                                                       Morton Industrial Group, Inc.
Daryl R. Lindemann                  William D. Morton
Senior Vice President,              Chairman,
Finance                             Chief Executive Officer,
Morton Metalcraft Co.               President
Chief Financial Officer             Morton Metalcraft Co. and
Secretary                           Morton Industrial Group, Inc.
Morton Industrial Group, Inc.



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

CORPORATE OFFICES                   INVESTOR RELATIONS                All of the Company
Morton Industrial Group, Inc.       Shareholders and prospective      SEC Filings can
1021 W. Birchwood Street            investors are welcome to call     be viewed from the
Morton, Illinois 61550              or write with questions or        Company's website
Phone:  309.266.7176                requests for additional           www.mortongroup.com
Fax:  309.263.1866                  information. Please direct        and "clicking" SEC
                                    inquiries to:                     Offsite Filings.
STOCK LISTING
The common stock of Morton          Van Negris & Company
Industrial Group, Inc. is           570 Lexington Ave.
quoted on the OTC Market            15th Floor
(OTC:MGRP).                         New York, New York 10022
                                    Phone:  212.759.0290
ANNUAL MEETING                      Fax:  212.759.9184
The Annual Meeting of the           Email:  info@vnegris.com
Shareholders of Morton
Industrial Group, Inc. will be      INDEPENDENT REGISTERED
held at The Siena Hotel             PUBLIC ACCOUNTING FIRM
located at 1505 E. Franklin         KPMG LLP
Street, Chapel Hill, NC on          Indianapolis, Indiana
Tuesday, June 7, 2005 at
10:00 a.m. (EDT).                   COUNSEL                           Shareholder
                                    Husch & Eppenberger LLC           Information
STOCK TRANSFER AGENT                Peoria, Illinois
AND REGISTRAR
For inquiries about stock           ANNUAL REPORT ON
transfers or address changes,       FORM 10-K
Shareholders may contact:           Additional copies of this
                                    Annual Report and the
American Stock                      Annual Report on Form 10-K
Transfer & Trust Co.                may be obtained without
59 Maiden Lane                      charge by writing to the
New York, New York 10007            Company at the address
Phone:  800.937.5449                listed above. These reports
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

(MORTON LOGO)

www.mortongroup.com
1021 W. Birchwood Street
Morton, Illinois 61550
Phone:  309.266.7176
Fax:  309.263.1866


(C) 2005 Morton Industrial Group, Inc.