Form 10-K, Exhibit 13
period 2005-12-31
MORTON INDUSTRIAL GROUP INC
filed 2006-03-31
CIK 64247

                                                                      EXHIBIT 13

                                 [MORTON LOGO]

                          MORTON INDUSTRIAL GROUP, INC.

                               2005 ANNUAL REPORT

                                    [IMAGE]

"...significantly adding value to our prestigious customers, the industries they serve and to each one of our lives as employees."

                                     Bill Morton
                                      Chairman,
                                  President and CEO

LETTER TO SHAREHOLDERS

[PICTURE]

STATE OF THE COMPANY

2005 was a very important year in the history of Morton Industrial Group, Inc. and its operating company, Morton Metalcraft Co. The general economy was strong with the Construction, Agricultural, and Commercial capital goods industries we serve quite robust. Our prestigious customers, in particular Caterpillar Inc. and Deere & Co., achieved record shipping and profitability levels. Their strength throughout the year provided a stable environment from which Morton Metalcraft Co. could continue its quest to achieve operating excellence using 6 Sigma methodologies. The result was very good performance for our company as well.

KEY ACCOMPLISHMENTS OF 2005

During 2004, we worked hard to add sufficient capacity to meet the dramatic increase in demand experienced by our customers. Throughout 2005, we were able to focus on creating efficiencies utilizing the new manpower, machines and materials we had put in place to support the higher levels of customer shipping requirements.

While we were expanding our capacity for our customers, we were also achieving lower cost targets. While we were achieving improved safety results for our employees, we were also increasing their incentive compensation participation. While we were lowering our overall debt to financial institutions, we were investing significantly in new assets throughout our factories. From nearly all perspectives, Morton Metalcraft Co. had a very progressive year in 2005!

OUTLOOK FOR 2006

Most industry experts suggest that the Construction and Commercial capital goods segments will remain strong in 2006, while the Agricultural segment appears to be softening modestly. Overall, our customer demand appears that it will be higher again this year. And, we are very excited that we have been able to introduce JLG Industries, Inc. as the newest member of our prestigious customer base during the early part of this year.

During 2006 we intend to successfully meet our customers' delivery and cost objectives and to improve our quality performance even further. We intend to successfully meet our employees' safety and incentive compensation objectives and to improve the working environments of each of our factories even further.

IN CONCLUSION

To provide an appropriate capital structure to support our growth, we have announced our intention to take Morton Industrial Group, Inc. private in a transaction led by Brazos Private Equity Partners, LLC. The recapitalization (details included in our enclosed 10-K) will result in our shareholders receiving a significant premium over the historic trading values for our stock. Shareholders are encouraged to read all relevant documents that we have filed and will file with the Securities and Exchange Commission regarding this recapitalization. As many of you have been shareholders for years, please let me thank you for your loyal support. We appreciate the ownership investment you have made in our Company and extend our best wishes to each of you in your future endeavors.

Finally, and most importantly, I'd like to express my appreciation to each of our dedicated employees. Together, you are doing your individual jobs better than many others who serve our marketplace. As a result, Morton Metalcraft Co. has become a company that stands above the performance of most of our competitors. By remaining focused on continuing to improve each aspect of our company's performance, we will again find that we are significantly adding value to our prestigious customers, the industries they serve and to each one of our lives as employees.

May 2006 be another good year for everyone involved with Morton Metalcraft Co.

/s/ WILLIAM D. MORTON

[PHOTO OF WILLIAM D. MORTON]

                            William D. Morton
                            Chairman,
                            President and
                            Chief Executive Officer

                                  CELEBRATE 05

[PICTURE]

OPTIMISTIC ECONOMIC OUTLOOK

Morton Industrial Group, Inc. operates Morton Metalcraft Co., a highly respected contract fabrication supplier who has significant relationships with a diverse group of industrial original equipment manufacturers.

The Construction, Agricultural, and Commercial capital goods industries served by Morton Metalcraft Co. strengthened significantly in 2005 and are projected to be even stronger in 2006. Our continued internal operating focus, using 6 Sigma methodologies, has allowed us to efficiently add the necessary capacity to respond to our improved customer order board. We celebrate with our customers the positive economic environment and look forward to the benefit they and our shareholders will have as a result.

LOCATIONS

                        MIDWEST AND SOUTHEAST OPERATIONS

                       [ILLINOIS AND NORTH CALIFORNIA IMAGE]

(PHOTO OF 1021 W. BIRCHWOOD     (PHOTO OF DEROIT
STREET LOCATION)                AVENUE LOCATION)
1011 W. Birchwood Street        400 Detroit Avenue
Morton, Illinois 61550          Morton, Illinois 61550
309.266.7176                    309.263.3299
Fax: 309.263.1866               Fax: 309.263.1854

(PHOTO OF CORBIN ROAD           (PHOTO OF SALEM ROAD             (PHOTO OF E. WILLIAM
LOCATION)                       LOCATION)                        STREET LOCATION)
534 Corbin Road                 835 Salem Road                   2080 E. Williams Street
Honea Path, South               Welcome, North Carolina 27374    Apex, North Carolina 27502
Carolina 29654                  336.731.5700                     919.363.1630
864.369.1800                    Fax 336.731.8005                 Fax 919.363.1103
Fax: 864.369.9022

STRATEGIC

[PICTURE]

Morton Metalcraft Co. is a manufacturer of highly engineered components and sub-assemblies for industrial original equipment manufacturers. Our products include metal fabrications and assemblies for a broad range of industry segments, which include the Construction, Agricultural and Commercial capital goods industries.

Our superior competitive strengths have resulted in strong, focused relationships with our prestigious customer base. Our five manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to our customers' manufacturing and assembly facilities. Our principal customers include Caterpillar Inc., Deere & Co., JLG Industries, Inc. and Kubota Corporation.

EXPERIENCE

BOARD OF DIRECTORS

[PHOTO OF WILLIAM D. MORTON]

William D. Morton
Chairman,
President and
Chief Executive Officer
Morton Industrial Group, Inc.
and Morton Metalcraft Co.

A University of Illinois Mechanical Engineering and Caterpillar Inc. Co-op graduate that led the 1989 buyout of Morton Metalcraft Co. from its founders and has overseen the growth of the business to its current level. The Morton Metalcraft Co./MLX merger formed Morton Industrial Group, Inc. At that time Mr. Morton, in addition to being President and CEO of Morton Metalcraft Co., became Chairman, President and CEO of Morton Industrial Group, Inc. He oversees the Company providing strategic leadership including selecting and managing Morton Metalcraft Co.'s key managers, participates actively with customers and our banking relationships and serves as Chairman of the Board of Directors.

[PHOTO OF MARK W. MEALY]

Mark W. Mealy
Director

Mark W. Mealy is a private investor. He was formerly Managing Director and Group Head of Mergers and Acquisitions at Wachovia Securities. Mr. Mealy became a director of Morton Metalcraft Co. in 1995 and upon conclusion of its merger into Morton Industrial Group, Inc. in 1998, a Morton Industrial Group, Inc. director. He is a member of the Compensation and Stock Option Committee and of the Audit Committee of the Board.

[PHOTO OF FRED W. BROLING]


Fred W. Broling
Director

Fred W. Broling retired as Chairman of the Board and Chief Executive Officer of US Precision Glass Company in 2002. Mr. Broling became a director of Morton Metalcraft Co. in 1989, and upon conclusion of its merger into Morton Industrial Group, Inc. in 1998, a Morton Industrial Group, Inc. director. He is a member of the Compensation and Stock Option Committee and of the Audit Committee of the Board.

SENIOR MANAGEMENT TEAM

[PHOTO OF BRIAN R. DOOLITTLE]

Brian R. Doolittle
Senior Vice President
Sales & Engineering
Morton Metalcraft Co.

A Purdue University Business graduate that joined the Company in 1992 and serves as our Senior Vice President of Sales & Engineering. Mr. Doolittle's focus is on customer base development and engineering and his responsibilities include coordinating customer, employee and board event functions.

[PHOTO OF BRIAN L. GEIGER]

Brian L. Geiger
Senior Vice President
Operations
Morton Metalcraft Co.

Brian L. Geiger was the 9th employee at Morton Metalcraft Co. holding down numerous jobs until he was named a Vice President in 1979. Mr. Geiger serves as Senior Vice President of Operations for Morton Metalcraft Co. He oversees Morton Metalcraft Co.'s five manufacturing facilities in the Midwest and the Southeast.

[PHOTO OF DARYL R. LINDEMANN]

Daryl R. Lindemann
Chief Financial Officer
Morton Industrial Group, Inc.
Senior Vice President
Finance
Morton Metalcraft Co.

A University of Illinois Accounting graduate and CPA that joined the Company in 1989, Mr. Lindemann has functioned as Chief Financial Officer of Morton Metalcraft Co. since joining the Company handling all accounting, information technology and human resource functions and our relationships with our auditors and bankers.

[PHOTO OF RODNEY B. HARRISON]

Rodney B. Harrison
Vice President
Finance
Morton Industrial Group, Inc.

An Illinois State University Accounting graduate and CPA joined Morton Industrial Group, Inc. in 1998 serving as Director of Finance. Mr. Harrison was named Vice President of Finance and Treasurer of the Company in 2003. He is responsible for financial reporting including SEC compliance, our relationship with our independent auditors and financial institutions and oversees risk management matters for the Company.

SHAREHOLDER INFORMATION

[PICTURE]

CORPORATE OFFICES

Morton Industrial Group, Inc.
1021 W. Birchwood Street
Morton, Illinois 61550
Phone: 309.266.7176
Fax: 309.263.1866

STOCK LISTING

The common stock of Morton
Industrial Group, Inc. is
quoted on the OTC Market
(OTC:MGRP).

STOCK TRANSFER AGENT
AND REGISTRAR

For inquiries about stock transfers
or address changes, Shareholders
may contact:
American Stock
Transfer & Trust Co.
59 Maiden Lane
New York, New York 10007
Phone: 800.937.5449

INVESTOR RELATIONS

Shareholders and prospective
investors are welcome to call
or write with questions or requests
for additional information. Please
direct inquiries to:
Van Negris & Company
1120 Avenue of the Americas,
Suite 4100
New York, New York 10036
Phone: 212.759.0290
Fax: 646.416.6318
Email: vn@vnegris.com

INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
KPMG LLP
Indianapolis, Indiana

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

                                  [MORTON LOGO]

                          Morton Industrial Group, Inc.

                               www.mortongroup.com
                            1021 W. Birchwood Street
                             Morton, Illinois 61550
                               Phone: 309.266.7176
                                Fax: 309.263.1866
                     (C) 2006 Morton Industrial Group, Inc.